Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
EMC CORPORATION
EMBRACE MERGER CORPORATION
VIRTUSTREAM GROUP HOLDINGS, INC.
AND
THE REPRESENTATIVE OF THE INDEMNIFYING STOCKHOLDERS
OF VIRTUSTREAM GROUP HOLDINGS, INC.

Dated as of May 22, 2015

SECTION 1 DEFINITIONS AND INTERPRETATIONS

1.1	Certain Definitions	2
1.2	Additional Definitions	16
1.3	Interpretation	16

SECTION 2 THE MERGER

2.1	The Merger	17
2.2	Closing	17
2.3	Effective Time	17
2.4	Effect of the Merger	17
2.5	Certificate of Incorporation; Bylaws; Corporate Records	17
2.6	Directors and Officers of the Surviving Corporation and Company Subsidiaries	18
2.7	Appointment of Stockholder Representative; Agreements Binding on Company Stockholders	18

SECTION 3 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

3.1	Effect on Capital Stock	18
3.2	Dissenting Holders	20
3.3	Company Options	21
3.4	Warrants	22
3.5	Escrow	22
3.6	Representative Fund	23
3.7	Surrender of Certificates	23
3.8	Further Action	26
3.9	Securityholder Schedule and Agreements	26

SECTION 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1	Organization and Good Standing of the Company; Company Organizational Documents; Company Directors and Officers	28
4.2	Capitalization	29
4.3	Company Subsidiaries	30
4.4	Company Options	31
4.5	Authority	31
4.6	No Conflict	32
4.7	Consents	32
4.8	Vote Required	33
4.9	Absence of Changes	33
4.10	Financial Statements; Controls	34
4.11	Absence of Undisclosed Liabilities; Indebtedness	35
4.12	Accounts Receivable	35
4.13	Taxes	35
4.14	Property and Sufficiency	38
4.15	Environmental Matters	39

( i)

(continued)

4.16	Material Contracts	39
4.17	Related Parties and Related Party Transactions	41
4.18	Insurance	41
4.19	Intellectual Property	41
4.20	Government Funding	47
4.21	Benefit Plans	47
4.22	Personnel	49
4.23	Litigation	51
4.24	Compliance with Instruments; Laws	51
4.25	Banking Relationships; Powers of Attorney	52
4.26	Books and Records; Company Names	52
4.27	Change in Control Payments	52
4.28	Brokers and Finders; Existing Discussions	52
4.29	Anti-Takeover Statute Not Applicable	53
4.30	No Implied Representations	53

SECTION 5 REPRESENTATIONS AND WARRANTIES BY PARENT AND MERGER SUB

5.1	Organization and Standing	53
5.2	Authority; No Conflict	53
5.3	Brokers and Finders	54
5.4	Ownership and Activities of Merger Sub	54
5.5	Financial Ability	54
5.6	Acknowledgment	54

SECTION 6 CONDUCT OF BUSINESS

6.1	Ordinary Course	54
6.2	Required Consent	55

SECTION 7 ADDITIONAL AGREEMENTS

7.1	Information Statement	59
7.2	Confidentiality; Access to Information	59
7.3	Public Disclosure	61
7.4	Regulatory Filings; Exchange of Information; Notification; Reasonable Efforts	61
7.5	Advise of Changes	62
7.6	Cooperation	63
7.7	Notice to Warrant Holders	63
7.8	Company Plans	63
7.9	Termination of Certain Agreements	64
7.10	No-Shop	64
7.11	Reserved	65
7.12	Indemnification of Officers and Directors of Company	65
7.13	Form S-8	65

( ii)

(continued)

SECTION 8 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER

8.1	Stockholder Approvals	66
8.2	No Order	66
8.3	Antitrust Approvals	66

SECTION 9 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND MERGER SUB

9.1	Representations, Warranties and Covenants	66
9.2	No Material Adverse Effect	67
9.3	Government and Other Third Party Approvals	67
9.4	Litigation and Legal Requirements	67
9.5	Employee Matters	67
9.6	Indebtedness	67
9.7	Reserved	68
9.8	Reserved	68
9.9	Reserved	68
9.10	Dissenting Shares	68
9.11	Joinder Agreements	68
9.12	Reserved	68
9.13	Deliveries	68
9.14	Open Source Code	68

SECTION 10 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

10.1	Representations, Warranties and Covenants	68
10.2	Deliveries	68

SECTION 11 CLOSING DELIVERIES

11.1	Closing Deliveries of the Company	69
11.2	Closing Deliveries of Parent	70

SECTION 12 SURVIVAL

12.1	Representations and Warranties of the Company and the Stockholder Representative	70
12.2	Covenants and Obligations of the Company, the Company Securityholders and the Stockholder Representative	71
12.3	Representations and Warranties, Covenants and Obligations of Parent and Merger Sub	71

SECTION 13 TERMINATION

13.1	Termination Prior to the Effective Time of the Merger	71

( iii)

(continued)

13.2	Notice of Termination; Effect of Termination	72

SECTION 14 FEES AND EXPENSES

14.1	General	73
14.2	Other	73

SECTION 15 INDEMNIFICATION

15.1	Indemnification of Parent Indemnified Parties	73
15.2	Remedy; Essential Terms	75
15.3	Notification of Claims	77
15.4	Third Party Actions	77
15.5	Definition of Damages	77
15.6	Treatment of Indemnification Payments	78
15.7	Investigation; No Company Recourse	78

SECTION 16 TAXES

16.1	Pre-Closing Tax Period; Straddle Period	78
16.2	Transfer Taxes	79
16.3	Dispute Resolution	79

SECTION 17 STOCKHOLDER REPRESENTATIVE

17.1	Powers of the Stockholder Representative	80
17.2	Claims by Parent	81
17.3	Notices	81
17.4	Agreement of the Stockholder Representative	81
17.5	Reimbursement and Liability of Stockholder Representative	82
17.6	Reliance on Stockholder Representative	82

SECTION 18 RELEASE

18.1	Release	83
18.2	Specific Term of Agreement	83

SECTION 19 MISCELLANEOUS

19.1	Notices	83
19.2	Successors and Assigns	84
19.3	Severability	85
19.4	Third Parties	85
19.5	Governing Law; Submission to Jurisdiction	85
19.6	Wavier of Jury Trial	86
19.7	Entire Agreement, Not Binding Until Executed	86
19.8	Amendments; No Waiver	86
19.9	Specific Enforcement	86

( iv)

(continued)

19.10	Conflicts	86

( v)

(continued)

EXHIBITS

Stockholder Written Consent	Exhibit A

Joinder Agreement	Exhibit B

Company Stockholder Letter of Transmittal	Exhibit C

Certificate of Merger	Exhibit D

Escrow Agreement	Exhibit E

Form of Securityholder Schedule	Exhibit F

( vi)

INDEX OF DEFINED TERMS

Accounting Firm	79	Company Subsidiaries	30
Acquisition Proposal	2	Company Subsidiary	30
Action of Divestiture	3	Company Transaction Expenses	5
Actions	51	Company's Registered Intellectual Property	42
Affiliate	3	Confidential Information	5
Aggregate Exercise Price	3	Confidentiality Agreement	60
Agreement	1	Consents	32
Audit	3	Contract	5
Balance Sheet	35	Controls	35
Bankruptcy and Equity Exceptions	32	Converted Nonvested Option Stock	20
Basket	75	Copyrights	5
Bonus Plan	3	D&O Indemnitees	65
Business Day	3	Damages	77
Bylaws	3	DGCL	1
Certificate of Merger	17	Disclosure Schedule	28
Change in Control Payments	3	Dissenting Shares	21
Charter	1	DOJ	6
Closing	17	Earnout Amount	6
Closing Cash Balance	3	Effect	9
Closing Company Debt	4	Effective Time	17
Closing Company Transaction Expenses	4	Employee	6
Closing Date	17	Employee Agreement	6
Closing Per Share Common Consideration	4	Employment Agreements	2
Closing Per Share Preferred Consideration	4	End Date	72
Closing Total Equity Consideration	4	Environmental Laws	6
Closing Vested Option Payment	4	ERISA	6
Code	4	ERISA Affiliate	6
Common Stock Warrant	4	Escrow Agent	22
Company	1	Escrow Agreement	22
Company Board	1	Escrow Amount	6
Company Borrowers	67	Escrow Fund	22
Company Common Stock	4	Escrow Period	71
Company Debt	4	Estimated Company Debt	6
Company Equity Plan	4	Estimated Company Transaction Expenses	6
Company Intellectual Property	43	Estimated Per Share Common Consideration	6
Company Option	4	Estimated Per Share Preferred Consideration	6
Company Organizational Documents	4	Estimated Total Equity Consideration	6
Company Plan	4	Estimated Vested Option Payment	7
Company Preferred Stock	5	Excess Closing Company Debt	7
Company Securities	1	Exchange Act	7
Company Securityholders	1	Extended Representations	71
Company Stock	1	FBAR Report	74
Company Stockholder Letter of Transmittal	5	Final Securityholder Schedule	26
Company Stockholders	1

( vii)

INDEX OF DEFINED TERMS
(continued)

Financial Statements	34	ORIX	67
Foreign Benefit Plan	48	Parent	1
Foreign Merger Laws	32	Parent Claim	73
Former Employee	7	Parent Common Stock	22
Former Service Provider	7	Parent Indemnified Parties	73
FTC	7	Participating Holder	8
Fully Diluted Common Share Number	7	Patent Cooperation Organization	11
GAAP	7	Patents	11
Government Contract	7	Payments Administrator	23
Government Authority	7	Payments Schedule	24
Hazardous Material	7	PCBs	39
Hazardous Materials Activity	8	Per Share Common Consideration	11
Hazardous Substance	39	Per Share Preferred Consideration	11
HSR Act	8	Permits	11
Indebtedness	8	Permitted Liens	11
Indemnifying Stockholder	8	Person	24
Indemnifying Stockholder Threshold	18	Personal Information	46
Industry Group	45	Potential 280G Benefits	11
Information Statement	59	Pre-Closing Period	54
Initial Securityholder Schedule	26	Preference Amount	12
Insurance Policies	41	Preference Payment	12
Intellectual Property	9	Preferred Stock Warrants	12
In-the-Money Option	9	Pro Rata Portion	12
IRS	9	Processing	46
ITAR	14	Proprietary Product	12
Joinder Agreements	1	Real Property Leases	38
Key Technology Contributor	9	Related Party	41
Knowledge	9	Representative Fund	13
Leased Premises	38	Representative Losses	82
Legal Requirements	9	Representatives	13
Lenders	67	Required Documentation	24
Liabilities	9	Requisite Preferred Holders	13
Liens	9	Requisite Stockholder Approval	33
Loan Agreements	67	Restricted Stock	13
Major Preferred Holders	9	Retention Bonus Plan	64
Material Adverse Effect	9	Securities Act	13
Material Contract	40	Series A Preferred Stock	13
Material IP Contracts	44	Series B Preferred Stock	13
Merger	1	Series C Preferred Stock	13
Merger Consideration	10	Series D Preferred Stock	13
Merger Sub	1	Service Provider	13
Nonvested Cash	20	Shareable Freeware	13
Nonvested Option Stock	10	Signing Joinders	2
Nonvested Stock	10	Software	13
Open Source Code	10	Stock Closing Payment	27
Open Source Software	10	Stockholder Debt	13
Option Exchange Ratio	10	Stockholder Representative	18
Option Stock	11	Stockholder Written Consent	1

( viii)

INDEX OF DEFINED TERMS
(continued)

Straddle Period	79	Transfer Taxes	79
Subsidiary	13	Treasury Regulations	15
Surviving Corporation	17	Unlimited Claim	71
SVB	67	Unvested Option	15
SVB Loan Agreements	67	Vested Option	15
Tax	14	Vested Option Employer Tax Obligation	15
Tax Actions	77	Vested Option Payment	21
Tax Authority	14	Vested Option Stock	15
Tax Law	14	Vested Stock	15
Tax Return	14	ViewTrust	15
Taxes	14	ViewTrust Agreement	15
Third-Party Action	77	WARN	15
Total Equity Consideration	14	Warrant Closing Payment	16
Total Stock Closing Payment	28	Warrant Holders	22
Trade Control Laws	14	Warrant Preference Payment	16
Trade Secrets	14	Warrant Termination Instrument	63
Trademarks	15	Warrants	15
Transfer Tax Returns	79

( ix)

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of May 22, 2015, by and among EMC Corporation, a Massachusetts corporation (“Parent”), Embrace Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Virtustream Group Holdings, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Stockholder Representative. The holders of all of the issued and outstanding capital stock of the Company (the “Company Stock”) are collectively referred to herein as the “Company Stockholders,” and the Company Stockholders, together with the holders of all other issued and outstanding equity securities of the Company, including securities convertible into, or exercisable or exchangeable for, equity securities of the Company (all such equity securities, including the Company Stock, the “Company Securities”), are collectively referred to herein as the “Company Securityholders.”
WHEREAS, pursuant to this Agreement, Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously, upon the terms and subject to the conditions set forth herein, (a) determined that this Agreement is advisable, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company Stockholders, (c) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (d) determined to recommend that the Company Stockholders approve and adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger;
WHEREAS, immediately following the execution of this Agreement by the Company, the Company shall duly take all lawful action to obtain the written consents of certain Company Stockholders, in the form attached hereto as Exhibit A (the “Stockholder Written Consent”), sufficient to approve and adopt this Agreement and approve each of the transactions contemplated hereby required to be approved by the Company Stockholders, including the Merger, which consents constitute the Requisite Stockholder Approval in accordance with the Certificate of Incorporation of the Company, as amended and in effect as of the date of this Agreement (the “Charter”), the Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), and the Company shall deliver evidence of such approval to Parent promptly following the receipt of the Requisite Stockholder Approval;
WHEREAS, the board of directors of Merger Sub has unanimously, upon the terms and subject to the conditions set forth herein, (a) determined that this Agreement is advisable, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Merger Sub and its sole stockholder, (c) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and (d) determined to recommend that the sole stockholder approve and adopt the transactions contemplated herein, including the Merger;
WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, in accordance with the DGCL;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Persons set forth on Section 9.11(a) of the Disclosure Schedule are executing and delivering Indemnifying Holder Joinder Agreements in the form attached hereto as Exhibit B (collectively, the “Joinder Agreements” and such Joinders being executed concurrently with the execution of this Agreement, the “Signing Joinders”), and certain other Persons set forth on Section 9.11(b) of the Disclosure Schedule will be executing and delivering Joinders following the date hereof, with the effectiveness of the Joinders, including the Signing Joinders, being contingent upon the consummation of the Merger;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain executive officers of the Company are executing and delivering offer letters and non-competition and non-solicitation agreements (collectively, the “Employment Agreements”), with the effectiveness of such Employment Agreements being contingent upon the consummation of the Merger;
WHEREAS, the Escrow Amount is to be treated as being set aside in connection with securing the Indemnifying Stockholders’ obligations under this Agreement; and
WHEREAS, the Indemnifying Stockholders’ indemnification obligations under SECTION 15 of this Agreement are a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:
SECTION 1
DEFINITIONS AND INTERPRETATIONS

1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” with respect to the Company, shall mean any offer, inquiry, indication of interest or proposal relating to any transaction or series of related transactions involving: (a) the sale, license, lease, transfer, disposition or acquisition of all or a substantial portion of (excluding sales of inventory and licensing of the Company’s products or services in the ordinary course of business consistent with past practice) the business or assets of the Company or any of the Company Subsidiaries; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than (A) Company Common Stock issued upon the exercise of Company Options, (B) Company Options or Restricted Stock issued in accordance with the terms of this Agreement, (C) Company Common Stock issued upon conversion of any shares of Company Preferred Stock outstanding as of the date hereof, (D) Company Common Stock or Company Preferred Stock, as the case may be, issued upon exercise of Warrants outstanding as of the date hereof or the conversion of any shares of Company Preferred Stock issued upon exercise of such Warrants or (E) Nonvested Stock acquired in accordance with the terms of the agreements pursuant to which such shares were granted), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than Company Options issued in accordance with the terms of this Agreement), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company (other than Company Options issued in accordance with the terms of this Agreement); (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company or any Company Subsidiary; (d) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of the Company Subsidiaries; or (e) any combination of the foregoing; provided, however, that the transactions between Parent, Merger Sub and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal.

“Action of Divestiture” shall mean the (a) sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any capital stock or assets or categories of assets of Parent, its Subsidiaries, the Company or any of the Company Subsidiaries or, following the Effective Time, any assets or categories of assets of the Surviving Corporation or its Subsidiaries, (b) imposition of any limitation or regulation on the ability of Parent to operate, directly or indirectly, its business, the business of its Subsidiaries or, following the Effective Time, the business of the Surviving Corporation or its Subsidiaries or (c) imposition of any limitation or regulation on Parent’s ownership or control, direct or indirect, of its Subsidiaries, the Company, the Company Subsidiaries or, following the Effective Time, the Surviving Corporation or its Subsidiaries.
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Aggregate Exercise Price” shall mean the aggregate exercise price of the Vested Options and the Warrants.
“Audit” shall mean any audit, assessment, claim, examination or other inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes.
“Bonus Plan” shall mean the transaction bonuses to be paid by the Company as outlined on Section 1.1(a) of the Disclosure Schedule.
“Business Day” shall mean the period from 12:01 a.m. through 12:00 midnight, Boston, Massachusetts time on any day of the year that is not a Saturday or a Sunday, on which national banking institutions in the Commonwealth of Massachusetts are open to the public for conducting business and are not required or authorized by law to close.
“Bylaws” shall mean the Bylaws of the Company as in effect as of the date of this Agreement.
“Change in Control Payments” shall mean the aggregate amount of all change in control, sale, “stay-around,” retention, severance or similar bonuses or payments or the value of any acceleration of benefits (other than the acceleration of awards under the Company Equity Plan, as required by their terms as in effect as of the date hereof) to any Employee, Former Employee, Service Provider, Former Service Provider or current or former director of the Company which shall be payable or effected solely as a result of entering into this Agreement or the consummation of the Merger; provided, that in no event shall Change of Control Payments include any payments to Company Securityholders in respect of Company Securities. For the avoidance of doubt, Change in Control Payments shall not include the value of any “double-trigger” acceleration of payments or benefits or severance obligations that become payable following the Closing as a result of the termination of employment of any Employee by Parent. For the avoidance of doubt, payments under the Bonus Plan shall not be a Change in Control Payment.
“Closing Cash Balance” shall mean the Company’s good faith estimate of unrestricted cash (provided, however, the amount of restricted cash set forth on Section 1.1(b) of the Disclosure Schedule shall be included for purposes of determining the Closing Cash Balance) short-term investments, marketable securities and any bank deposits of the Company or any Company Subsidiaries, in each case as of immediately prior to the Closing after deducting the aggregate amount of all outstanding but not yet cleared checks as of the Closing, any initiated but not yet completed wire transfers or other payment orders or instructions made or given by the Company or any Company Subsidiary at or prior to the Closing.
“Closing Company Debt” shall mean the Company’s good faith estimate of Company Debt delivered to Parent in accordance with Section 3.9(a)(ii).
“Closing Company Transaction Expenses” shall mean the Company’s good faith estimate of unpaid Company Transaction Expenses as of immediately prior to the Closing delivered to Parent in accordance with Section 3.9(a)(ii).
“Closing Per Share Common Consideration” shall mean the Company’s good faith estimate of Per Share Common Consideration delivered to Parent in accordance with Section 3.9(a)(ii).
“Closing Per Share Preferred Consideration” shall mean the Company’s good faith estimate of Per Share Preferred Consideration delivered to Parent in accordance with Section 3.9(a)(ii).
“Closing Total Equity Consideration” shall mean the Company’s good faith estimate of Total Equity Consideration delivered to Parent in accordance with Section 3.9(a)(ii).
“Closing Vested Option Payment” shall mean the Company’s good faith estimate of the Vested Option Payment delivered to Parent in accordance with Section 3.9(a)(ii).
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Common Stock Warrant” shall mean all warrants to purchase Company Common Stock as set forth in the Initial Securityholder Schedule, and updated in the Final Securityholder Schedule.
“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.
“Company Debt” shall mean the aggregate amount of all Indebtedness of the Company and the Company Subsidiaries outstanding as of immediately prior to the Closing of the type specified in subsection (a) of the definition of Indebtedness hereunder and, to the extent applicable to the types of Indebtedness set forth in subsection (a) of the definition, the types of Indebtedness set forth in subsections (h) and (i) of the definition.
“Company Equity Plan” shall mean the 2009 Equity Incentive Plan of the Company, as amended.
“Company Option” shall mean any option to acquire shares of Company Common Stock.
“Company Organizational Documents” shall mean the Charter and the Bylaws.
“Company Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), any other bonus, profit sharing, compensation, thrift, pension, retirement, “401(k),” “SERP,” severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock appreciation right, stock purchase, restricted stock, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, accrued leave, vacation, termination, unemployment, executive compensation, incentive, commission, payroll practices, retention, change in control or other material plan, agreement, policy, trust, fund or arrangement (whether insured or self-insured) providing compensation or benefits, and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, which, in any such case, at any time during the six-year period ending on the date hereof, has been, maintained, sponsored or contributed to by the Company or the Company Subsidiaries or with respect to which the Company or any Company Subsidiary had, has or would be reasonably expected to have any liability, whether or not such plan is terminated.
“Company Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.
“Company Stockholder Letter of Transmittal” shall mean that certain Letter of Transmittal in the form of Exhibit C attached hereto.
“Company Transaction Expenses” shall mean, except as otherwise expressly set forth in this Agreement, the aggregate amount of any and all fees and expenses, incurred by or on behalf of, paid or reimbursed by or to be paid or to be reimbursed by, the Company or the Company Subsidiaries (including any such fees and expenses incurred by or on behalf of the Company Securityholders) for services rendered prior to the Effective Time in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated to be entered into in connection herewith or the performance or consummation of the transactions contemplated hereby to occur on or prior to the Closing (whether or not invoiced or payable as of the Closing), including (a) any fees and expenses associated with obtaining necessary or appropriate waivers or Consents on behalf of the Company or any of the Company Subsidiaries of any Governmental Authority or third parties, (b) any fees or expenses associated with obtaining the release and termination of any Liens, provided, however that any fees or expenses incurred in connection with satisfying the Indebtedness described in Section 9.6 shall not be included in this subsection (b), (c) all brokers’, finders’ or similar fees, (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated by this Agreement, (e) any fees and expenses associated with obtaining the directors’ and officers’ liability insurance policy in accordance with Section 7.12(b), (f) any fees and expenses of the Stockholder Representative and (g) amounts payable with respect to the item set forth on Section 1.1(c) of the Disclosure Schedule. For the avoidance of doubt, the payments made under the Bonus Plan shall not be a Company Transaction Expense.
“Confidential Information” shall mean (a) any confidential information or materials of the Company or the Company Subsidiaries, as the case may be, and (b) the existence of this Agreement, the Disclosure Schedule, the Escrow Agreement and the documents and instruments entered into in connection herewith and therewith, the terms and conditions hereof and thereof, the negotiations hereof and thereof and the transactions contemplated hereby and thereby. Confidential Information shall not include information or materials that: (i) were publicly available prior to the date of this Agreement or hereafter become publicly available, other than as a result of any violation of any confidentiality provisions related thereto pursuant to this Agreement or otherwise on the part of the receiving party or any of its Representatives; (ii) were rightfully known to the receiving party prior to that party receiving the same from the disclosing party; or (iii) the receiving party lawfully received from a third party who is not subject to any legally binding obligation to keep such information confidential.
“Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense or other legally binding commitment, arrangement, obligation or undertaking of any nature.
“Copyrights” shall mean copyrights, copyrightable subject matter (including Software) and moral rights (including, any registrations, applications, renewals, extensions and reversions for any of the foregoing).

“DOJ” shall mean the Antitrust Division of the United States Department of Justice.
“Earnout Amount” shall mean the Second Earnout Amount and the Third Earnout Amount, each as defined in the ViewTrust Agreement.
“Employee” shall mean any current employee (including officers) of the Company or any of the Company Subsidiaries or any former employee of the Company or any of the Company Subsidiaries that is or was a Key Technology Contributor.
“Employee Agreement” shall mean each employment, severance, separation, settlement, consulting, contractor, change of control or loan agreement or contract (including any offer letter or other document providing for compensation or benefits as well as any amendment to any of the foregoing) between the Company or any of the Company Subsidiaries and any Employee or Service Provider pursuant to which the Company or any of the Company Subsidiaries has or would be reasonably likely to have any current or future liabilities or obligations and any such type of agreement or contract that is material between the Company or any Company Subsidiaries and any Former Employee, Former Service Provider or current or former director of the Company; provided, that Employee Agreements shall not include confidentiality and nondisclosure agreements in one of the forms attached as Section 4.19(h)(i) of the Disclosure Schedule and standard form agreements pursuant to which Company Securities were granted.
“Environmental Laws” shall mean, with respect to any geographic location, all Legal Requirements promulgated by any Governmental Authority with governmental authority over such geographic location which prohibit, regulate or control any Hazardous Material or any Hazardous Materials Activity, all as amended at any time.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA and/or which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code.
“Escrow Amount” shall mean $138,000,000.
“Estimated Company Debt” shall mean the Company’s good faith estimate of Company Debt delivered to Parent in accordance with Section 3.9(a)(i).
“Estimated Company Transaction Expenses” shall mean the Company’s good faith estimate of unpaid Company Transaction Expenses as of immediately prior to the Closing delivered to Parent in accordance with Section 3.9(a)(i).
“Estimated Per Share Common Consideration” shall mean the Company’s good faith estimate of Per Share Common Consideration delivered to Parent in accordance with Section 3.9(a)(i).
“Estimated Per Share Preferred Consideration” shall mean the Company’s good faith estimate of Per Share Preferred Consideration delivered to Parent in accordance with Section 3.9(a)(i).
“Estimated Total Equity Consideration” shall mean the Company’s good faith estimate of Total Equity Consideration delivered to Parent in accordance with Section 3.9(a)(i).

“Estimated Vested Option Payment” shall mean the Company’s good faith estimate of the Vested Option Payment delivered to Parent in accordance with Section 3.9(a)(i).
“Excess Closing Company Debt” shall mean the amount by which (x) Closing Company Debt less the Closing Cash Balance exceeds (y) $8,500,000.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Former Employee” shall mean any former employee (including officers) of the Company or any of the Company Subsidiaries.
“Former Service Provider” shall mean any former independent contractor or consultant of the Company or any of the Company Subsidiaries, excluding independent contractors and consultants that are not individuals.
“FTC” shall mean the United States Federal Trade Commission.
“Fully Diluted Common Share Number” shall mean the sum of (a) the number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, including shares of Company Common Stock issued or issuable in respect of the Earnout Amount plus (b) the number of shares of Company Common Stock subject to In-the-Money Options that are outstanding and unexercised as of immediately prior to the Effective Time plus (c) the number of shares of Company Common Stock issuable upon the conversion or deemed conversion of shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time plus (d) the number of shares of Company Common Stock issuable upon conversion of shares of Company Preferred Stock subject to the Preferred Stock Warrants that are outstanding and unexercised as of immediately prior to the Effective Time plus (e) the number of shares of Company Common Stock subject to Common Stock Warrants outstanding and unexercised as of immediately prior to the Effective Time; provided, that in no event shall Fully Diluted Common Share Number take into account any treasury stock of the Company or stock of the Company owned by any Company Subsidiary.
“GAAP” shall mean United States generally accepted accounting principles.
“Government Contract” shall mean any Contract between, on the one hand, the Company or any Company Subsidiary and, on the other hand: (a) the United States government or any other Governmental Authority, (b) any prime contractor to the United States government or any other Governmental Authority or (c) any subcontractor with respect to any agreement described in subsections (a) or (b).
“Governmental Authority” shall mean any United States federal, state, municipal or local or any foreign government, or any department, bureau or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or Tax Authority power, or any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body to the extent the Person in question has submitted to the jurisdiction of such arbitrator or arbitral body.
“Hazardous Material” shall mean, with respect to any geographic location, any material, chemical, emission, substance or waste that has been designated by any Governmental Authority with governmental authority over such geographic location to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.

“Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called “e-waste fees”) and compliance with any product take-back, collection, recycling or product content requirements.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Indebtedness” shall mean with respect to any Person, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property; (c) all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (d) all obligations of such Person under any financing leases or leases required to be capitalized in accordance with GAAP, which notwithstanding anything to the contrary set forth herein shall only include accrued and unpaid interest through the Closing Date; (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (f) all obligations of such Person under interest rate or currency swap or other hedging transactions or agreements (valued at the termination value thereof); (g) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person (other than the Company Preferred Stock); (h) all obligations of the types referred to in subsections (a) through (f) of any other Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (i) all obligations of the types referred to in subsections (a) through (h) of any other Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). Notwithstanding the forgoing, Indebtedness shall not include (1) any trade accounts payable, deferred rent and other accrued current liabilities arising in the ordinary course of business consistent with past practices (other than the current liability portion of any indebtedness for borrowed money), (2) any operating lease obligations, (3) any Company Transaction Expenses and (4) Taxes.
“Indemnifying Stockholder” shall mean any Company Securityholder (other than holders of Company Options and holders of Nonvested Option Stock and Nonvested Stock (but only with respect to the Company Options and shares of Nonvested Option Stock and Nonvested Stock, as applicable, held by such holders)) who holds Company Securities as of immediately prior to the Effective Time; provided, however, that any reference in this Agreement to an Indemnifying Stockholder with respect to liabilities for Unlimited Claims to the extent amounts remaining in the Escrow Fund are insufficient or which become payable following the Escrow Period shall mean any Company Securityholder (other than holders of Company Options, Warrant Holders and holders of Nonvested Option Stock and Nonvested Stock (but only with respect to the Company Options, Warrants and shares of Nonvested Option Stock and Nonvested Stock, as applicable, held by such holders)) that has executed and delivered a Joinder Agreement or a Stockholder Written Consent (any such holder of Company Stock, a “Participating Holder”).

“Intellectual Property” shall mean all intellectual property rights of every kind and description, throughout the world, including all United States and foreign (a) Trademarks; (b) Patents; (c) Copyrights; (d) mask works rights; (e) Trade Secrets; (f) Software; (g) rights of publicity or privacy, and rights to personal information; and (h) moral rights and rights of attribution and integrity.
“In-the-Money Option” shall mean a Company Option with a per share exercise price less than the Per Share Common Consideration.
“IRS” shall mean the United States Internal Revenue Service.
“Key Technology Contributor” shall mean the founders of the Company, as well as prior and current owners, Employees, and other Persons that the Company or a Company Subsidiary has directly engaged with (and not including subcontractors of any such entities that the Company or a Company Subsidiary has not directly engaged with) who have made material contributions to the development of any Company Intellectual Property (including designing, writing, testing or working on any Software code contained in any Company Intellectual Property) or the Proprietary Products.
“Knowledge” of the Company, with respect to any fact or matter in question, shall be deemed to exist to the extent that any of the individuals on Section 1.1(d) of the Disclosure Schedule is actually aware after having made reasonable investigation of such fact or matter.
“Legal Requirements” shall mean any and all applicable federal, state, local, municipal, provincial, territorial, foreign or other law, statute, constitution, principle of common law, directive, resolution, ordinance, code, edict, decree, order (including executive orders), rule, judgment, injunction, writ, regulation (or similar provision have the force or effect of law), ruling, guidance, treaties or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” shall mean with respect to any Person (without duplication) the United States dollar amount of any liability, obligation or commitment of such Person of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated, executory, determined, determinable or otherwise and in each case whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.
“Liens” shall mean any mortgage, license, charge, pledge, lien, encumbrance, option, security interest, restriction on the right to sell or dispose (and in the case of securities, vote) or other similar adverse claim of any kind or nature whatsoever (whether arising by Contract or by operation of law and whether voluntary or involuntary) in real or personal property (including any Intellectual Property).
“Major Preferred Holders” shall mean those Company Stockholders who each, collectively with their respective affiliated funds, hold, in the aggregate, at least 500,000 shares (as adjusted for stock dividends, combinations, splits, recapitalizations and the like) of the then outstanding shares of Company Preferred Stock.
“Material Adverse Effect” shall mean any fact, change, event, circumstance, condition or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that have occurred in the applicable determination period for a Material Adverse Effect, (a) is or would reasonably be expected to have a material adverse effect on the business, operations, assets (whether tangible or intangible) or Liabilities, employee relationships, customer relationships, results of operations or the financial condition of the Company taken as a whole with the Company Subsidiaries or (b) does or would reasonably be expected to materially impair the ability of the Company taken as a whole with the

Company Subsidiaries to conduct the business of the Company and the Company Subsidiaries in the manner in which it is currently operated; provided, however, that Effects shall not be deemed, either alone or in combination, to constitute a Material Adverse Effect to the extent arising out of or resulting from the following: (i) changes affecting general domestic, foreign, or international economic, social or political conditions or the financial, banking or securities markets; (ii) changes generally affecting the industry in which the Company and the Company Subsidiaries operate; (iii) any act of terrorism, war, calamity or act of God; (iv) any changes in applicable Legal Requirements or accounting rules or principles; (v) any action taken by the Company that it is expressly required to take pursuant to this Agreement (vi) the public announcement of the transaction contemplated by this Agreement; (vii) any action taken with the prior written consent of Parent; or (viii) any failure by the Company or any Company Subsidiary to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure shall be taken into account unless otherwise provided herein); except, in the case of subsections (i) through (iv), if such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the markets in which the Company and the Company Subsidiaries operate.
“Merger Consideration” shall mean, with respect to a share of Company Common Stock (other than Nonvested Option Stock and the Nonvested Stock), the Per Share Common Consideration, and with respect to a share of Company Preferred Stock, the Per Share Preferred Consideration.
“Nonvested Option Stock” shall mean Option Stock that is not vested as of immediately prior to, or as a result of the occurrence of, the Effective Time.
“Nonvested Stock” shall mean those compensatory grants of shares of Company Common Stock that are subject to forfeiture or repurchase rights in favor of the Company as of immediately prior to the Effective Time, giving effect to the lapse of any such forfeiture or repurchase rights as a result of the occurrence of the Effective Time.
“Open Source Code” shall mean free and open source Software and includes those components of Software which qualify as public domain Software or are licensed as Shareable Freeware or Open Source Software. Open Source Code includes Software code that is licensed or distributed under any license that (a) conforms to the Open Software Initiative definition of open source Software in effect as of the date of this Agreement, and any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License or (b) includes any language, the effect of which is to revoke the needed licenses or other rights, including Patent licenses, granted to the distributor, user or licensee, in the event that the distributor, user or licensee utilizing such Open Source Code sues the owner, company, developer or contributor of the Open Source Code for infringement or other violation of any Patent that is not related to the Open Source Code itself, but is instead related to some other Software, service or product.
“Open Source Software” shall mean Software licensed or distributed under a license that, as a condition of use, modification or distribution of the Software: (a) requires that such Software or other Software distributed with or combined with the Software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge, or (b) otherwise imposes a limitation, restriction, or condition on the right of the Company to use, modify, or distribute all or part of a Proprietary Product or to enforce an Intellectual Property right of the Company.
“Option Exchange Ratio” shall mean a fraction, the numerator of which shall equal the Per Share Common Consideration and the denominator of which shall be the average of the closing prices of Parent

Common Stock on the New York Stock Exchange as reported on www.marketwatch.com for the five (5) trading days ending on the trading day that immediately precedes the Closing Date.
“Option Stock” shall mean Company Common Stock acquired pursuant to the exercise of a Company Option, to the extent such exercise occurred before the Company Option had vested. For the avoidance of doubt, Option Stock (Vested Option Stock and Nonvested Option Stock) is included in the term Company Common Stock unless otherwise indicated.
“Patent Cooperation Organization” shall mean an organization for which an obligation or pledge to (i) assign or license Intellectual Property, or (ii) refrain from asserting Intellectual Property rights, is offered in exchange for membership or participation in the organization or to otherwise derive benefit from the organization. Patent Cooperation Organizations shall include patent licensing pools and defensive patent pools.
“Patents” shall mean patents, utility, models and industrial design registrations or applications (including, any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations, substitutions and extensions of any of the foregoing, and applications for any of the foregoing).
“Per Share Common Consideration” shall mean with respect to a share of Company Common Stock, the quotient obtained by dividing (a) the Total Equity Consideration minus the Preference Amount by (b) the Fully Diluted Common Share Number.
“Per Share Preferred Consideration” shall mean with respect to a share of Company Preferred Stock, the sum of (x) the Preference Payment applicable to such share of Company Preferred Stock plus (y) the Per Share Common Consideration applicable to such share of Company Preferred Stock as if converted to Company Common Stock.
“Permits” shall mean all permits, approvals, concessions, grants, franchises, licenses, identification numbers and other authorizations and approvals of or by any Governmental Authority.
“Permitted Lien” shall mean any (i) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts which are not due and payable and which shall be paid in full and released at Closing, (ii) statutory lien for Taxes that are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which an adequate reserve has been established in accordance with GAAP, and (iii) with respect to any leased real property, other imperfections of title, condition, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, covenant or restriction with respect to any asset arising in the ordinary course of business consistent with past practices that does not, and would not reasonably be expected to, impair in any material respect the use of such asset in the operation of the Company’s or any Company Subsidiary’s business.
“Potential 280G Benefits” shall mean any payments or benefits which may be made or provided to any person who, with respect to the Company, is a “disqualified individual” (as such term is defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement and which would reasonably be expected to constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

“Preference Amount” shall mean an amount equal to the sum of (a) the aggregate amount of all Preference Payments payable to holders of Company Preferred Stock outstanding immediately prior to the Effective Time and (b) the aggregate amount of all Warrant Preference Payments payable to Warrant Holders.
“Preference Payment” shall mean an amount per share of Company Preferred Stock payable to holders of the Company Preferred Stock outstanding immediately prior to the Effective Time equal to (a) with respect to the Series A Preferred Stock, $1.00 per share of Series A Preferred Stock outstanding immediately prior to the Effective Time, plus all accrued and unpaid dividends with respect to such share pursuant to the Charter, (b) with respect to the Series B Preferred Stock, $1.5087 per share of Series B Preferred Stock outstanding immediately prior to the Effective Time, plus all accrued and unpaid dividends with respect to such share pursuant to the Charter, (c) with respect to the Series C Preferred Stock, $2.7036 per share of Series C Preferred Stock outstanding immediately prior to the Effective Time, plus all accrued and unpaid dividends with respect to such share pursuant to the Charter and (d) with respect to the Series D Preferred Stock, $4.2359 per share of Series D Preferred Stock outstanding immediately prior to the Effective Time, plus all accrued and unpaid dividends with respect to such share pursuant to the Charter.
“Preferred Stock Warrants” shall mean all warrants to purchase shares of Series C Preferred Stock and Series D Preferred Stock as set forth in Initial Securityholder Schedule, and updated in the Final Securityholder Schedule.
“Pro Rata Portion” shall mean, (a) with respect to any Indemnifying Stockholder or any share of Company Stock or right to acquire any share of Company Stock pursuant to the exercise or conversion of a Warrant, including pursuant to a Warrant Termination Instrument, held by such Indemnifying Stockholder, other than with respect to liabilities for Unlimited Claims to the extent amounts remaining in the Escrow Fund are insufficient or which become payable following the Escrow Period, a fraction, (i) the numerator of which is the gross amount payable to such Indemnifying Stockholder with respect to such Indemnifying Stockholder’s Company Securities (other than shares of Nonvested Stock, shares of Nonvested Option Stock and Company Options) under this Agreement (inclusive of any Taxes withheld and any Stockholder Debt owed by such Indemnifying Stockholder to the Company), and (ii) the denominator of which is the gross amount payable to all Indemnifying Stockholders with respect to all Indemnifying Stockholders’ Company Securities (other than shares of Nonvested Stock, shares of Nonvested Option Stock and Company Options) under this Agreement (such gross amount inclusive of the aggregate amount of any Taxes withheld and the aggregate amount of Stockholder Debt owed by all Indemnifying Stockholders); and (b) with respect to the liability of any Indemnifying Stockholder who is a Participating Holder in respect of liabilities for Unlimited Claims to the extent amounts remaining in the Escrow Fund are insufficient or which become payable following the Escrow Period, a fraction, (i) the numerator of which is the gross amount payable to such Participating Holder with respect to such Participating Holder’s Company Stock under this Agreement (inclusive of any Taxes withheld and any Stockholder Debt owed by such Participating Holder to the Company) , and (ii) the denominator of which is the gross amount payable to all Indemnifying Stockholders with respect to all Indemnifying Stockholders’ Company Stock under this Agreement (such gross amount inclusive of the aggregate amount of any Taxes withheld and the aggregate amount of Stockholder Debt owed by all Indemnifying Stockholders).
“Proprietary Product” shall mean any product, technology, Software or service currently being marketed, sold, licensed, researched or developed or currently under development by the Company or any of the Company Subsidiaries.

“Representative Fund” shall mean an amount in cash equal to $500,000 contributed by the Indemnifying Stockholders in accordance with their respective Pro Rata Portion of such amount.
“Representatives” shall mean, with respect to any Person, its respective directors, officers, employees, agents, advisors, affiliates and representatives (including, attorneys, accountants, consultants, bankers and financial advisors).
“Requisite Preferred Holders” shall mean the Major Preferred Holders who hold at least a majority of the shares of Company Preferred Stock held by all Major Preferred Holders.
“Restricted Stock” shall mean Vested Stock and Nonvested Stock. For the avoidance of doubt, Restricted Stock is included in the term Company Common Stock unless otherwise indicated and the term Restricted Stock does not include Nonvested Option Stock.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.
“Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of the Company.
“Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.001 per share, of the Company.
“Series D Preferred Stock” shall mean the Series D Preferred Stock, par value $0.001 per share, of the Company.
“Service Provider” shall mean any current independent contractor or consultant of the Company or any of the Company Subsidiaries or any former independent contractor or consultant of the Company or any Company Subsidiary that is a Key Technology Contributor, in each case excluding independent contractors and consultants that are not individuals.
“Shareable Freeware” shall mean copyrighted computer Software which is made available to the general public for use free of charge, for an unlimited time, without restrictions on field of use or redistribution.
“Software” shall mean computer programs, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code or other form), databases, compilations, descriptions, flow-charts and other work product to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and all documentation, including user manuals and other training documentation, related to any of the foregoing.
“Stockholder Debt” shall mean the aggregate amounts due under the promissory notes set forth on Section 1.1(e) of the Disclosure Schedule outstanding as of immediately prior to the Effective Time.
“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which (a) such Person or any subsidiary of such Person is a general partner, manager or managing member, (b) such Person or any one or more of its subsidiaries, or such Person and one or more of its subsidiaries, owns a majority of the outstanding equity or voting securities or interests which have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions of such corporation or other organization or (c) such Person, directly or indirectly, controls.
“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, customs, tariffs, fees and liabilities of the same or similar nature, including taxes based upon or measured by gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, stamp, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts or such interest, penalties, or additions.
“Tax Authority” shall mean the IRS and any other domestic or foreign Governmental Authority responsible for the administration, collection, imposition, enforcement, assessment or determination of any Taxes.
“Tax Law” shall mean any Legal Requirement (whether domestic or foreign) relating to Taxes.
“Tax Return” shall mean any return, report, statement or other similar document filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment or supplement thereof) including any information return, estimate, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, affiliated, combined, consolidated or unitary returns for any group of entities that includes the Company or any Company Subsidiary.
“Total Equity Consideration” shall mean an amount equal to (a) the sum of (i) $1,200,000,000 plus (ii) the Aggregate Exercise Price plus (iii) the Per Share Common Consideration multiplied by the number of any shares of Company Common Stock issued prior to the Closing Date in satisfaction of the Earnout Amount plus (iv) the amount of any cash paid out prior to the Closing Date in satisfaction of the Earnout Amount plus (v) Stockholder Debt; minus (b) the sum of (i) the Closing Company Transaction Expenses plus (ii) the Excess Closing Company Debt.
“Trade Control Laws” shall mean all Legal Requirements regulating the export, reexport, transfer, disclosure or provision of goods, commodities, software, technology, defense articles or defense services, or imposing trade control sanctions or restrictions on countries, individuals or entities including, without limitation: the Export Administration Act of 1979 (Public Law 96-72, as amended); the Export Administration Regulations (15 C.F.R. Parts 730-774); the International Emergency Economic Powers Act (Public Law 95-223); the Trading with the Enemy Act (50 U.S.C. App. §§ 1-44); the Arms Export Control Act (Public Law 90-629); the International Traffic in Arms Regulations (“ITAR”) (22 C.F.R. Parts 120-130); export and import Legal Requirements administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives (27 C.F.R. Chapter II); the Foreign Trade Regulations (15 C.F.R. Part 30); regulations, orders and restrictions administered by OFAC (31 C.F.R. Part 500 et seq.); United States and non-United States customs Legal Requirements; and any other export controls, customs, and economic sanctions Legal Requirements administered by a United States Governmental Authority, or by any foreign Governmental Authority to the extent applicable and to the extent compliance with such Legal Requirements is not prohibited or penalized by applicable United States Law.
“Trade Secrets” shall mean trade secrets and all other confidential information, including such non-public information related to know-how, technology, proprietary processes, formulae, ideas,

inventions, compositions, techniques, technical data and information, procedures, databases, algorithms, models, methodologies, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals.
“Trademarks” shall mean trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names and other similar designations of source or origin, together with all goodwill, registrations, applications, renewals and extensions related to any of the foregoing.
“Treasury Regulations” shall mean the regulations promulgated under the Code.
“Unvested Option” shall mean that portion of an In-the-Money Option that is not a Vested Option as of immediately prior to the Effective Time.
“Vested Option” shall mean that portion of an In-the-Money Option that is exercisable to acquire vested shares of the Company Common Stock as of immediately prior to the Effective Time (but after giving effect to any acceleration of vesting of such Company Option in connection with the transactions contemplated by this Agreement as required by the existing terms of such Company Option as of the date hereof).
“Vested Option Employer Tax Obligation” shall mean the aggregate amount of all employer Taxes, including social security charges (including health, unemployment, workers’ compensation and pension insurance and similar taxes outside the United States), arising with respect to (a) the Vested Options as a result of the Vested Option Payment pursuant to Section 3.3 or otherwise arising in connection with the transactions described in Section 3.1 and (b) any acceleration of vesting of Nonvested Stock in connection with the transactions contemplated by this Agreement.
“Vested Option Stock” shall mean Option Stock that is vested as of immediately prior to the Effective Time (after giving effect to any acceleration of vesting of such Option Stock in connection with the transactions contemplated by this Agreement as required by the existing terms of such Option Stock as of the date hereof). For the avoidance of doubt, Vested Option Stock is included in the term Company Common Stock.
“Vested Stock” shall mean those compensatory grants of shares of Company Common Stock that were previously subject to forfeiture or repurchase restrictions but are no longer subject to such restrictions as of immediately prior to the Effective Time (after giving effect to any acceleration of vesting of such Restricted Stock in connection with the transactions contemplated by this Agreement as required by the existing terms of any agreement related to such Restricted Stock as of the date hereof). For the avoidance of doubt, Vested Stock is included in the term Company Common Stock but does not include Option Stock.
“ViewTrust Agreement” shall mean that certain Agreement and Plan of Reorganization and Contribution by and among Virtustream, Inc., ViewTrust Technology, Inc. (“ViewTrust”), the stockholders of ViewTrust named therein and Kaustubh M. Phaltankar as the Stockholders’ Representative, dated as of February 4, 2014, as amended on December 1, 2014.
“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Warrants” shall mean the Preferred Stock Warrants and the Common Stock Warrants.

“Warrant Closing Payment” shall mean (a) with respect to a Common Stock Warrant, a cash amount equal to the product of (i) the number of shares of Company Common Stock for which such Warrant is exercisable and (ii) the excess of the Per Share Common Consideration over the per share exercise price of such Warrant and (b) with respect to a Preferred Stock Warrant, a cash amount equal to the product of (i) the number of shares of Company Preferred Stock for which such Warrant is exercisable and (ii) the excess of the Per Share Preferred Consideration with respect to the Company Preferred Stock for which such Warrant is exercisable over the per share exercise price of such Warrant.
“Warrant Preference Payment” shall mean an amount equal to the Preference Payment that would have been payable to a Warrant Holder in respect of a Preferred Stock Warrant had such Preferred Stock Warrant been exercised for shares of Company Preferred Stock immediately prior to the Effective Time.
1.2    Additional Definitions. The capitalized terms listed in the Index of Defined Terms shall have the meanings ascribed thereto on the respective pages of this Agreement set forth opposite each of the capitalized terms listed therein.

1.3    Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a)Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(b)Calculation of Time Period. Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day.

(c)Currency. Any reference in this Agreement to $ means United States dollars.

(d)Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Section,” “Schedule” or “Exhibit” are to the corresponding Section, Schedule or Exhibit of this Agreement.

(e)Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

(f)Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

(g)Facsimile. The exchange of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

(h)Use of “Including”. Unless the context otherwise requires, the words “include”, “includes”, and “including”, are deemed to be followed by “without limitation” whether or not they are followed by such words or words of similar import.

SECTION 2
THE MERGER

2.1    The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2    Closing. The closing of the Merger (the “Closing”) shall take place as soon as reasonably practicable (and in no event later than three (3) Business Days) after the satisfaction or, to the extent permitted, waiver of each of the conditions set forth in SECTION 8, SECTION 9 and SECTION 10 hereof (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time) and shall be deemed to have occurred for purposes of this Agreement as of the Effective Time, unless the parties shall have agreed in writing to a different date and time. The date upon which the Closing occurs is referred to herein as the “Closing Date”. The Closing will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, Boston, Massachusetts 02116.

2.3    Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a duly executed certificate of merger with the Secretary of State of the State of Delaware, as contemplated by the DGCL, in the form attached hereto as Exhibit D (the “Certificate of Merger”) and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as agreed by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the assets, property, rights, privileges, powers and franchises, and all and every other interest of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.5    Certificate of Incorporation; Bylaws; Corporate Records.

(a)    Certificate of Incorporation. At the Effective Time, by virtue of filing the Certificate of Merger, the Charter shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation, except that the name of the Surviving Corporation as stated in such Certificate of Incorporation shall be “Virtustream Group Holdings, Inc.”.

(b)    Bylaws. At the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such Bylaws, except that the name of the Surviving Corporation on the face of such Bylaws shall be “Virtustream Group Holdings, Inc.”.

2.6    Directors and Officers of the Surviving Corporation and Company Subsidiaries.

(a)    Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b)    Company Subsidiaries. The Company and the Company Subsidiaries shall take such action as may be necessary to appoint as of the Effective Time new directors and/or officers of the Company Subsidiaries as designated in writing by Parent prior to the Closing.

2.7    Appointment of Stockholder Representative; Agreements Binding on Company Stockholders. Each Indemnifying Stockholder shall have irrevocably (i) constituted and appointed, effective as of the Effective Time, Shareholder Representative Services LLC (referred to herein, together with his, her or its permitted successors, the “Stockholder Representative”), as his, her or its true and lawful agent, proxy and attorney-in-fact for all purposes under this Agreement, including the authority to execute and deliver the Escrow Agreement on his, her or its behalf as the Stockholder Representative and exercise all or any of the powers, authority and discretion conferred on the Stockholder Representative under this Agreement (including, SECTION 15 and SECTION 17) or the Escrow Agreement, and (ii) irrevocably agreed to, and be bound by and comply with, all of the obligations of the Indemnifying Stockholders set forth herein (including, SECTION 15 and SECTION 17) and in the Escrow Agreement, and shall ratify the Stockholder Representative’s execution of this Agreement on behalf of the Indemnifying Stockholders. The Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable and shall survive the dissolution, death or incapacity of each of the Company Securityholders, subject to the following sentence. Such agency may be changed by the Indemnifying Stockholders upon the written approval of Indemnifying Stockholders representing at least a majority of the aggregate Pro Rata Portion (the “Indemnifying Stockholder Threshold”); provided, however, that the Stockholder Representative may not be removed unless Indemnifying Stockholders who represent the Indemnifying Stockholder Threshold agree in writing to such removal and to the identity of the substituted agent and provide notice of the same to Parent and the Escrow Agent.

SECTION 3
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

3.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Securityholder:

(a)    Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)    Conversion of Securities.

(i)    Except as otherwise provided herein and in Sections 3.1(c) and 3.1(d), each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be converted as follows:

(A)    each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (x) the applicable Per Share Preferred Consideration payable to the holder thereof, without interest, upon the surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein less such share’s Pro Rata Portion of the Escrow Amount and the Representative Fund (as set forth in the Final Securityholder Schedule); plus (y) the applicable portion of the Escrow Amount and Representative Fund deducted from the Per Share Preferred Consideration payable in respect of such share pursuant to the preceding subsection (x), if and when payable, subject to the terms of the Escrow Agreement; and

(B)    each share of Company Common Stock (other than Nonvested Option Stock and Nonvested Stock) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (x) the Per Share Common Consideration payable to the holder thereof, without interest, upon the surrender of the certificate representing such share in accordance with the terms hereof and in the manner provided herein, less such share’s Pro Rata Portion of the Escrow Amount and the Representative Fund (as set forth in the Final Securityholder Schedule); plus (y) the applicable portion of the Escrow Amount and Representative Fund deducted from the Per Share Common Consideration payable in respect of such share pursuant to the preceding subsection (x), if and when payable, subject to the terms of the Escrow Agreement.

(ii)    From and after the Effective Time, each such share of Company Stock converted pursuant to Sections 3.1(b)(i), 3.1(b)(iii) and 3.1(c) shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Stock shall cease to have any rights with respect thereto, except, (1) if such share is described in Section 3.1(b)(i), the right to receive the applicable Merger Consideration to be paid in consideration therefor (taking into account any applicable portion of Stockholder Debt as provided in Section 3.1(e)) upon surrender of such certificates in accordance with Section 3.7, without interest, (2) if such share of Company Stock is described in Section 3.1(b)(iii) or Section 3.1(c), the right to receive the consideration set forth in such sections, as applicable, upon surrender of such certificates in accordance with Section 3.7 or (3) if such share of Company Stock is a Dissenting Share, the right, if any, to receive payment as determined in accordance with the applicable provisions of the DGCL, in each case, subject to the applicable portion of the Escrow Amount and Representative Fund (as set forth in the Final Securityholder Schedule).

(iii)    Nonvested Option Stock. Prior to the Effective Time, Parent and the Company shall take all necessary and appropriate action so that, as of the Effective Time, each share of Nonvested Option Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be assumed by Parent immediately after the Effective Time and automatically converted into that number of shares of Parent Common Stock (the “Converted Nonvested Option Stock”), rounded down to the nearest whole share, determined by multiplying the number of shares of Nonvested Option Stock immediately prior to the Effective Time by the Option Exchange Ratio, and the holders of such Nonvested Option Stock prior to such conversion shall be entitled to receive the Converted Nonvested Option Stock attributable to their Nonvested Option Stock upon the surrender of any certificate representing such share in accordance with the terms hereof and in the manner provided herein. The Converted Nonvested Option Stock shall be subject to the same vesting, forfeiture and repurchase provisions as the Nonvested Option Stock from which it was converted.

(c)    Nonvested Stock. Prior to the Effective Time, Parent and the Company shall take all necessary and appropriate action so that, as of the Effective Time, each share of Nonvested Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive an amount of cash equal to the Per Share Common Consideration payable to the holder thereof, without interest (“Nonvested Cash”), and the holders of such Nonvested Stock prior to such conversion shall be entitled to receive the Nonvested Cash into which their Nonvested Stock was converted upon the surrender of any certificate representing such share in accordance with the terms hereof and in the manner provided herein; provided, however, that the payment of Nonvested Cash shall be subject to the same vesting schedule and shall only be paid upon the lapse of the forfeiture and repurchase provisions applicable to the Nonvested Stock to which Nonvested Cash is attributable, as set forth in the Final Securityholder Schedule (and shall be forfeited if the applicable conditions are not attained; in the event of such forfeiture the Company shall refund to the holder any amount actually paid in cash or deducted pursuant to Section 3.1(e) from amounts that would otherwise have been paid to such holder pursuant to Section 3.1(b)(i) in respect of the original purchase of such Nonvested Stock). Unless Nonvested Cash is forfeited, Nonvested Cash shall be paid by the Payments Administrator on behalf of Parent promptly following the date that such Nonvested Cash becomes vested. If applicable, all payments of Nonvested Cash shall be subject to any required withholding of Taxes. No Nonvested Cash, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any liabilities of such Person, prior to the distribution to such Person of such Nonvested Cash in accordance with this Agreement.

(d)    Cancellation. Each share of Company Stock owned by the Company as treasury stock immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and be cancelled without any conversion thereof, and no payment or distribution of any consideration shall be made with respect thereto. Each share of Company Stock owned by any Company Subsidiary shall remain outstanding and shall not be cancelled or converted into Merger Consideration.

(e)    Stockholder Debt. Notwithstanding anything to the contrary in this Section 3.1, the payment of consideration to a Company Stockholder under this Agreement shall be offset by the amount of any Stockholder Debt owed to the Company by such Company Stockholder. For the avoidance of doubt, references in this Agreement to the Pro Rata Portion of any Company Securityholder shall be inclusive of any Stockholder Debt of such Company Securityholder, including with respect to such Indemnifying Stockholder’s Pro Rata Portion of the Escrow Amount and the Representative Fund.

3.2    Dissenting Holders.

(a)    Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock issued and outstanding immediately prior to the Effective Time eligible under the

DGCL to exercise appraisal or dissenters’ rights and held by a holder who has not voted in favor of, or provided written consent to, the Agreement and the Merger and who has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration for Company Stock set forth in Section 3.1(b)(i), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(b)    Notwithstanding the provisions of Section 3.2(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal and dissenters’ rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares in accordance with Section 3.7, the consideration for such shares set forth in Section 3.1(b)(i), without interest, subject to the applicable portion of the Escrow Amount and the Representative Fund with respect to such shares.

(c)    The Company shall (i) comply with the requirements of Section 262 of the DGCL, (ii) give Parent prompt notice of any written demand received by the Company pursuant to Section 262 of the DGCL, and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not make any payment or settlement offer with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

(d)    Any amount paid by Parent, the Company or the Surviving Corporation to any Person with respect to Dissenting Shares in excess of the amount that would otherwise be payable pursuant to Section 3.1(b)(i) for each such Dissenting Share (such amount, unless determined in a final, non‑appealable judgment of a court, being subject to the written approval of the Stockholder Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL, shall constitute “Damages” for purposes of this Agreement, and Parent or the Surviving Corporation, as the case may be, shall, without limiting any other rights, be entitled to indemnification for such Damages as set forth in SECTION 15 hereof.

3.3    Company Options.

(a)    Vested Options.

(i)    The Company shall take all necessary and appropriate action so that a blackout period in connection with the exercise of Company Options is effective beginning on the fifth (5th) Business Day prior to the Closing Date.

(ii)    The Company shall take all necessary and appropriate action so that each Vested Option shall, immediately following the Effective Time, be terminated and converted into the right to receive, subject to the terms and conditions of this Agreement, a cash amount equal to the product of (A) the number of shares of Company Common Stock subject to such Vested Option and (B) the excess of the Per Share Common Consideration over the exercise price per share of Company Common Stock subject to such Vested Option (the “Vested Option Payment”), which amount shall be subject to applicable Tax withholding.

(iii)    As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall or shall direct its payroll agent to, in accordance with its customary payroll practices, pay to each holder of a Vested Option the Vested Option Payment payable in respect of each such Vested Option, but without interest; provided that, such payment shall not be made any earlier than seven (7) days after the Effective Time.

(b)    Unvested Option Conversion. The Company shall take all necessary and appropriate action so that each Unvested Option outstanding immediately prior to the Effective Time will be assumed by Parent immediately after the Effective Time and automatically converted into an option to acquire, on the same terms and conditions (including vesting provisions) as were applicable under such Unvested Option as granted or issued by the Company (except as provided below), the number of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), rounded down to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to the Unvested Option immediately prior to the Effective Time by the Option Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Unvested Option divided by the Option Exchange Ratio, rounded up to the nearest whole cent. The assumption described in this Section 3.3(b) shall be effected in a manner consistent with the requirements of Section 424 of the Code, as applicable, and Section 409A of the Code.

3.4    Warrants. Each Warrant shall, at the Effective Time, be terminated in exchange for payment of (x) the Warrant Closing Payment, less such Warrant’s Pro Rata Portion of the Escrow Amount and the Representative Fund (as set forth in the Final Securityholder Schedule) plus (y) the applicable portion of the Escrow Amount and the Representative Fund deducted from such Warrant Closing Payment, if and when payable, subject to the terms of the Escrow Agreement. In accordance with the terms of this Agreement the Warrant Closing Payments shall be paid to the holders of the Warrants (the “Warrant Holders”).

3.5    Escrow. Immediately following the Effective Time, Parent, on behalf of the Indemnifying Stockholders, shall deliver or cause to be delivered cash in an amount equal to the Escrow Amount plus the Representative Fund to SunTrust Bank, a Georgia banking corporation as depository agent for use by Acquiom Clearinghouse LLC, as escrow administrator (the “Escrow Agent”), pursuant to the provisions of the escrow agreement in the form attached as Exhibit E hereto, subject to any amendments to such form requested by the Escrow Agent and mutually agreed to by Parent, the Stockholder Representative and the Company (the “Escrow Agreement”). The Escrow Agreement shall be entered into at the Closing, by and among Parent, the Stockholder Representative, on behalf of the Indemnifying Stockholders and the Escrow Agent, and shall provide Parent with recourse against amounts held in escrow by the Escrow Agent (excluding, in all instances, however, the Representative Fund) with respect to the Indemnifying Stockholders’ indemnification obligations under SECTION 15, subject to the terms and conditions set forth in the Escrow Agreement and in SECTION 15 of this Agreement (the “Escrow Fund”). The Escrow Amount (or any portion thereof) shall be distributed to the Indemnifying Stockholders and Parent at the times, and upon the terms and conditions, set forth in the Escrow Agreement. The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Indemnifying Stockholders, the Stockholder Written Consents and the Joinder Agreements shall constitute approval by such Indemnifying Stockholders, as specific terms of the Merger, and the irrevocable agreement of such Indemnifying Stockholders to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including, the deposit of the Escrow Amount into escrow, the indemnification obligations set forth in SECTION 15 hereof and the appointment and sole authority to act on behalf of the Indemnifying Stockholders of the Stockholder Representative, as provided for herein and in the Escrow Agreement.

Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, for Tax purposes, the parties intend that the Escrow Amount shall be treated as eligible for installment sale treatment under Section 453 of the Code (and any corresponding or similar provision of state, local or non-U.S. law).

3.6    Representative Fund. Immediately following the Effective Time, cash in an amount equal to the Representative Fund shall be delivered by Parent, on behalf of the Indemnifying Stockholders, to the depository agent to be held and distributed pursuant to the provisions of the Escrow Agreement. For the avoidance of doubt, the Representative Fund shall be a portion of the aggregate consideration to be received by the Indemnifying Stockholders pursuant to the Merger. The Representative Fund shall be used by the Stockholder Representative solely for payment of out-of-pocket expenses, in each instance incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative’s duties and obligations hereunder and pursuant to the Escrow Agreement. The Representative Fund shall be available to the Stockholder Representative in addition to any amounts paid to the Stockholder Representative. Notwithstanding anything to the contrary herein, in no event shall (i) any Parent Indemnified Party have any rights in or to the Representative Fund or (ii) the Company (following the Closing), Parent, Merger Sub or the Surviving Corporation have any obligation or incur any expense with respect to the Representative Fund or pay or otherwise be liable for any amounts owed to or incurred by the Stockholder Representative. None of Parent, Merger Sub or the Surviving Corporation shall have any responsibility or liability for the manner in which the Stockholder Representative uses the amount reserved for the Representative Fund. For Tax purposes, the Representative Fund shall be treated as having been received and then set aside by the Indemnifying Stockholders immediately following the Effective Time; provided, however, that to the extent practicable, any withholding in respect of the Representative Fund shall be satisfied from other sources owing to the Indemnifying Stockholders at the Effective Time. The Representative Fund, if any, shall be distributed by the Escrow Agent on behalf of the Stockholder Representative to the Indemnifying Stockholders at the time, and upon the terms and conditions set forth in the Escrow Agreement. Parent or Merger Sub shall have no obligation with respect to the distribution of any remaining amount of the Representative Fund.

3.7    Surrender of Certificates.

(a)    Payments Administrator.

(i)    Immediately following the Effective Time, Parent shall deposit, or cause to be deposited, with SunTrust Bank, a Georgia banking corporation as depository agent for use by Acquiom Clearinghouse LLC, as payments administrator (the “Payments Administrator”), for the benefit of the holders of Company Common Stock (other than holders of Nonvested Option Stock), holders of Company Preferred Stock, and the Warrant Holders, cash in an amount equal to the aggregate amount of all Total Stock Closing Payments plus the aggregate amount of all Warrant Closing Payments plus the aggregate amount of all Nonvested Cash. Such funds shall be invested as directed by Parent pending payment thereof by the Payments Administrator to the Company Stockholders, provided that, such investment shall be limited to a demand deposit account or a Federated Treasury Obligation Fund with the depository agent. Earnings from such investments shall be the sole and exclusive property of Parent or the Surviving Corporation, and no part of such earnings shall accrue to the benefit of the Company Securityholders.

(ii)    Prior to the Effective Time and in accordance with the requirements of the Payments Administrator, the parties hereto agree that the Company will deliver a revised version of the Final Securityholder Schedule to the Payments Administrator to facilitate the payment of the Total Stock Closing Payments to the holders of Company Common Stock and the holders of Company Preferred Stock, and the Warrant Closing Payments to the Warrant Holders, and the

Nonvested Cash payment to the former holders of Nonvested Stock, as the case may be (the “Payments Schedule”).

(b)    Surrender Procedures.

(i)    As soon as reasonably practicable after the Effective Time, but no later than five (5) Business Days thereafter, Parent shall instruct the Payments Administrator to deliver to each Company Stockholder as of the Effective Time (i) the Company Stockholder Letter of Transmittal and (ii) instructions for use in effecting the surrender of certificate(s) representing all of the shares of Company Stock held by such Company Stockholder. The payment to a Company Stockholder of the Stock Closing Payment (less the applicable portion of Stockholder Debt of the Company Stockholder to be netted therefrom) with respect to each share of Company Stock underlying each such certificate is conditioned upon (A) the execution and delivery of the Company Stockholder Letter of Transmittal and (B) the delivery of such certificates related thereto (the “Required Documentation”). The issuance of Converted Nonvested Option Stock to holders of Nonvested Option Stock in accordance with Section 3.1(b)(iii) and the issuance of Nonvested Cash to holders of Nonvested Stock in accordance with Section 3.1(c) is conditioned upon the delivery to the Payments Administrator of any certificates representing shares of Nonvested Option Stock and Nonvested Stock, as applicable. As soon as practicable after receipt by the Payments Administrator, and in any event within three (3) Business Days following receipt, of certificate(s), properly endorsed or otherwise in proper form for transfer and cancellation, together with such duly completed and validly executed Company Stockholder Letter of Transmittal, the Payments Administrator shall, in exchange therefor, pay to such Company Stockholder the Stock Closing Payment (less the applicable portion of Stockholder Debt of such Company Stockholder to be netted therefrom) payable in respect of the shares of Company Stock formerly represented by the certificate(s) surrendered (which payment, for the avoidance of doubt, shall not include any payment in respect of shares of Nonvested Option Stock and shares of Nonvested Stock represented by such surrendered certificates, which stock shall be converted pursuant to Section 3.1(b)(iii) and Section 3.1(c), as applicable), but without interest and less any applicable withholding Taxes, and the certificate(s) so surrendered shall forthwith be cancelled (including with respect to all shares of Nonvested Option Stock assumed by Parent and converted pursuant to Section 3.1(b)(iii) and all shares of Nonvested Stock converted pursuant to Section 3.1(c) represented by such certificates); provided, that the Payments Administrator shall pay the Stock Closing Payments (less the applicable portion of Stockholder Debt of such Company Stockholder to be netted therefrom) within one (1) Business Day following the Closing Date to each Company Stockholder that provides the Required Documentation with respect to such Company Stockholder’s Company Securities at least one (1) Business Day prior to the Closing, but only in the event the Payments Administrator is provided (1) the name, address, email address, stock certificate numbers and share amounts at least seven (7) days prior to the Closing, (2) the Payments Schedule at least one (1) day prior to the Closing and the amounts deliverable to the Payments Administrator pursuant to Section 3.7(a)(i) are received by 1:00 p.m. Eastern time on the Closing Date. If payment of any portion of the applicable Stock Closing Payment (less the applicable portion of Stockholder Debt of such Company Stockholder to be netted therefrom) is to be made to an individual, firm, entity, partnership, association or any business organization or division thereof (each a “Person”) other than the Person in whose name the surrendered certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (x) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and shall have established to the satisfaction of Parent that such Tax has been paid, or (y) shall have established to the reasonable satisfaction of Parent that such Tax is not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 3.7(b), each certificate formerly representing shares of Company Stock shall be deemed to represent for all purposes only the right to receive the applicable consideration as provided pursuant to Sections 3.1(b)(i), 3.1(b)(iii)

and 3.1(c), if any, in respect of such shares of Company Stock formerly represented thereby in accordance with the terms hereof and in the manner provided herein or Dissenting Shares as provided in Section 3.2.

(ii)    As soon as reasonably practicable after the Effective Time, but no later than five (5) Business Days thereafter, Parent shall instruct the Payments Administrator to deliver to each Warrant Holder a payment election form and any applicable Tax forms.  As soon as practicable after receipt by the Payments Administrator of a completed executed payment election form and any applicable Tax forms from such Warrant Holder, the Payments Administrator shall, in exchange therefor, pay to such Warrant Holder the Warrant Closing Payment payable in respect of the Warrant(s) held by the Warrant Holder prior to the Effective Time, but without interest and less any applicable withholding Taxes.  If payment of any portion of the applicable Warrant Closing Payment is to be made to a Person other than the Person in whose name the terminated Warrant(s) are registered, it shall be a condition of payment that the Person requesting such payment (x) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the Warrant(s) terminated, and shall have established to the satisfaction of Parent that such Tax has been paid, or (y) shall have established to the satisfaction of Parent that such Tax is not applicable.  From and after the Effective Time, until terminated, each Warrant shall be deemed to represent for all purposes only the right to receive the applicable consideration as provided pursuant to Section 3.4.

(c)    Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Stock on the records of the Company. From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Legal Requirements. After the Effective Time, the Payments Administrator shall cancel and exchange, as provided in this SECTION 3, any presented certificate representing shares of Company Stock outstanding immediately prior to the Effective Time.

(d)    No Liability. None of Parent, the Surviving Corporation or the Payments Administrator shall be liable to any holder of a certificate formerly representing shares of Company Stock or a warrant for shares of Company Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(e)    Withholding Rights. Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Payments Administrator shall be entitled to deduct and withhold from payment of the Total Stock Closing Payment or the Warrant Closing Payment or any other amounts (or any portion thereof) payable pursuant to this Agreement to, or on behalf of, any Company Securityholder, and the Escrow Agent shall be entitled to deduct and withhold from payment of any amounts (or any portion thereof) otherwise payable pursuant to the Escrow Agreement to any Company Securityholder, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other Tax Law. In addition, the aforementioned right to deduct and withhold Taxes shall be permitted with respect to Taxes required to be withheld in respect of the vesting of Vested Stock and Vested Option Stock to the extent the Company has not previously withheld and deposited such Taxes at the time of vesting. If Parent or the Payments Administrator determines that withholding is required on any payments to a Company Securityholder made with respect to Company Stock pursuant to Section 3.1(b), Parent or the Payments Administrator, as applicable, shall notify and consult with the Stockholder Representative prior to making such withholding. To the extent that amounts are so withheld by Parent, Merger Sub, the Company, the Surviving Corporation, the Payments Administrator or the Escrow Agent, such withheld amounts shall be remitted to the appropriate Governmental Authority and, to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the

Company Securityholder to whom such amounts would otherwise have been paid. The Company shall cause each Company Securityholder, to the extent it, he or she is legally entitled to do so, to deliver to Parent all forms prescribed by applicable Legal Requirements necessary to reduce or eliminate any withholding Tax obligation in respect of the transactions contemplated by this Agreement

(f)    Lost, Stolen or Destroyed Certificates. In the event any certificate(s) which formerly represented shares of Company Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Company Stockholder thereof in form reasonably satisfactory to Parent, Parent shall instruct the Payments Administrator to pay such Company Stockholder the applicable Stock Closing Payment (less the applicable portion of Stockholder Debt of such Company Stockholder to be netted therefrom) or Parent shall issue the Converted Nonvested Option Stock or cause to be paid the Nonvested Cash to such Company Stockholder, as applicable, as provided in this SECTION 3; provided, however, that Parent or the Payments Administrator may, in its sole discretion and as a condition precedent to issuing any such instruction to the Payments Administrator or making any issuance of Converted Nonvested Option Stock, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in a customary form reasonably satisfactory to Parent against any claim that may be made against Parent, the Surviving Corporation or the Payments Administrator with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

(g)    Dissenting Shares. The provisions of this Section 3.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 3.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the applicable amounts provided in this SECTION 3.

3.8    Further Action. If, at any time after the Effective Time, Parent determines any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are hereby authorized in the name of the Company and Merger Sub or otherwise to take, and shall take, all such action.

3.9    Securityholder Schedule and Agreements.

(a)    The information set forth as of the date hereof in Section 3.9 of the Disclosure Schedule (the “Initial Securityholder Schedule”) in the format of Exhibit F hereto, and as updated prior to the Effective Time pursuant to this Section 3.9(a) (the “Final Securityholder Schedule”), including the portion of the Total Equity Consideration to be delivered to each Company Securityholder, is a good faith estimate as of the date hereof and, as updated prior to the Effective Time, will be true, complete and correct as of the Effective Time, and the calculations performed to compute such information are, and will be, accurate and in accordance with the terms of this Agreement and the Company Organizational Documents and all other agreements and instruments among the Company and the Company Securityholders. The Company shall deliver to Parent:

(i)    (A) concurrently with the execution of this Agreement, the Initial Securityholder Schedule setting forth a good faith estimate as of the date hereof of the (1) Estimated Company Transaction Expenses, (2) Estimated Company Debt, (3) Estimated Total Equity Consideration, (4) Fully Diluted Common Share Number, (5) Estimated Per Share Preferred Consideration, (6) Estimated Per Share Common Consideration and (7) aggregate Estimated Vested Option Payment and (B) within two (2) weeks of the date hereof with respect to each Company Securityholder, an estimate as of the date hereof of the information listed below in subsections (B) through (J); and

(ii)    at least two (2) Business Days prior to the Closing Date, the Final Securityholder Schedule (in substantially the form of the Initial Securityholder Schedule) setting forth (A) as of the Effective Time (1) Closing Company Transaction Expenses, (3) Closing Company Debt, (4) Closing Cash Balance, (5) the Excess Closing Company Debt, (6) Closing Total Equity Consideration, (7) Fully Diluted Common Share Number, (8) Closing Per Share Preferred Consideration, (9) Closing Per Share Common Consideration and (10) aggregate Closing Vested Option Payment and (B) the information with respect to each Company Securityholder listed below in subsections (A) through (J) as of the Effective Time:

(A)    the name, electronic mail address (if available), mailing address and phone number (if available) of each Company Securityholder as reflected on the stock transfer or other corporate records of the Company;

(B)    with respect to any certificate that represents Company Stock (other than Nonvested Stock and Nonvested Option Stock) held by such Company Securityholder (1) the number and series of shares of Company Stock represented by such certificate, (2) if such Company Stock is convertible, the number of shares of Company Common Stock upon conversion represented by such certificate, (3) the date of acquisition, (4) the number of shares of Vested Stock or Vested Option Stock, if any, represented by such certificate as of the Effective Time (including any shares that will be vested as of the Effective Time as a result of any acceleration provisions and identifying any such shares with respect to which the Company has received an election under Section 83(b) of the Code (each of which has been delivered to Parent) and the option grant date for the Company Option to which the Vested Option Stock relates (indicating whether such Company Option was an incentive stock option)), (5) the consideration specified in Section 3.1(b) for such Company Stock, (6) the applicable portion (expressed as a dollar amount and as a percentage) of such consideration to be deposited with the Escrow Agent for the Escrow Fund and the applicable portion subject to the Representative Fund, and (7) the amount determined by subtracting the total amount specified in subsection (6) from the total amount specified in subsection (5) (with respect to each share of Company Stock (other than Nonvested Stock and Nonvested Option Stock), the “Stock Closing Payment”);

(C)    with respect to each Warrant held by each Warrant Holder (1) the number of shares and type of Company Stock subject to such Warrant, (2) the number of shares of Company Common Stock issuable upon conversion of any underlying Company Preferred Stock subject to such Warrant, (3) the per share exercise price of such Warrant, (4) the vesting schedule for such Warrant, (5) the Warrant Closing Payment, (6) the applicable portion (expressed as a dollar amount and as a percentage) of such consideration to be deposited with the Escrow Agent for the Escrow Fund and the applicable portion subject to the Representative Fund and (7) the amount determined by subtracting the total amount specified in subsection (6) from the total amount specified in subsection (5);

(D)    with respect to Nonvested Stock held by such Company Securityholder, (1) if certificated, the number of shares of Company Common Stock represented by such certificate, (2) if certificated, the number of shares of Nonvested Stock represented by such certificate as of the Effective Time, (3) the Nonvested Cash amount specified in Section 3.1(c) for the shares of Nonvested Stock, (4) the vesting start date for such Nonvested Stock, (5) the vesting schedule for such Nonvested Stock, including any acceleration provisions and (6) whether or not the Company has received and is in possession of an election under Section 83(b) of the Code with respect to such shares (each of which has been delivered to Parent);

(E)    with respect to Nonvested Option Stock held by such Company Securityholder, (1) if certificated, the number of shares of Nonvested Option Stock represented by such certificate, (2) the option grant date pursuant to which the shares were purchased (indicating whether the Company Option to which the Nonvested Option Stock relates was an incentive stock option), (3) the date on which the shares were purchased and (4) the vesting schedule for such Nonvested Option Stock, including any acceleration provision;

(F)    with respect to each Vested Option held by such Company Securityholder (1) whether such option constitutes an incentive stock option, (2) the number of shares of Company Common Stock subject to such Vested Option, (3) the Per Share Common Consideration, (4) the per share exercise price of such Vested Option and (5) the Vested Option Payment;

(G)    with respect to each Unvested Option held by such Company Securityholder (1) whether such option constitutes an incentive stock option, (2) the number of shares of Company Common Stock subject to such Unvested Option, (3) the per share exercise price of such Unvested Option, (4) the option grant date and (5) the vesting schedule for each Unvested Option, including any acceleration provision;

(H)    with respect to each Company Securityholder, (1) the aggregate amount of all Stock Closing Payments payable to such Company Securityholder, (2) the amount of Stockholder Debt of such Company Securityholder, and (3) the amount determined by subtracting the amount specified in subsection (2) from the aggregate amount specified in subsection (1) (with respect to each Company Securityholder, the “Total Stock Closing Payment”);

(I)    the total gross payment to each Company Securityholder; and

(J)    the Pro Rata Portion of each Indemnifying Stockholder as calculated, as applicable, under subsection (a) and subsection (b) of the definition thereof.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements in this SECTION 4 are true, complete and correct as of the date hereof and at the Effective Time (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the disclosure schedule supplied by the Company to Parent and Merger Sub, dated as of the date hereof (the “Disclosure Schedule”), with specific reference to the Sections or subsections hereof, as applicable, to which such exceptions relate (except to the extent that it is readily apparent on the face of any such exception that it also qualifies or applies to other Sections or subsections of this SECTION 4):
4.1    Organization and Good Standing of the Company; Company Organizational Documents; Company Directors and Officers.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties, as applicable, and conduct its business as currently conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of business or the ownership of its properties requires such qualification or authorization, except where any failure to be so qualified, authorized or in good standing, individually or in the aggregate, has not had and would not have a Material Adverse Effect. Section 4.1(a) of the

Disclosure Schedule sets forth a list of all jurisdictions in which the Company is duly qualified or authorized to do business as a foreign corporation or is registered for Taxes of any kind.

(b)    Prior to the date of this Agreement, the Company has furnished to Parent true, complete and correct copies of the Company Organizational Documents. The Company Organizational Documents are in full force and effect and the Company is not in violation of any provision of the Company Organizational Documents. Section 4.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.

4.2    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 119,213,272 shares of Company Common Stock, of which on the date hereof 7,681,658 shares are issued and outstanding (which number includes 14,400 shares of Nonvested Option Stock, but excludes shares of Restricted Stock) and (ii) 77,531,520 shares of Company Preferred Stock, of which on the date hereof (A) 49,350,000 shares have been designated Series A Preferred Stock, of which on the date hereof all shares are issued and outstanding, (B) 16,604,304 shares have been designated Series B Preferred Stock, of which on the date hereof all shares are issued and outstanding, (C) 2,089,807 shares have been designated Series C Preferred Stock, of which on the date hereof 1,849,387 shares are issued and outstanding and (D) 9,487,409 shares have been designated Series D Preferred Stock, of which on the date hereof 9,443,094 shares are issued and outstanding. As of the date of this Agreement, (1) the issued and outstanding shares of Series A Preferred Stock are convertible into 49,350,000 shares of Company Common Stock, (2) the issued and outstanding shares of Series B Preferred Stock are convertible into 16,604,304 shares of Company Common Stock, (3) the issued and outstanding shares of Series C Preferred Stock are convertible into 1,849,387 shares of Company Common Stock and (4) the issued and outstanding shares of Series D Preferred Stock are convertible into 9,443,094 shares of Company Common Stock.

(b)    As of the date of this Agreement, there were outstanding shares of Restricted Stock, of which on the date hereof 22,812,084 shares are Vested Stock (assuming all vesting acceleration of any Restricted Stock as of the Effective Time) and 0 shares are Nonvested Stock.

(c)    As of the date of this Agreement, there were outstanding Company Options to purchase an aggregate of 3,621,326 shares of Company Common Stock (of which Company Options to purchase an aggregate of 2,502,086 shares of Company Common Stock were exercisable). The Company and the Company Subsidiaries have not made any grants of equity (or equity-based) compensation other than pursuant to the Company Equity Plan.

(d)    As of the date of this Agreement, there were outstanding Warrants to purchase (i) 875,256 shares of Company Common Stock, (ii) 184,938 shares of Series C Preferred Stock, which are convertible into 184,938 shares of Company Common Stock and (iii) 44,315 shares of Series D Preferred Stock, which are convertible into 44,315 shares of Company Common Stock. Copies of all agreements and instruments related to the Warrants, as in effect as of the date hereof, have been made available or provided to Parent prior to the date of this Agreement.

(e)    All of the issued and outstanding shares of Company Stock have been, and all of the shares of Company Stock that may be issued pursuant to any Company Option, the Warrants or upon conversion of any share of Company Preferred Stock will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.2(e)(i) of the Disclosure Schedule and for the Company Options, Warrants and Company Preferred Stock listed on the Initial Securityholder Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase, acquire (including rights of first refusal, anti-dilution or pre-emptive rights) or register under the Securities Act any shares of capital stock of the Company is authorized or outstanding. Except as set forth in Section 4.2(e)(ii) of the Disclosure Schedule, no Company Options, Nonvested Option Stock or Nonvested Stock is or may become entitled to any acceleration as a result of or in connection with the consummation of the Merger. From and after the Effective Time, no holder of any Company Option, any Nonvested Option Stock or any Nonvested Stock and no Warrant Holder will have the right to any consideration with respect thereto, except as set forth in this Agreement. The Company does not have any obligation to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company. Except as set forth in Section 4.2(e)(iii) of the Disclosure Schedule, the Company does not have any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Other than the shares of Company Stock outstanding as of the date hereof and other than Company Stock issuable upon the exercise of Company Options or the Warrants, there are no other outstanding securities of the Company entitled, and no separate contractual rights entitling any holders, to vote on any matters put to a vote of Company Stockholders. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable Legal Requirements.

(f)    Section 4.2(f) of the Disclosure Schedule sets forth the capitalization of the Company, by Company Securityholder, as of the date hereof.

4.3    Company Subsidiaries.

(a)    Section 4.3(a) of the Disclosure Schedule sets forth the name of each Subsidiary of the Company (each a “Company Subsidiary,” and together, the “Company Subsidiaries”), and, with respect to each Company Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business or is registered for Taxes of any kind, the number of shares of its authorized capital stock, the number and class of shares duly issued and outstanding and the holder thereof. Except for the Company Subsidiaries, the Company does not have any Subsidiaries, and the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity. Each former Subsidiary of the Company that is no longer in existence has been duly dissolved in accordance with its charter documents and bylaws or any other organizational or governing documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding Liabilities, including Taxes, with respect to any such entity.

(b)    Each Company Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization (if the concept of good standing is applicable in such jurisdiction) and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where any failure to be so qualified, authorized or in good standing, individually or in the aggregate, has not had and would not have a Material Adverse Effect. Each Company Subsidiary has all requisite corporate or entity power and authority to own, lease, and operate its properties, as applicable, and to carry on its business as currently conducted. All outstanding shares of stock of each Company Subsidiary have been duly authorized and validly issued and are fully paid and non‑assessable and not subject to preemptive rights created by statute, the charter documents and bylaws or any other organizational or governing documents of such Company Subsidiary, or any agreement to which such Company Subsidiary is a party or by which it is bound, and have been offered, issued and sold in compliance with all applicable Legal Requirements. All of the outstanding shares of capital stock of each Company Subsidiary are owned of record and beneficially by the Company or another Company Subsidiary free and clear of any and all Liens.

(c)    There are no subscriptions, options, warrants, calls, rights (contingent or otherwise), commitments or agreements of any character, written or oral, to which the Company or any Company Subsidiary is a party or by which it is bound obligating the Company or any Company Subsidiary (or the Company to cause any Company Subsidiary) to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend, change the price of, otherwise amend or enter into any such subscription, option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

(d)    Prior to the date of this Agreement, the Company has furnished to Parent true, complete and correct copies of the charter documents and bylaws or any other organizational or governing documents of each Company Subsidiary. Each such charter and bylaws or any other organizational or governing document is in full force and effect and no Company Subsidiary is in violation of any provision of its charter, bylaws or other organizational or governing documents. Section 4.3(d) of the Disclosure Schedule lists the directors and officers or managers or members, as the case may be, of each Company Subsidiary as of the date hereof.

4.4    Company Options.

(a)    All Company Options have been granted or issued with an exercise price at least equal to the fair market value of the underlying Company Common Stock at the date of grant or issuance, as determined in accordance with Section 409A of the Code and the regulations and notices promulgated thereunder and do not constitute “deferred compensation” under Section 409A of the Code. True, complete and correct copies of the Company Equity Plan and all forms of agreements thereunder and any agreements relating to outstanding Company Options that differ in any material respect from the forms of agreements have been made available or provided to Parent

(b)    Section 4.4(b) of the Disclosure Schedule identifies any outstanding shares of Company Stock with respect to which elections were made pursuant to Section 83(b) of the Code. The Company has delivered to Parent true and complete copies of each such election made under Section 83(b) of the Code.

4.5    Authority.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and, subject to it obtaining the Requisite Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action; and, other than the receipt of the Requisite Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any instrument required hereby to be executed and delivered by the Company at the Closing or to consummate the transactions contemplated hereby or thereby. The Company Board has unanimously (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company Stockholders, (iii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and (iv) determined to recommend that the Company Stockholders approve and adopt this Agreement and approve each of the transactions contemplated by this Agreement that required Company Stockholder approval, including the Merger. None of such actions by the Company Board has been amended, rescinded or modified.

(b)    This Agreement has been, and each instrument required hereby to be executed and delivered by the Company at the Closing will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Stockholder Representative, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles (the “Bankruptcy and Equity Exceptions”).

4.6    No Conflict. The execution and delivery of this Agreement by the Company and each instrument required hereby to be executed and delivered by the Company at the Closing, the compliance by the Company with the provisions of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (a) conflict with or violate the Company Organizational Documents, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, Consent or waiver under, or result in the loss of any benefit to which the Company or any Company Subsidiary is entitled under, any Material Contract, Material IP Contract, Permit, or Lien to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound or to which their respective properties or assets are subject, (c) result in the creation or imposition of any Lien upon any assets of the Company or any Company Subsidiary (other than Permitted Liens) or any shares of Company Stock or shares or equity interests of any Company Subsidiary (other than Liens arising solely as a result of Parent becoming the owner of the Company), or (d) violate in any material respect any Legal Requirement applicable to the Company or any Company Subsidiary, except in the case of subsection (b) where the failure of such representations and warranties to be true, individually or in the aggregate, has not had and would not have a Material Adverse Effect.

4.7    Consents. Except for (i) compliance with the applicable requirements of the HSR Act and the Legal Requirements of foreign merger control regulations set forth in Section 4.7 of the Disclosure Schedule (collectively, “Foreign Merger Laws”), (ii) the Requisite Stockholder Approval, and (iii) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, order, permit or authorization of, or registration, declaration or filing with, or notification to (together, the “Consents”) any Governmental Authority or any Person is required to be obtained by the Company or any Company Subsidiary in connection with, or as a result of, the execution and delivery or consummation of this Agreement or the Escrow Agreement, the Merger or the other transactions to be consummated at the Closing as contemplated by this Agreement, except for such Consents, the failure of which to obtain individually or in the aggregate, has not had and would not have a Material Adverse Effect.

4.8    Vote Required. The affirmative vote of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class and (ii) the Requisite Preferred Holders voting together as a single class, and for purposes of subsections (i) and (ii) with holders of Company Preferred Stock entitled to the number of votes equal to the number of shares of Company Common Stock into which the shares of Company Preferred Stock held by them would be converted pursuant to the Company Organizational Documents immediately after the close of business on the record date for the determination of stockholders entitled to vote on such matter or the effective date of a written consent pursuant to which stockholders approve such matter, are the only votes of the holders of any Company Stock necessary to approve and adopt this Agreement and approve the transactions contemplated hereby, including the Merger (collectively, the “Requisite Stockholder Approval”).

4.9    Absence of Changes. Since December 31, 2014 until the date hereof, there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2014 until the date hereof, neither the Company nor any Company Subsidiary has:

(a)    except as required by the Company Organizational Documents, declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock (other than as provided by any Company Equity Plan or any grant agreement entered into pursuant thereto);

(b)    split, combined, recapitalized or reclassified any of its capital stock;

(c)    adopted, amended, modified, or terminated any Company Plan (other than as may have been required by the terms of a Company Plan or as may have been required by applicable Legal Requirements) or adopted any collective bargaining agreement;

(d)    increased any compensation or fringe benefits, paid any bonus, granted or increased any severance or termination pay or otherwise changed any of the terms of employment or service for any of its current Employees or Service Providers, in each case other than in the ordinary course of business consistent with past practices;

(e)    made any payment of any nature to current Employees or Service Providers (other than salary, bonuses, commission or fees payable in the ordinary course of business consistent with past practices);

(f)    acquired or disposed of any assets or properties having a value in excess of $500,000 (individually or in the aggregate), other than the acquisition of any assets or properties that are capital expenditures;

(g)    acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or any solicitation of, or participated in, any negotiations with respect to any of the foregoing;

(h)    issued, sold, encumbered or otherwise mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any shares of its capital stock of any class or series or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares (other than the issuance of Company Stock upon the exercise or conversion of Company Options or Warrants or grants of Company Options in the ordinary course of business consistent with past practices);

(i)    entered into any partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(j)    incurred, or entered into any Contract with respect to, any material Indebtedness;

(k)    changed or modified its credit, collection or payment policies, procedures or practices, including accelerated collections or receivables (whether or not past due) or failed to pay or delayed payment of payables or other Liabilities;

(l)    forgiven or cancelled any Liens, or waived any rights, having a value in excess of $100,000;

(m)    incurred a capital expenditure or made a commitment to incur a capital expenditure (other than capital expenditures or commitments made to service customers in the ordinary course of business consistent with past practices) exceeding $250,000 individually or $500,000 in the aggregate;

(n)    other than as required by GAAP, changed (i) any accounting or Tax reporting policies, procedures or practices (including, any change in depreciation or amortization policies or rates and any change in procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) or (ii) any assumption underlying or method of calculating any bad debt contingency or other reserve;

(o)    revalued any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $50,000, individually or in the aggregate;

(p)    commenced or settled any Action;

(q)    conducted its business or entered into any transaction or Material Contract or Material IP Contract other than in the ordinary course of business consistent with past practices;

(r)    suffered any damage, destruction or loss, whether or not covered by insurance, with respect to its property and assets having a replacement cost of more than $50,000 for any individual loss or $500,000 for all such losses;

(s)    adopted a plan of partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary or made any material reductions in workforce; or

(t)    entered into any Contract to do any of the foregoing.

4.10    Financial Statements; Controls.

(a)    Attached hereto as Section 4.10(a) of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of the Company as of December 31, 2014 and the related consolidated statements of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows for the fiscal year then ended, including the notes thereto and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2015 (the “Balance Sheet”) and the related unaudited statements of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows for the period then ended, in each case prepared in accordance with GAAP (subject to normal year-end adjustments and except those unaudited interim financial statements need not contain footnote disclosures required by GAAP), consistently applied throughout the periods presented without modification of the accounting principles used in the preparation thereof throughout the periods presented. The Financial Statements are true, complete and correct, are in accordance with the books and records of the Company and the Company Subsidiaries and present fairly in all material respects the financial condition and results of operations of the Company and the Company Subsidiaries as of the dates and for the periods indicated.

(b)    The Company has in place systems and processes (including the maintenance of proper books and records) designed to provide reasonable assurances regarding the reliability of the Financial Statements (such systems and processes are herein referred to as the “Controls”). To the Company’s Knowledge, none of the Company, any Company Subsidiary, their respective Employees or Former Employees, or the Company’s independent auditors has identified or been made aware of any significant deficiency or material complaint, allegation, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. To the Company’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company and the Company Subsidiaries have in place a revenue recognition policy consistent with GAAP.

4.11    Absence of Undisclosed Liabilities; Indebtedness. Neither the Company nor any Company Subsidiary has any Indebtedness or other material Liabilities, except for (a) Liabilities specifically reflected on, and fully reserved against in, the Balance Sheet and (b) Liabilities which have arisen since the date of the Balance Sheet in the ordinary course of business and which are, in nature and amount, consistent with those incurred historically and are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Except as set forth in Section 4.11 of the Disclosure Schedule, there is no Indebtedness of the Company or any Company Subsidiary.

4.12    Accounts Receivable. All of the accounts and notes receivable of the Company or any Company Subsidiary reflected on the Balance Sheet or arising since the date of the Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices and are valid, genuine, and, subject to the allowance for doubtful accounts set forth therein and to the Company’s Knowledge, collectible; provided that, the foregoing shall not be construed as a guarantee of such collectability.

4.13    Taxes.

(a)    (i) All income and other material Tax Returns required to be filed by or on behalf of the Company and the Company Subsidiaries have been duly and timely filed with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of the Company and the Company Subsidiaries, whether or not shown or required to be shown on such Tax Returns, have been or will be when due fully and timely paid. With respect to any period for which such Tax Returns have not yet been filed or for which such Taxes are not yet due or owing, the Company and the Company Subsidiaries have made due and sufficient accruals for such Taxes on the Balance Sheet.

Since the date of the Balance Sheet, neither the Company nor any Company Subsidiary has incurred any material Taxes other than Taxes resulting from its operations in the ordinary course of business consistent with past practices.

(b)    The Company and the Company Subsidiaries have complied with all applicable Legal Requirements relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under Tax Law. The Company and each Company Subsidiary has timely collected all sales, use and value added Taxes and similar Taxes required to be collected by it, and the Company and each Company Subsidiary has timely remitted all such Taxes as are due and payable to the appropriate Tax Authorities.

(c)    Parent has received or the Company has made available to Parent complete copies of (i) all income Tax Returns of, or including, the Company or any of the Company Subsidiaries for Tax periods ending after inception and (ii) any Audit report or other similar correspondence issued to the Company and the Company Subsidiaries.

(d)    No claim has been made in writing by a Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return such that the Company or any of the Company Subsidiaries is or may be subject to taxation in that jurisdiction. Sections 4.1(a) and 4.3(a) of the Disclosure Schedule set forth each jurisdiction (other than United States federal) in which the Company and each Company Subsidiary is or has ever been registered for Taxes or its business or files any sales or income Tax Return.

(e)    Section 4.13(e) of the Disclosure Schedule reflects all Tax examinations and other Tax proceedings with a Tax Authority to which the Company or any Company Subsidiary has been subject or been a party. No federal, state, local or foreign Audits, investigations or other administrative proceedings or court proceedings with respect to Taxes are presently pending, or have been threatened or proposed in writing, with regard to any Taxes or Tax Returns filed by or on behalf of the Company or the Company Subsidiaries. No issue has been raised by any Tax Authority in connection with the resolution of any prior Audit of the Company or the Company Subsidiaries that has not been addressed by the Company or the Company Subsidiaries, as applicable.

(f)    Since December 31, 2010, the Company has not agreed or settled any Action in respect of Taxes, filed any amended Tax Return or extended or waived the limitation period applicable to any Action in respect of Taxes.

(g)    The Company uses the accrual method of accounting for Tax purposes. Since December 31, 2010, the Company has not made, revoked or changed any material election in respect of Taxes or adopted or changed any accounting method in respect of Taxes.

(h)    None of the Company, the Company Subsidiaries or any other Person on behalf of the Company or the Company Subsidiaries (i) requested any extension of time within which to file any Tax Return (other than customary extensions for which no approval is required), which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i)    Neither the Company nor any of the Company Subsidiaries is, has been, or will be, a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

(j)    Neither the Company nor any of the Company Subsidiaries owns any interest in an entity, nor is it a party to any contractual arrangement or joint venture or other arrangement that is characterized as a partnership for United States federal income Tax purposes.

(k)    Neither the Company nor any of the Company Subsidiaries is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) (other than Contracts entered into in the ordinary course of business consistent with past practices, the principal purpose of which is not related to Taxes) pursuant to which it will have any obligation to make any payments after the Closing.

(l)    Neither the Company nor any of the Company Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Tax Authority or is bound by any closing agreement under Section 7121 of the Code (or any similar agreement with any other Tax Authority).

(m)    There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or the Company Subsidiaries, other than Permitted Liens.

(n)    Neither the Company nor any Company Subsidiary has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes, other than a group of which the Company was the common parent. Neither the Company nor any of the Company Subsidiaries has any Liability for Taxes of any Person other than the Company or a Company Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), or as a transferee or successor.

(o)    Neither the Company nor any of the Company Subsidiaries has a permanent establishment in any country, other than in its country of incorporation. The Company is not party to a gain recognition agreement under Section 367 of the Code. The Company has never participated in an international boycott, as defined in Section 999 of the Code.

(p)    Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(q)    Neither the Company nor any Company Subsidiary will be required to include any item of income or exclude any deduction in the computation of taxable income (including any Company or Company Subsidiary item that may be included in the computation of the taxable income of Parent or any of its Affiliates for any taxable period or portion thereof ending after the Closing Date) as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received prior to the Closing Date, (iii) any change of method of Tax accounting, closing agreement or intercompany transaction made or entered into prior to the Closing Date, or (iv) Section 108(i) of the Code.

(r)    No Company Stockholder or any holder of Nonvested Stock holds or ever held any Company Stock that is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made. All Company Stockholders and holders of Nonvested Stock have provided the Company a copy of his, her or its timely filed elections under Section 83(b) of the Code.

(s)    Neither the Company nor any Company Subsidiary is or has been a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code and the Treasury Regulations promulgated thereunder. The Company and the Company Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(t)    Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011‑4 (as in effect at the relevant time) or any comparable laws of jurisdictions other than the United States.

(u)    The Company and each Company Subsidiary has provided or made available to Parent all material documentation relating to, and is in substantial compliance with the terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non‑United States government. The consummation of the transactions contemplated by this Agreement are not expected to have any material adverse effect with respect to Taxes on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(v)    The Company and each Company Subsidiary has complied, in all material respects, with Section 482 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of state, local and non-United States law with respect to all related party transactions involving the Company or any of the Company Subsidiaries.  The Company and each of the Company Subsidiaries has provided or made available to Parent all material documentation in its possession relating to such related party transactions.

4.14    Property and Sufficiency.

(a)    Either the Company or a Company Subsidiary has good and marketable title to, or, in the case of leases of properties and assets, a valid leasehold interest in, all of the properties and assets (whether real, personal, tangible or intangible) (i) reflected on the Balance Sheet (other than assets sold in the ordinary course of business consistent with past practices since the date of the Balance Sheet) or acquired thereafter or (ii) necessary to conduct all of the business and operations of the Company or the Company Subsidiaries as currently conducted in all material respects, and none of such properties or assets is subject to any material Lien other than those which are described in Section 4.14(a) of the Disclosure Schedule. Neither the Company nor any Company Subsidiary owns any real property.

(b)    Each lease for real property of the Company or any Company Subsidiary is identified in Section 4.14(b) of the Disclosure Schedule (the “Real Property Leases”).

(c)    Neither the Company nor any Company Subsidiary has transferred or assigned any interest in any Real Property Lease, nor has the Company or any Company Subsidiary subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any Person. The facilities subject to the Real Property Leases (the “Leased Premises”) and the personal property owned or leased by the Company and the Company Subsidiaries are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. To the Knowledge of the Company, (i) there are no Legal Requirements, now in existence or under active consideration by any Governmental Authority which are reasonably likely to require the tenant of any Leased Premises to make any expenditure in excess of $50,000 to modify or improve such Leased Premises to bring it into compliance therewith, and (ii) neither the Company nor any Company Subsidiary is required to expend more than

$100,000 in the aggregate under all Real Property Leases to restore the Leased Premises at the end of the term of the applicable Real Property Lease to the condition required under the Real Property Lease (assuming the conditions existing in such Leased Premises as of the date hereof).

(d)    The Company and the Company Subsidiaries have all certificates of occupancy and Permits of any Governmental Authority necessary for the current use and operation of each of the Leased Premises, and the Company and the Company Subsidiaries have fully complied with all material conditions of such Permits. No default or violation, or event that with the lapse of time or giving of notice or both would reasonably be expected to become a material default or violation, has occurred in the due observance of any Permit applicable to the Leased Premises.

(e)    Neither the Company nor any Company Subsidiary owns, holds or is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.15    Environmental Matters. To the Company’s Knowledge: (a) the Company and each Company Subsidiary is and has been in compliance in all material respects with all applicable Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or any Company Subsidiary; (c) there have been no Hazardous Substances generated by the Company or any Company Subsidiary that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States; (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste (as defined by the Resource Conservation and Recovery Act, as amended), stored on, any site owned, leased or otherwise used by the Company or any Company Subsidiary, except for the storage of hazardous waste in compliance with Environmental Laws; and (e) the Company has made available to Parent true, complete and correct copies of all material environmental records, reports, notifications, certificates of need, Permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments in the possession of the Company, any Company Subsidiary or any of their Representatives.

4.16    Material Contracts. All of the following Contracts to which the Company or any Company Subsidiary (A) is a party or by which any of them or their respective assets or properties are bound and (B) pursuant to which the Company or a Company Subsidiary has outstanding executory obligations are set forth in Section 4.16 of the Disclosure Schedule by reference to the applicable subsection below:

(a)    any Contract or series of related Contracts with the same counterparty or its Affiliates which requires aggregate future expenditures by the Company or any Company Subsidiary in excess of $500,000 on an annual basis under which the Company or a Company Subsidiary does not have the right to terminate without penalty on thirty (30) days’ or less notice;

(b)    any Contract for the sale of any commodity, product, material, supplies, equipment or other personal property for a sale price in excess of $500,000 on an annual basis; provided that with respect to product sales, such reference shall be to those Contracts that are with any of the top twenty-five (25) customers of the Company or a Company Subsidiary for the fiscal year ended 2014 and with the top twenty-five (25) customers of the Company or a Company Subsidiary for the first four months of calendar year 2015;

(c)    any distributor, reseller manufacturer’s representative, sales representative or similar Contract under which the Company or a Company Subsidiary does not have the right to terminate without penalty on thirty (30) days’ or less notice and pursuant to which the Company or a Company Subsidiary has made a sale since January 1, 2014;

(d)    any Contract under which the Company or a Company Subsidiary is restricted from carrying on any business or other services or competing with any Person anywhere in the world, or restricted from soliciting or hiring any person with respect to employment, or which would so restrict the Surviving Corporation, Parent or any successor in interest thereof after the Closing Date;

(e)    any loan agreement, indenture, note, bond, debenture or any other Contract evidencing Indebtedness or a Lien to any Person or any commitment to provide any of the foregoing, or any agreement of guaranty or other similar commitment with respect to the Liabilities of any other Person;

(f)    any Contract for the disposition of any of the Company’s or a Company Subsidiary’s assets or business (whether by merger, sale of stock, sale of assets or otherwise);

(g)    any Contract for the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(h)    any Contract concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(i)    any other Contract (or group of Contracts with the same counterparty) which contains any “most favored nation” or similar provision (including the provision of exclusive, first or concurrent access to certain product features) or grants any Person exclusive rights in connection with any product or technology of the Company or any Company Subsidiary;

(j)    any Contract under which the Company has sold or has promised to sell or provide any good, service, or technology to any Person in any country under embargo by the United States (e.g., Iran, North Korea, Cuba, Syria or Sudan), or to any Person to whom exports, reexports or transfers from the United States require a license from the Office of Foreign Assets Control or any other regulatory agency under applicable Trade Control Laws; or

(k)    any Contract under which the Company has promised to provide or is providing any good or service the provision of which requires a license under the United States ITAR.

Each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 4.16 and each Real Property Lease (each a “Material Contract”) is a valid and binding agreement of the Company or a Company Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Neither the Company or a Company Subsidiary nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any of the Material Contracts (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default or right of termination). No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any of the Material Contracts. True, complete and correct copies of each Material Contract have been made available to Parent prior to the date hereof.

4.17    Related Parties and Related Party Transactions. Section 4.17 of the Disclosure Schedule sets forth any Contract between the Company or a Company Subsidiary, on the one hand, and any current or former stockholder or current Employee, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), or, with respect to such Persons that are natural persons, any member of his or her immediate family, on the other hand (any of the foregoing, a “Related Party”) (other than agreements relating to such Person being a Company Securityholder, including any document granting or selling such Person Company Securities, indemnification agreements with directors or officers of the Company or a Company Subsidiary and Employee Agreements, including with respect to current Employees the advance of business expenses in accordance with the Company’s or any Company Subsidiaries’ policies and in the ordinary course of business consistent with past practices). Except as provided in Section 4.17 of the Disclosure Schedule, no Related Party is indebted to the Company or any Company Subsidiary. No Related Party owns any asset used in, or necessary to, the business of the Company and the Company Subsidiaries. Except as described in Section 4.17 of the Disclosure Schedule, there is no transaction involving the Company or any Company Subsidiary of the nature described in Item 404 of Regulation S‑K under the Securities Act. To the Company’s Knowledge, no Related Party owns any direct or indirect interest in, or controls or is a director, officer, employee or partner of, or consultant to, a competitor of the Company or any Company Subsidiary.

4.18    Insurance. Section 4.18 of the Disclosure Schedule contains a true, complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of the Company or any Company Subsidiary (the “Insurance Policies”). Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and premium and deductible amounts. True, complete and correct copies of each listed policy have been made available to Parent. The Insurance Policies are in full force and effect, all premiums due thereon have been paid and the Company and the Company Subsidiaries have complied in all material respects with the provisions of such Insurance Policies. Neither the Company nor any Company Subsidiary has received any written (or, to the Company’s Knowledge, oral) notices from any issuer of any of the Insurance Policies canceling or amending them, increasing any deductibles or retained amounts thereunder, or increasing premiums payable thereunder. There is no claim by the Company or any Company Subsidiary pending under any of such Insurance Policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights. None of the Company, the Company Subsidiaries or any Affiliate thereof has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

4.19    Intellectual Property.

(a)    Section 4.19(a) of the Disclosure Schedule sets forth true, complete and correct lists of the following Intellectual Property, both United States and foreign, that is owned or exclusively licensed by the Company or any of the Company Subsidiaries as of the date of this Agreement, along with the record owner of each such item of Intellectual Property, whether it is owned or exclusively licensed, the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier:

(i)    all Patents;

(ii)    all Trademark registrations, including all Internet domain name registrations, and pending Trademark applications;

(iii)    all Copyright registrations and pending Copyright applications; and

(iv)    all mask work registrations and applications.

For purposes of this Agreement, the “Company’s Registered Intellectual Property” shall mean the above categories (i), (ii), (iii) and (iv), collectively.
(b)    All of the Company’s Registered Intellectual Property is owned solely by the Company or a Company Subsidiary free and clear of any Liens (other than Permitted Liens).
(c)    All of the Company’s Registered Intellectual Property is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned. All necessary documents and certificates in connection with the Company’s Registered Intellectual Property have been filed with, and all relevant fees have been paid to, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the Company’s Registered Intellectual Property.
(d)    Section 4.19(d) of the Disclosure Schedule identifies all third party Software, excluding Open Source Code and commercially available off-the-shelf software that is licensed to Company or a Company Subsidiary on a non-exclusive basis pursuant to standard form Contracts and having a replacement cost and annual license fee of less than ten thousand dollars ($10,000) in the aggregate for all such related Contracts, that is contained in the Proprietary Products. The Company and each Company Subsidiary owns, or has valid rights to use, all of the Intellectual Property used or held for use in their respective businesses, as currently conducted and, to the Company's Knowledge, as currently contemplated to be conducted, including the development, design, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision, offer for sale and sale of any Proprietary Product.
(e)    The conduct of the business of the Company and the Company Subsidiaries as currently conducted, as has been conducted, and, to the Company's Knowledge, as currently contemplated to be conducted, including the design, development, reproduction, manufacture, branding, marketing, use, distribution, importation, licensing, provision, offer for sale and sale of Proprietary Products, does not, and, to the Company's Knowledge, will not, infringe upon, dilute, misappropriate or otherwise violate, and has not infringed, diluted, misappropriated or otherwise violated any Intellectual Property or other proprietary right of any Person (including any right to privacy or publicity), or constitute or constituted unfair competition or trade practices under the laws of any jurisdiction.
(f)    There is no pending or, to the Company’s Knowledge, threatened (and at no time has there been pending or, to the Company’s Knowledge, threatened any) Action in any jurisdiction (i) challenging the use, ownership, validity, enforceability or registerability of any Intellectual Property owned by the Company or any Company Subsidiary or held for use in the business of the Company or any Company Subsidiary, (ii) challenging the Company’s or any Company Subsidiary’s right to develop, manufacture, market, distribute, sell, license, import, export, make available, or use the Proprietary Products, or (iii) alleging that the activities or the conduct of the Company’s or any Company Subsidiary’s business dilutes, misappropriates, infringes, violates or constitutes the unauthorized use of, or will dilute, misappropriate, infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any Person (nor, to the Company’s Knowledge, is there any basis therefor). Neither the Company nor any Company Subsidiary is a party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action or threatened Action which (A) permits third parties to use any of the Intellectual Property owned by the Company or any Company Subsidiary or used or held for use in the business of the Company or any Company Subsidiary, (B) restricts the Company’s or any Company Subsidiary’s rights to use any Intellectual Property, (C) restricts the Company’s or any Company Subsidiary’s business in order to accommodate any other Person’s Intellectual Property or (D) requires any future payment by the Company or any Company Subsidiary to any Person.
(g)    To the Company’s Knowledge, no Person is misappropriating, infringing, diluting or violating any Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary (“Company Intellectual Property”), and no Intellectual Property or other proprietary right misappropriation, infringement, dilution or violation Action has been brought or threatened against any Person by the Company or any Company Subsidiary.
(h)    Each Employee and Key Technology Contributor has executed a confidentiality and nondisclosure agreement in one of the forms attached as Section 4.19(h)(i) of the Disclosure Schedule. Other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, there has been no disclosure to any Person of material Trade Secrets of the Company or any Company Subsidiary or of any confidential information owned by a Person to whom the Company or any Company Subsidiary has a confidentiality obligation. All Employees who have made material contributions to the development of any Company Intellectual Property (including, all Employees who have designed, written, tested or worked on any Software code contained in any Company Intellectual Property), as well as all Key Technology Contributors, have signed an assignment of inventions agreement in one of the forms attached as Section 4.19(h)(ii) of the Disclosure Schedule. All Service Providers and other third parties who have made material contributions in the course of their work for the Company or any Company Subsidiary to the development of any Company Intellectual Property or Proprietary Product (including all Service Providers and other third parties who have designed, written, tested or worked on any Software code contained in any Company Intellectual Property or Proprietary Product), have entered into a written work-made-for-hire or invention assignment agreement that assigns, or have otherwise assigned to the Company or any Company Subsidiary (or to a Person that previously conducted any business currently conducted by the Company or any Company Subsidiary and that has assigned in writing its rights in such Intellectual Property or Proprietary Product to the Company or any Company Subsidiary) in writing all of their right, title and interest (other than moral rights, if any, to the extent such assignment of moral rights is not permitted under the Legal Requirements of any jurisdiction) in and to the portions of such Intellectual Property or Proprietary Product developed by them in the course of their work for the Company or any Company Subsidiary. To the Company’s Knowledge, no Employee, Key Technology Contributor or Service Provider is in violation of the agreements with the Company or any Company Subsidiary. Assignments of the Patents and Copyrights listed in Section 4.19(a) of the Disclosure Schedule to the Company or a Company Subsidiary have been duly executed and filed with the United States Patent and Trademark Office or Copyright Office, as applicable.
(i)    Neither the Company nor any Company Subsidiary has granted nor is either obligated to grant access or a license to any source code of, or related to, the Proprietary Products (including, in any such case, any conditional right to access or under which the Company or any Company Subsidiary has established any escrow arrangement for the storage and conditional release of any of its source code).
(j)    The source code for all Proprietary Products that include Software has been documented in a professional manner that is consistent with customary code annotation conventions and best practices in the software industry.
(k)    Section 4.19(k) of the Disclosure Schedule accurately identifies (i) each item of Open Source Code that is contained in, distributed with, or used in the development of any Proprietary Product or from which any part of any Proprietary Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Proprietary Product(s) to which each such item of Open Source Code relates, and (iv) an indication as to whether such Open Source Code is modified and/or distributed by the Company or any Company Subsidiary. None of the Proprietary Products is subject to the provisions of any Open Source Code license or other Contract (including any general public license, limited general public license or other similar Contract) which could impose a limitation, restriction or condition on the right of the Company or any Company Subsidiary to distribute a Proprietary Product or any portion thereof, including requiring or conditioning the use or distribution of such Proprietary Products or the licensing of such Proprietary Products or any portion thereof for the purpose of making modifications or derivative works, the distribution of such Proprietary Products or any portion thereof without charge, or the disclosure, licensing or distribution of any source code of any Proprietary Product or any portion thereof.
(l)    Except as otherwise provided in Section 4.19(l) of the Disclosure Schedule, the Company and the Company Subsidiaries do not have any material obligation to pay any Person any future royalties or other fees for the continued use of Intellectual Property and will not have any obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated by this Agreement.
(m)    Except as otherwise provided in Section 4.19(m) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any Contract that requires the Company or any Company Subsidiary to perform any Software engineering, development, consulting, and/or integration services for any Person.
(n)    Section 4.19(n) of the Disclosure Schedule lists all material Contracts pursuant to which the Company or any Company Subsidiary (i) is granted or obtains or agrees to obtain any right to use any Intellectual Property (other than standard form Contracts granting the Company or any Company Subsidiary rights to use commercially available off-the-shelf software that is licensed on a non-exclusive basis for internal use only and not as part of any Proprietary Product, having a replacement cost and annual license fee of less than ten thousand dollars ($10,000) in the aggregate for all such related Contracts), (ii) is restricted in its right to use, acquire, enforce or register any Intellectual Property or (iii) permits or agrees to permit any other Person to use, acquire, enforce or register any Intellectual Property, including all licenses of Intellectual Property granted to or by the Company or any Company Subsidiary and all assignments of Intellectual Property to or by the Company or any Company Subsidiary (other than non-exclusive license agreements entered into in the ordinary course of business on terms not materially different from the standard forms used by the Company, copies of which have been provided to Parent prior to the date hereof) (collectively, “Material IP Contracts”). Each Material IP Contract is a valid and binding agreement of the Company or a Company Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Neither the Company nor any Company Subsidiary is in violation of any such Material IP Contract, and, to the Company’s Knowledge, no other party to any such Material IP Contract, is in breach or default thereof in any material respect or has failed to perform thereunder in any material respect, nor will the consummation of the transactions contemplated by this Agreement hereby result in any violation, loss or impairment of ownership by the Company or any Company Subsidiary, or the right of the Company or any Company Subsidiary to use, any Intellectual Property that is material to the business of the Company or any Company Subsidiary as currently conducted, nor require the consent of any Governmental Authority or any other Person with respect to any such Intellectual Property. No party to any of the Material IP Contracts has exercised any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any of the Material IP Contracts. True, complete and correct copies of each Material IP Contract have been made available to Parent prior to the date hereof. Neither the Company nor any Company Subsidiary is a party to any Contract under which any Person would have or would be entitled to receive a license or any other right to any

Intellectual Property of Parent or any of Parent’s Affiliates as a result of the consummation of the transactions contemplated by this Agreement nor would the consummation of such transactions result in the amendment or alteration of any such license or other right which exists on the date of this Agreement. Following the Closing Date, both Parent and the Surviving Corporation will be permitted to exercise all of the Company’s and the Company Subsidiaries’ rights under all Material IP Contracts to the same extent the Company and the Company Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any Company Subsidiary would otherwise be required to pay that are set forth in Section 4.19(l) of the Disclosure Schedule..
(o)    Section 4.19(o) of the Disclosure Schedule lists all Contracts between the Company or any Company Subsidiary and any other Person (other than non-exclusive license agreements entered into in the ordinary course of business on terms not materially different from the standard forms used by the Company, copies of which have been provided to Parent prior to the date hereof) wherein or whereby the Company or any Company Subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission or similar right with respect to the infringement, misappropriation or other violation by the Company or any Company Subsidiary or such other Person of the Intellectual Property of any Person other than the Company or any Company Subsidiary.
(p)    All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and Parent without restriction and without payment of any kind to any third party.
(q)    No funding, facilities or personnel of any Governmental Authority, university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. To the Knowledge of the Company, no Employee, Key Technology Contributor or Service Provider who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for any Governmental Authority, university, college, or other educational institution or research center during a period of time during which such Employee, Key Technology Contributor or Service Provider was also performing services for the Company or any Company Subsidiary.
(r)    No current or former Affiliate, partner or stockholder (other than Parent and its Affiliates) of the Company or any Company Subsidiary, nor any Key Technology Contributor or Employee, will, after giving effect to the transactions contemplated hereby, own or retain any proprietary rights in any of the Intellectual Property owned, used or held for use by the Company or any Company Subsidiary.
(s)    Except as otherwise provided in Section 4.19(s) of the Disclosure Schedule, no Key Technology Contributor or Employee (whether in the performance of such Key Technology Contributor’s or Employee’s duties, or on such Key Technology Contributor’s or Employee’s own time) has contributed to or otherwise participated in any open source project.
(t)    Except as otherwise provided in Section 4.19(t) of the Disclosure Schedule, no Key Technology Contributor or Employee (whether in the performance of such Key Technology Contributor’s or Employee’s duties, or on such Key Technology Contributor’s or Employee’s own time) has, to the Knowledge of the Company, contributed to or otherwise participated in any standards development effort, specification development effort, industry group or the like (“Industry Group”). Neither the Company nor any Company Subsidiary is under any obligation with respect to its

Intellectual Property in connection with any Industry Group or Patent Cooperation Organization, including any obligations limiting the right to assert any Intellectual Property or requiring assignment or licensing of Company Intellectual Property, and no Company Intellectual Property has been, or is under any obligation to be, assigned, licensed or otherwise conveyed to any third party, including any Patent Cooperation Organization or Industry Group, or member thereof, in connection with any Patent Cooperation Organization or Industry Group activity, by or on behalf of the Company or any Company Subsidiary or by any Key Technology Contributor or Employee (whether in the performance of such Key Technology Contributor’s or Employee’s duties, or on such Key Technology Contributor’s or Employee’s own time). To the Knowledge of the Company, no such participation, assignment, licenses, conveyances or obligations are contemplated as of the date hereof.
(u)    Except as otherwise provided in Section 4.19(u) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has included, or caused to be included, in any product descriptions, literature, molds, labels, packaging or the like of any Proprietary Products or other offerings of the Company or any Company Subsidiary, any Patent markings or any pointers or links that are intended to associate any Proprietary Products or with certain Patents.
(v)    Except as otherwise provided in Section 4.19(v) of the Disclosure Schedule, none of the Company, any Company Subsidiary, any Key Technology Contributor or any Employee, has at any time engaged in the development or creation of a product or service having substantially similar functionality to a Proprietary Product, for or on behalf of any Person other than the Company or any Company Subsidiary during a period of time during which such Employee or Key Technology Contributor was also performing services for the Company or any Company Subsidiary. With respect to the Proprietary Products, as well as all related Intellectual Property, neither the Company nor any Company Subsidiary has agreed to relinquish or waive any right to assert any Company Intellectual Property against any Person.
(w)    The Company and the Company Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements. To the Company’s Knowledge, there has not been any disclosure of any material Trade Secret of the Company or any Company Subsidiary (including any such information of any other Person disclosed in confidence to the Company or any Company Subsidiary) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.
(x)    Section 4.19(x) of the Disclosure Schedule sets forth all material third party Intellectual Property or services, which are not otherwise listed in Sections 4.19(d) or 4.19(k) of the Disclosure Schedule, necessary for (i) the Company or any Company Subsidiary to develop or operate the Proprietary Products, or (ii) any Person to use the Proprietary Products.
(y)    Section 4.19(y) of the Disclosure Schedule sets forth the names of all Key Technology Contributors.
(z)    The Company and the Company Subsidiaries have at all times complied in all material respect with all applicable Legal Requirements as well as its own rules, policies, public statements, and procedures, relating to privacy, data protection, data security, and the collection, use, disclosure, transfer, storage, disposal, and processing (collectively “Processing”) of any information that identifies or can be used to identify an individual or any other information protected by applicable privacy, data protection or data security Legal Requirements (“Personal Information”) by or on behalf of the Company or any Company Subsidiary. The consummation of the transactions contemplated hereby will not violate any rules, policies, public statements, or procedures of the Company or any Company

Subsidiary related to privacy, data protection, or data security or Processing or result in the unauthorized Processing of Personal Information. The Company and the Company Subsidiaries have at all times taken reasonable and appropriate administrative, technical and physical measures to protect the security, integrity, confidentiality, and availability of Personal Information, including to protect Personal Information against unauthorized or unlawful access, use, modification, loss or other misuse.
4.20    Government Funding. Neither the Company nor any Company Subsidiary has applied for or received any financial assistance from any supranational, national, local or foreign Governmental Authority.
4.21    Benefit Plans.
(a)    Section 4.21(a) of the Disclosure Schedule includes a true, complete and correct list of all material Company Plans (or a description of any material terms of any such Company Plan which is not in writing), and the Company has provided or made available to Parent a complete copy of each material Company Plan, and all amendments thereto, as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, and the most recent determination or opinion letter received from the IRS. The Company has delivered or made available to Parent true, complete and correct copies of all Form 5500 Series annual reports for each Company Plan for the most recent plan year, together with all schedules, attachments, and related opinions, all related agreements, insurance contracts and other agreements which implement each such Company Plan, and copies of any correspondence from or to the IRS, the Department of Labor or other Governmental Authority relating to any investigation, audit or penalty assessment with respect to any Company Plan or relating to requested relief from any liability or penalty relating to any Company Plan.
(b)    Each Company Plan is and has been operated and maintained in compliance in all material respects with the terms of each Company Plan.
(c)    Each Company Plan and each funding vehicle related to such Company Plan complies in form in all material respects with, and has been administered and operated in material compliance with, its terms and all Legal Requirements. Each Company Plan which is intended to be a “qualified plan” as described in Section 401(a) of the Code has been determined by the IRS to so qualify, and, to the Company’s Knowledge there are no facts that would reasonably be expected to adversely affect such qualification.
(d)    Neither the Company nor its ERISA Affiliates maintain, sponsor or contribute to (or, for the preceding six (6) year period from the date hereof, has maintained, sponsored or contributed to) any single employer plan (as such term is defined in Section 4001(b) of ERISA) subject to Title IV of ERISA or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have they incurred any liability, including, withdrawal liability, with respect to any such plan that remains unsatisfied. No Company Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. The Company has made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Company Plan as required to be made under the terms of each such Company Plan.
(e)    With respect to all Company Plans and related trusts, there are no non-exempt “prohibited transactions,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that have occurred which would be reasonably likely to subject any Company Plan, related trust or party dealing with any such Company Plan or related trust to any material Tax or penalty on prohibited transactions imposed by Section 501(i) of ERISA or Section 4975 of the Code.

(f)    There are no Actions (other than routine claims for benefits by Employees, beneficiaries or dependents of such Employees arising in the normal course of operation of a Company Plan) pending, or to the Knowledge of the Company, threatened, with respect to any Company Plan or any fiduciary or sponsor of a Company Plan with respect to their duties under such Company Plan or the assets of any trust under any such Company Plan.

(g)    Neither the Company nor any Company Subsidiary has any obligations under any Company Plan to provide post-retirement medical benefits to any Employee or Former Employee other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or comparable Legal Requirements.

(h)    Neither the negotiation or execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Employee, Former Employee or current or former director of the Company or any Company Subsidiary to severance, retention, bonus or other similar payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Employee, Former Employee or current or former director of the Company, except in the case of (i) or (ii) as expressly provided in this Agreement.

(i)    Each Company Plan which is subject to the requirements of Section 409A of the Code has been operated in material compliance with such Section and the rules, regulations and notices promulgated thereunder, and each Employee Agreement which is subject to the requirements of Section 409A of the Code is in material compliance with such Section and the rules, regulations and notices promulgated thereunder.

(j)    No Company Plan which is an employee welfare benefit plan under Section 3(l) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

(k)    With respect to each Company Plan covering Employees in the United States, there are no restrictions on the ability of the sponsor of each Company Plan to amend or terminate any Company Plan.

(l)    No amounts paid or payable under the Company Plans or Employee Agreements (including the Company Equity Plan) or to any “disqualified individual,” as defined in Section 280G(c) of the Code, with respect to the Company will fail to be deductible for federal income Tax purposes by virtue of Sections 280G of the Code. There is no Company Plan or Employee Agreement, arrangement or other Contract by which the Company is bound to compensate any individual for excise Taxes imposed pursuant to Section 4999 of the Code.

(m)    With respect to each Company Plan established or maintained primarily for benefit of Employees residing outside the United States of America (a “Foreign Benefit Plan”): (i) all employer and Employee contributions to each Foreign Benefit Plan required by applicable Legal Requirements or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (iii) each Foreign Benefit Plan required to be registered with a

Governmental Authority has been registered with a Governmental Authority and has been maintained in good standing with applicable Governmental Authority; and (iv) there are no pending, or, to the Knowledge of the Company, threatened or anticipated Actions in connection with any Foreign Benefits Plan and there has been no act or omission which has given or would be reasonably be expected to give rise to material fines, penalties, Taxes or related charges under any applicable Legal Requirements.

4.22    Personnel.

(a)    Section 4.22(a) of the Disclosure Schedule sets forth, with respect to each current Employee (including any current Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, or on layoff status subject to recall), (i) the name of such Employee and whether the Employee is on an active or inactive status, (ii) such Employee’s title, (iii) such Employee’s annualized compensation as of January 1, 2015, including base salary, vacation and paid time off accrual amounts and bonus or commission accrual and potential, (iv) whether such Employee is not fully available to perform the essential functions of his or her job with reasonable accommodation because of a qualified disability, or because of other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family, maternity, parental or other leave protected by applicable Legal Requirements) and the anticipated date of return to full service, and (v) whether such Employee is employed by the Company or a Company Subsidiary, and if by a Company Subsidiary, the name of the Company Subsidiary.

(b)    Section 4.22(b) of the Disclosure Schedule contains a list of Service Providers who are currently engaged by and performing services for the Company or any of the Company Subsidiaries, the respective compensation of each such Service Provider, any special payments to such Service Provider (e.g. bonus paid) for the calendar year ended December 31, 2014, any accrued and unpaid special payments scheduled for or paid or agreed to be paid to them by the Company or any Company Subsidiary for any future period and an indication of whether the Company (or Company Subsidiary, as applicable) has any Contract with any such Service Provider. Any such Contracts have been delivered or provided to Parent prior to the date hereof.

(c)    All Employee Agreements have been delivered or provided to Parent prior to the date hereof; provided, that offer letters with substantially similar terms to the Company’s (or a Company Subsidiary’s) standard form offer letter (which have been provided to Parent prior to the date hereof) shall not be required to be so delivered or provided. Section 4.22(c)(i) of the Disclosure Schedule lists each Employee Agreement that provides for cash severance, separation, settlement or other cash payments upon termination of employment in excess of $62,500. Except as set forth in Section 4.22(c)(ii) of the Disclosure Schedule, the employment of each of the current Employees is terminable at-will, and, except as required by applicable Legal Requirements, neither the Company nor any of the Company Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of its current Employees. Neither the Company nor any of the Company Subsidiaries has, and to the Company’s Knowledge, no other Person has, (i) entered into any agreement that obligates or purports to obligate Parent or any of Parent’s Affiliates to make an offer of employment to any Employee or Service Provider or (ii) promised or otherwise provided any assurances to any Employee or Service Provider of any terms or conditions of employment with Parent or any of Parent’s Affiliates or the payment of any special compensation, including bonuses or severance, following the Closing.

(d)    The Company and each of the Company Subsidiaries has delivered to Parent accurate and complete copies of all of its or their (as applicable) current (i) employee manuals and handbooks, (ii) employment policies, (iii) internal regulations and (iv) collective labor agreements with respect to Employees, all of which comply with applicable Legal Requirements related to labor and employment matters in all material respects.

(e)    (i) None of the current Employees has provided to the Company or any of the Company Subsidiaries written notice terminating his or her employment with the Company or any of the Company Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, the Company or any of the Company Subsidiaries or in connection with this Merger; (ii) neither the Company nor any of the Company Subsidiaries has a present intention to terminate the employment of any current Employee; (iii) to the Company’s Knowledge, no current Employee or Service Provider is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other Contract with any third party, or subject to any judgment, decree or order of any Governmental Authority, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Employee or Service Provider of any of his or her duties or responsibilities for the Company or any of the Company Subsidiaries, or (B) the Company’s or any Company Subsidiary’s business or operations; (iv) to the Company’s Knowledge, no current Employee or Service Provider is in material violation of any material term of any employment agreement, patent disclosure agreement, non-competition agreement or any other restrictive covenant to a former employer or entity relating to the right of any such Employee or Service Provider to be employed or retained by the Company or any of the Company Subsidiaries, as the case may be; and (v) neither the Company nor any of the Company Subsidiaries is, nor within the past five (5) years has been, engaged in any dispute or litigation with any Employee, Former Employee, Service Provider or Former Service Provider regarding Intellectual Property matters and (vi) to the Knowledge of the Company, none of the Employees are nationals of the countries under embargo by the United States who require a deemed export license.

(f)    The Company and each Company Subsidiary is in compliance in all material respects with all Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages, the tracking and recording of hours, WARN and any similar state or local “mass layoff” or “plant closing” Legal Requirements, collective bargaining, employment discrimination, civil rights, safety and health, immigration laws, employment laws, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax. There has been no “mass layoff” or “plant closing” (as defined by WARN or applicable state laws) with respect to the Company or any Company Subsidiary within the six (6) months prior to the Closing.

(g)    Neither the Company nor any Company Subsidiary is subject to any collective bargaining agreement or other labor union Contract and no Employee is represented by a labor union. Since January 1, 2012, there has been no material labor trouble with Employees. There is not pending or, to the Company’s Knowledge, threatened, any picketing, strike, labor dispute, slowdown, lockout, walkout or work stoppage involving current Employees, and no union organizing activities are taking place or have taken place since January 1, 2012 with respect to Employees.

(h)    Neither the Company nor any of the Company Subsidiaries, nor any of their respective stockholders, directors or officers, is (and during the three (3) years prior to the date hereof has been) debarred, suspended, proposed for debarment, or excluded from participation in the bidding for or award of a Government Contract.

(i)    Section 4.22(i) of the Disclosure Schedule lists each outstanding bid for a Government Contract which has not yet been awarded. There is no Action pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries, under the United States False Claims Act, the Anti-Kickback Act, the United States Procurement Integrity Act,

the United States Truth in Negotiations Act, the United States Contract Disputes Act or any other federal Legal Requirements. To the Company’s Knowledge, there is no qui tam suit pending against the Company or any of the Company Subsidiaries. The Company and each Company Subsidiary is not (and during the three (3) years prior to the date hereof has not been) subject to any internal or Government audit or investigation pertaining to a Government Contract or requirements as a government contractor. The Company and the Company Subsidiaries are (and during the three (3) years prior to the date hereof have been) in compliance in all material respects with all material representations and certifications made to Governmental Authorities in response to requests for proposals pursuant to which the Government Contracts were awarded.

4.23    Litigation. There is (a) no action, sanction, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, audit, inquiry, examination, investigation, hearing, complaint, criminal prosecution, demand or other proceeding (public or private) to, from, by or before any arbitrator, court, tribunal or other Governmental Authority (collectively, “Actions”) pending, or to the Company’s Knowledge, threatened against the Company or any Company Subsidiary, any of their properties or assets or relating to the Merger, (b) to the Company’s Knowledge, no Action pending or threatened against any Related Party in connection with the business of the Company or any Company Subsidiary, (c) no Action by the Company or any Company Subsidiary pending, threatened or reasonably expected to be filed against any other Person and (d) to the Company’s Knowledge, no reasonable basis for any of the foregoing. Neither the Company nor any Company Subsidiary has received any opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage with respect to its business, prospects, financial condition, operations, property or affairs. Neither the Company nor any Company Subsidiary is in default with respect to any order, writ, injunction or decree of any Governmental Authority known to or served upon the Company or any Company Subsidiary.

4.24    Compliance with Instruments; Laws.

(a)     Neither the Company nor any Company Subsidiary is, and neither the Company nor any Company Subsidiary has been since January 1, 2012, in violation of or default under any term or provision of any Permit or under any Legal Requirements, except any such violations, which individually or in the aggregate, are not material to the Company or such Company Subsidiary. To the Company’s Knowledge, none of the Company, any Company Subsidiary or any current Employee (in their capacity as such), is under investigation with respect to, has been threatened to be charged with, or has been given notice of, any violation of any Legal Requirements. All Permits which are required for the operation of the business of the Company or the Company Subsidiaries as currently conducted have been issued or granted to the Company or such Company Subsidiary, and all such Permits are in full force and effect, except for the failure to have any such Permits which, individually or in the aggregate, has not had and would not have a Material Adverse Effect.

(b)    During the five (5) years prior to the date hereof, the Company and the Company Subsidiaries have conducted their transactions in accordance with all applicable Trade Control Laws in all material respects. Without limiting the foregoing:

(i)    During the five (5) years prior to the date hereof, the Company and the Company Subsidiaries have obtained all material Permits required for their export or import of products, software, services and technologies from the United States and from any other place from which the Company or any Company Subsidiary exports or to which it imports any such products, software, data, services or technologies;

(ii)    The Company and the Company Subsidiaries are, and during the five (5) years prior to the date hereof have been, in compliance in all material respects with the terms of all applicable export or import Permits; and

(iii)    No Consents under the Trade Control Laws are required for the consummation of the transactions contemplated hereby or the transfer to Parent or its Affiliates of all registrations, licenses and Permits issued to the Company or any Company Subsidiary under the Trade Control Laws, except for such Consents, the failure of which to obtain individually or in the aggregate, has not had and would not have a Material Adverse Effect.

(c)    The Company and the Company Subsidiaries (including, to the Company’s Knowledge, any of their Representatives associated with or acting on their behalf) have not, directly or indirectly, taken any action which would cause it to be in violation of the United States Foreign Corrupt Practices Act, as amended, or any rules or regulations thereunder, including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party.

4.25    Banking Relationships; Powers of Attorney. Section 4.25 of the Disclosure Schedule sets forth a true, complete and correct list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any Company Subsidiary has an account or a safe deposit box or other arrangement, the account or other identifying numbers thereof and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement. There are no outstanding powers of attorney executed by or on behalf of the Company or any Company Subsidiary.

4.26    Books and Records; Company Names. The minute books of the Company and the Company Subsidiaries contain true, complete and correct records of all meetings and other corporate actions of their respective stockholders and their respective boards of directors and committees thereof. The stock records of the Company and the Company Subsidiaries are correct and complete and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company and the Company Subsidiaries, respectively. The Company has furnished or made available to Parent true, complete and correct copies of (a) all minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors to date) of the Company and the Company Subsidiaries, (b) all stock certificate and stock record books of the Company and the Company Subsidiaries and (c) any similar records or documents of the Company and the Company Subsidiaries. Except as disclosed in Section 4.26 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any prior names, and since their respective dates of incorporation neither the Company nor any Company Subsidiary has conducted business under any name other than its respective current name.

4.27    Change in Control Payments. Section 4.27 of the Disclosure Schedule sets forth the Company’s good faith estimate of the Change in Control Payments as of the date hereof.

4.28    Brokers and Finders; Existing Discussions. All negotiations relating to this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of the Company, any Company Subsidiary or any of their “affiliates” or “associates” (as those terms are defined in Rule 405 of the Securities Act), the Stockholder Representative or the Company Securityholders in such manner as to give rise to any valid claim against the Company, any Company Subsidiary, Parent or Merger Sub for any investment banker, brokerage or finder’s commission, fee or similar compensation. As of the date hereof, neither the Company nor any Company Subsidiary is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any proposal to acquire the Company, any material portion of its assets or securities or any other substantially similar transaction.

4.29    Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including, Section 203 of the DGCL, or anti-takeover provision in the Company Organizational Documents is applicable to the Company, any shares of Company Stock or other Company Securities, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

4.30    No Implied Representations. The Company makes no representation or warranty other than as set forth in this Agreement with respect to the Company, the Company Subsidiaries, their respective assets, Contracts or business, whether express or implied, including warranties of merchantability or fitness for a particular purpose, or infringement of third party rights.

SECTION 5
REPRESENTATIONS AND WARRANTIES BY PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements in this SECTION 5 are true, complete and correct as of the date hereof and at the Effective Time (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date):
5.1    Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
5.2    Authority; No Conflict.
(a)    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and with respect to Parent, the Escrow Agreement, and each instrument required hereby or thereby to be executed and delivered by each of Parent and Merger Sub at the Closing, and to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and with respect to Parent, the Escrow Agreement, and each instrument required hereby or thereby to be executed and delivered by Parent or Merger Sub at the Closing and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, and with respect to Parent, the Escrow Agreement or to consummate the transactions so contemplated. This Agreement and the Escrow Agreement have been, and each instrument required hereby or thereby to be delivered by Parent or Merger Sub at the Closing will be, duly and validly executed and delivered by Parent or Merger Sub, as the case may be, and, assuming the due authorization, execution and delivery by the Company and the Stockholder Representative in respect of this Agreement, and by the Escrow Agent and the Stockholder Representative in respect of the Escrow Agreement, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as the case may be, enforceable against Parent or Merger Sub, as the case may be, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
(b)    The execution and delivery of this Agreement by Parent and Merger Sub, and with respect to Parent, the Escrow Agreement, and each instrument required hereby to be executed and delivered by Parent or Merger Sub at the Closing, the compliance with the provisions of this Agreement and the Escrow Agreement by Parent and the consummation by Parent or Merger Sub, as applicable, of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Articles of Organization or the Bylaws of Parent, each as amended to date and currently in effect, or the Certificate of Incorporation or the Bylaws of Merger Sub, each as amended to date and currently in effect, or (ii) violate any material Legal Requirements applicable to Parent or Merger Sub or any of their respective properties or assets.
5.3    Brokers and Finders. All negotiations relating to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of Parent or Merger Sub or any of their respective “affiliates” or “associates” (as those terms are defined in Rule 405 under the Securities Act) in such manner as to give rise to any valid claim against the Company or any Company Stockholder for any brokerage or finder’s commission, fee or similar compensation.
5.4    Ownership and Activities of Merger Sub. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub. As of the date hereof and as of the Effective Time, except for Liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub has not, and at the Effective Time will not have incurred, directly or indirectly, any Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any Contracts with any Person.
5.5    Financial Ability. Parent has available, and will have at the Closing, all funds necessary to pay the Total Equity Consideration and to consummate the transactions contemplated by this Agreement.
5.6    Acknowledgment. Parent, Merger Sub and their respective Representatives have made all inspections and investigations relating to the Company, the Company Subsidiaries, and their respective assets, Contracts and business they deemed necessary or desirable. In light of such inspections and investigations, and the representations and warranties expressly made to Parent and Merger Sub hereunder in this Agreement and the certificates and other documents delivered pursuant hereto, Parent and Merger Sub agree that the representations and warranties made herein by the Company are in lieu of, and Parent and Merger Sub hereby expressly waive all rights to, any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other laws, including the warranties of merchantability and fitness for a particular purpose. Any claims the Parent Indemnified Parties may have for breach of representation or warranty of the Company shall be based solely on the representations and warranties of the Company expressly set forth in this Agreement and the certificates and other documents delivered pursuant hereto or thereto. Notwithstanding the foregoing, nothing in this Section 5.6 shall relieve any Person from liability for Parent Claims for indemnification involving fraud, willful misrepresentation or intentional breach or evidence any intent to prohibit or restrict claims by Parent based on fraud, willful misconduct or intentional breach.
SECTION 6
CONDUCT OF BUSINESS

6.1    Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), the Company covenants and agrees that except as expressly required or permitted by this Agreement or specifically set forth in Section 6.2 of the Disclosure Schedule, unless Parent shall otherwise agree in advance in writing (such agreement not to be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, conduct its business, and the Company shall not, and shall cause each Company Subsidiary to not, take any action except, in the ordinary course of business and in a manner consistent with past practices and in compliance in all material respects with all applicable Legal Requirements and (b) shall, and shall cause each Company Subsidiary to, use all reasonable efforts to preserve intact the business organization and goodwill of the Company and the Company Subsidiaries, to keep available the services of the current Employees and Service Providers and to preserve the present relationships of the Company and the Company Subsidiaries with customers, suppliers, channel partners and other Persons with which the Company or a Company Subsidiary has significant business relations. For the avoidance of doubt, nothing in this Section 6.1 or in Section 6.2 shall require the Company or any Company Subsidiary to offer or pay any consideration, commence any litigation or grant any third party any accommodation (financial or otherwise) in order to comply with such Section.

6.2    Required Consent. By way of amplification and not limitation of the provisions of Section 6.1, except as specifically set forth in Section 6.2 of the Disclosure Schedule or expressly required or permitted by this Agreement, during the Pre-Closing Period, the Company shall not and shall cause each Company Subsidiary to not, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a)    amend or otherwise change the Company Organizational Documents or the charter documents and bylaws or any other organizational or governing documents of any Company Subsidiary;

(b)    issue, grant, sell, dispose of, encumber or otherwise mortgage, pledge or subject to any Lien (other than Permitted Liens), or authorize the issuance, grant, sale, disposition, encumbrance, mortgage or pledge of, any Company Securities or securities of any Company Subsidiary (including securities convertible into, or exercisable or exchangeable for, securities of any Company Subsidiary) (other than the issuance of any such securities upon (i) the exercise of currently outstanding and exercisable Company Options under the applicable terms thereof, (ii) the exercise of currently outstanding and exercisable Warrants under the applicable terms thereof) or (iii) the conversion of any outstanding Company Preferred Stock;

(c)    sell, lease, dispose of, encumber or otherwise mortgage, pledge or subject to any Lien (which shall include any exclusive license, but exclude Permitted Liens) any assets or properties (tangible or intangible) of the Company or the Company Subsidiaries (other than for (i) sales of products in the ordinary course of business and in a manner consistent with past practices, (ii) dispositions of obsolete or worthless assets or (iii) sales of immaterial assets not in excess of $250,000 in the aggregate);

(d)    (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof other than dividends required by the Charter) in respect of any of the Company Securities or securities of the Company Subsidiaries (other than dividends required by the Charter); (ii) split, combine, recapitalize or reclassify any of the Company Securities or securities of the Company Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of any of the Company Securities or securities of any Company Subsidiary (including securities convertible into, or exercisable or exchangeable for, securities of any Company Subsidiary); (iii) amend the terms or change the period of exercisability of any Company Securities or the securities of any Company Subsidiary (including securities convertible into, or exercisable or exchangeable for, securities of any Company Subsidiary); (iv) accelerate the vesting of any Unvested Option, Nonvested Option Stock or Nonvested Stock; (v) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any of the Company Securities or securities of any Company Subsidiary (including securities convertible into, or exercisable or exchangeable for, securities of any Company Subsidiary) (other than the repurchase of Nonvested Stock or Nonvested Option Stock, upon termination of employment of the holder of such Nonvested Stock or Nonvested Option Stock in accordance with the Company Equity Plan or any other Contract in effect as of the date hereof and furnished or made available to Parent prior to the date hereof); or (vi) propose to do any of the foregoing (other than pursuant to (1) the exercise of currently outstanding Company Options under the applicable terms thereof, (2) the exercise of currently outstanding Warrants under the applicable terms thereof or (3) the repurchase of Nonvested Stock or Nonvested Option Stock upon termination of employment of the holder of such Nonvested Stock or Nonvested Option Stock, in accordance with the Company Equity Plan);

(e)    (i) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership, association or other business organization or division or business thereof or any material portion of the assets thereof; (ii) incur, assume or guarantee any Indebtedness that would be outstanding following the Closing; (iii) make any loans or advances (other than as provided pursuant to subsection (s)(iii) of this Section 6.2) or capital contributions to or investments in any other Person; (iv)  terminate, waive any material rights under or amend any Material Contract or Material IP Contract outside the ordinary course of business consistent with past practices, enter into any Contract that would have been a Material Contract or Material IP Contract if entered into prior to the date hereof (other than Contracts with customers entered into in the ordinary course of business consistent with past practices) or renew any Real Property Lease; (v) adopt or implement any shareholder rights plan; (vi) make or commit to make any capital expenditures or purchase of fixed assets which are, individually, in excess of $250,000 or, in the aggregate, in excess of $500,000 (provided, that in no way shall this Section 6.2 limit the ability of the Company or one of the Company Subsidiaries from making or committing to make capital expenditures to service customers in the ordinary course of business consistent with past practice, and such capital expenditure shall not be counted for purposes of the foregoing dollar thresholds); or (vii) modify the standard warranty terms for Proprietary Products or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company or any Company Subsidiary;

(f)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger) or any Company Subsidiary or make any material reductions in force;

(g)    take any action to change accounting or Tax reporting policies or procedures (including, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by changes in GAAP occurring after the date hereof or, except as so required by GAAP, change any assumption underlying, or method of calculating, any bad debt contingency or other reserve;

(h)    file any income Tax Return or make, revoke or change any material Tax election or tax year, in each case, inconsistent with past practices or settle or compromise any Tax, Lien, assessment, refund, offset or Audit; agree to an extension of a statute of limitations in connection with any Action related to Taxes; fail to file any income or other material Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; fail to pay any material amount of Taxes when due; file any material amended Tax Returns; enter into any closing agreement affecting any Tax or refund; take, or cause or permit any other Person to take, any action outside of the ordinary course of business that could reasonably be expected to increase Parent’s or the Surviving Corporation’s (or any of their Affiliates’) liability for Taxes, or result in, or change the character of, any income or gain (including any subpart F income) that Parent or the Surviving Corporation (or any of their Affiliates) must report on any Tax Return; or settle or compromise any Tax Liability;

(i)    pay, discharge or satisfy any Liabilities or Liens (other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practices) or make any material change in the Company’s cash management practices;

(j)    fail to pay material accounts payable and other material Liabilities in the ordinary course of business consistent with past practices;

(k)    other than in the ordinary course of business consistent with past practices, modify the payment terms or payment schedule of any receivables, accelerate the collection of receivables or sell, securitize, factor or otherwise transfer any accounts receivable;

(l)    revalue in any material respect any of its assets or properties, including writing down the value of inventory or writing off notes or accounts receivable (whether tangible or intangible);

(m)    except as required in the ordinary course of business consistent with past practices and subject to an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, disclose any Trade Secrets to any Person, other than representatives of Parent;

(n)    transfer to any Person any rights to any Company Intellectual Property or Proprietary Products, other than non-exclusive licenses in the ordinary course of business consistent with past practices;

(o)    enter into any operating lease with annual payments in excess of $100,000 individually or $500,000 in the aggregate (provided, that in no way shall this Section 6.2 limit the ability of the Company or one of the Company Subsidiaries from entering into any operating lease (other than Real Property Leases) to service customers in the ordinary course of business consistent with past practice, and such operating lease payments shall not be counted for purposes of the foregoing dollar thresholds);

(p)    materially reduce the amount of any insurance coverage provided by existing insurance policies;

(q)    (i) commence an Action or (ii) settle or compromise any pending or threatened Action that (1) would involve the payment of an amount greater than $250,000 or would result in a loss of revenue of an amount that would, individually or in the aggregate, reasonably be expected to be greater than $150,000, (2) involves or results in any restriction on the business or operation of the Company or any Company Subsidiary or in any loss, license or limitation of rights with respect to any Company Intellectual Property or any Intellectual Property used or held for use in the business of the Company or any Company Subsidiary (including any restriction on the use, protection, enforcement or licensing thereof by Company or any Company Subsidiary) or (3) includes any admission of fault or wrongdoing by the Company or any Company Subsidiary;

(r)    enter into any labor Contract or collective bargaining agreement;

(s)    (i) increase the compensation payable or to become payable to any of its Employees, Service Providers or directors, except for increases in the ordinary course of business consistent with past practices to non-executive Employees or Service Providers; (ii) establish or modify any existing salary, bonus, commission, severance, equity compensation or other equity arrangements or any other compensatory arrangements with any such Persons (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan) or modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof; (iii) make any loan, advance or capital contribution to, or grant any bonus, severance or termination pay to, or terminate, enter into or amend any employment, severance or similar Contract with any of its Employees or Service Providers, other than any advance of business expenses incurred in the ordinary course of business consistent with past practices and any applicable policy of the Company and other than entering into any employment Contract with any non-officer employee hired in the ordinary course of business consistent with past practices or terminating any non-officer employee in the ordinary course of business consistent with past practices, provided that no severance would be paid or payable in connection with any such termination; (iv) establish, adopt, enter into, amend, terminate or otherwise change the coverage or benefits available under, any Company Plan for the benefit of any of its Employees, other than as specifically provided by this Agreement; (v) pay or otherwise grant any unusual or extraordinary benefit or other direct or indirect compensation to any person; (vi) change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, other than with respect to subsections (i) - (vi) herein, as may be required by applicable Legal Requirements or commitments under Contracts which are existing as of the date hereof and listed in Section 6.2(s) of the Disclosure Schedule; or (vii) willfully induce or encourage any Employees or Service Providers to resign from the Company or any of the Company Subsidiaries or promote, transfer or change the employment status or titles or terms of employment of any Employees or Service Providers;

(t)    terminate the employment of any Employee or the retention of any Service Provider (other than in the ordinary course of business and consistent with past practices), hire any employees (other than non-officer employees hired in the ordinary course of business consistent with past practices) or hire, elect or appoint any officers or elect any directors, other than with respect to any director vacancy in accordance with the Company Organizational Documents or a Company Subsidiary’s governing documents, as applicable; provided, however, that notwithstanding anything to the contrary in the foregoing, the Employee whose name is set forth on Section 6.2(t) of the Disclosure Schedule shall not be terminated without Cause (as defined in such Employee’s employment agreement, which employment agreement is identified on Section 6.2(t) of the Disclosure Schedule);

(u)    terminate, amend, restate, renew, supplement or waive any rights under any Permit held by the Company or any Company Subsidiary;

(v)    forgive or cancel any Liens or terminate or waive any right of substantial value;

(w)    take any intentional action which would reasonably be expected to adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement;

(x)    enter into any partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(y)    enter into any written Contract for the development of any material Intellectual Property that will be jointly owned with or owned by another Person; or

(z)    take, or agree in writing or otherwise to take, any of the actions described in Sections 6.2(a) through 6.2(y) above.

SECTION 7
ADDITIONAL AGREEMENTS

7.1    Information Statement.

(a)    Immediately following the execution of this Agreement by the Company, the Company shall duly take all lawful action to obtain the Requisite Stockholder Approval. Promptly following the receipt of the Requisite Stockholder Approval, the Company shall deliver evidence of such approval to Parent.

(b)    As expeditiously as possible following the date hereof, the Company shall (i) complete the preparation of an information statement accurately describing this Agreement, the Merger and the provisions of Section 262 of the DGCL (the “Information Statement”), (ii) provide Parent a reasonable opportunity to review and comment on the Information Statement, and (iii) thereafter deliver the Information Statement to those Company Stockholders that did not execute the Stockholder Written Consent for the purpose of informing them of the approval of the Merger, the adoption of this Agreement in accordance with Section 228 of the DGCL and their rights under Section 262 of the DGCL. The Company shall take all actions reasonably necessary to ensure that the information furnished in any document mailed, delivered or otherwise furnished to the Company Stockholders in connection with the solicitation of their consent to, and adoption of, this Agreement and the approval of the principal terms of the Merger, including the statements in the Information Statement, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)    Prior to the Effective Time, the Company shall notify the holders of Company Stock and Company Options of the transactions contemplated hereby, to the extent required by the terms and conditions of this Agreement, the Company Organizational Documents, the Company Plans, any Legal Requirements (including the DGCL) or other agreements or instruments governing such securities and as contemplated herein.

7.2    Confidentiality; Access to Information.

(a)    Confidentiality. The Company and the Stockholder Representative shall, and the Company shall use reasonable efforts to cause each Company Securityholder that has executed and delivered the Stockholder Written Consent, the Joinder Agreement or a Warrant Termination Instrument, and each of their respective legal, financial, accounting and other representatives to, (i) treat and hold any Confidential Information as confidential and (ii) refrain from disclosing all Confidential Information to any third party (other than their legal, financial, accounting or other representatives that have a need to know and who are subject to a confidentiality obligation to the disclosing party or the Stockholder Representative). In the event that such Company Securityholder or the Stockholder Representative is requested or required to disclose any Confidential Information in connection with an Action, such Company Securityholder or the Stockholder Representative, as applicable, will notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 7.2(a). If, in the absence of a protective order or the receipt of a waiver hereunder, such Company Securityholder or the Stockholder Representative is legally required to disclose any Confidential Information, such Company Securityholder or the Stockholder Representative, as applicable, may disclose the Confidential Information to the extent so required (but only to the extent so required); provided, however, that such Company Securityholder or the Stockholder Representative, as applicable, shall permit, to the maximum extent possible, Parent to seek, prior to any such disclosure, an order or other assurance that confidential treatment will be accorded to the

Confidential Information required to be disclosed. Such Company Securityholder and the Stockholder Representative will cooperate with Parent in seeking such treatment at Parent’s expense. Notwithstanding the foregoing, such Company Securityholders and the Stockholder Representative, and their respective legal, financial, accounting or other representatives, may use and/or disclose that portion of Confidential Information included as part of subsection (b) of the definition thereof (a) as and to the extent disclosure is required by such Person to his, her or its Tax or financial advisors for purposes of complying with such Person’s Tax obligations or other reporting obligations under Legal Requirements arising out of the transactions contemplated hereby, (b) to his, her or its legal counsel or accountants, (c) to the extent disclosure is made by such Person that is an investment fund to its current or prospective partners, members or stockholders, and is limited to the results of such Person’s investment in the Company and such other information as is required to be disclosed by such Person pursuant to its partnership agreement, limited liability company agreement or comparable organizational agreement, subject in each of the foregoing cases set forth in subsections (a) through (c) to a duty or agreement of confidentiality, and (d) to the Stockholder Representative. In addition, the Stockholder Representative is permitted to share Confidential Information with the Company Securityholders and its employees, advisors or consultants (in each case who have a need to know such information), provided that such persons either (A) agree to observe the terms of this Section 7.2(a) or (B) are bound by obligations of confidentiality to the Stockholder Representative of at least as high a standard as those imposed on the Stockholder Representative under this Section 7.2(a). The Company is permitted to share Confidential Information included as part of subsection (a) of the definition thereof of the sort typically disclosed in the ordinary course of business consistent with past practices and provided that the Company obtains obligations of confidentiality with respect thereto from the recipient of any such information prior to disclosure. Upon the termination of this Agreement, the Company’s obligations with respect to Confidential Information included as part of subsection (a) of the definition thereof shall terminate.

(b)    Access to Information. During the Pre-Closing Period, the Company shall afford Parent and Parent’s Representatives reasonable access during normal business hours to its premises, properties, books, records, financial, Tax and accounting records (including, the work papers of the Company’s independent accountants following its execution of a customary access letter), Contracts, personnel, counsel, financial advisors and auditors during the Pre-Closing Period to obtain all information concerning its business, including the status of product development efforts, properties, results of operations, and personnel for purposes of this Agreement, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that in its good faith judgment (after consultation with outside legal counsel) any applicable Legal Requirements or Contract requires the Company to restrict or prohibit access to any such properties or information or would reasonably be expected to violate or compromise any attorney-client privilege of the Company or a Company Subsidiary. In addition, any information obtained from the Company pursuant to the access contemplated by this Section 7.2(b) shall constitute “Confidential Information” under the Non-Disclosure Agreement between Parent and the Company, dated May 1, 2015 (the “Confidentiality Agreement”).

(c)    From and after the Effective Time, Parent and the Surviving Corporation shall afford the Stockholder Representative and its accountants and legal counsel, upon reasonable notice, reasonable access during normal business hours to make inspection of the pre-Closing books and records of the Surviving Corporation (subject to the execution of any customary access letters) to allow the Stockholder Representative and its accountants and legal counsel to obtain information in the Surviving Corporation’s possession to the extent reasonably necessary to enable the Stockholder Representative to perform its duties under this Agreement or to comply with applicable Legal Requirements; provided, however, that Parent or the Surviving Corporation may restrict the foregoing access to the extent that in its good faith judgment (after consultation with legal counsel) any applicable Legal Requirements or Contract requires Parent or the Surviving Corporation to restrict or prohibit access to any such books or records or would reasonably be expected to violate or compromise any attorney-client privilege of Parent, the Company or any Company Subsidiary. Any information obtained by the Stockholder Representative pursuant to the access contemplated by this Section 7.2(c) shall be subject to the provisions of Section 7.2(a).

(d)    Each of the Company and Parent acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and that information provided by the Company to Parent, or by Parent to the Company, pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement shall terminate effective as of the Closing.

7.3    Public Disclosure. No press release or any public disclosure, either written or oral, of the transactions contemplated hereby or negotiations related thereto shall be made by the Company, any Company Securityholder, the Stockholder Representative or any of the Company’s Representatives, without the express prior written consent of Parent, provided that, Company Securityholders may publicly disclose information that has previously been disclosed to the public by Parent. Subject to applicable Legal Requirements, prior to the Effective Time, Parent shall reasonably consult with the Company prior to making any press release or any public disclosure, either written or oral, of the transactions contemplated hereby or negotiations related thereto.

7.4    Regulatory Filings; Exchange of Information; Notification; Reasonable Efforts.

(a)    Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all applicable Legal Requirements, and as soon as reasonably practicable after the date hereof, each of Parent, Merger Sub and the Company shall obtain or make all Consents with, any Governmental Authority in connection with the Merger and the transactions contemplated hereby, including: (i) filing of Notification and Report Form with the FTC and DOJ as required by the HSR Act as soon as practicable after the date hereof, but in any event no later than ten (10) Business Days from the date hereof; (ii) making any filings under any applicable Foreign Merger Laws as soon as practicable after the date hereof, but, with respect to any filing under Foreign Merger Laws of Germany, in any event no later than ten (10) Business Days from the date hereof; and (iii) making any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other applicable Legal Requirements relating to the Merger. Each of Parent, Merger Sub and the Company will cause all documents that it is responsible for filing with any Governmental Authority under this Section 7.4(a) to comply in all material respects with all applicable Legal Requirements. Each of Parent, Merger Sub and the Company shall cooperate to determine if requesting early termination of the applicable waiting period under the HSR Act or any applicable Foreign Merger Laws is appropriate.

(b)    Exchange of Information. Parent, Merger Sub and the Company each shall (and shall cause each of their respective Affiliates to) promptly supply the other with any information that may be required in order to effectuate or obtain any filings or other actions pursuant to Section 7.4(a). Except where prohibited by applicable Legal Requirements, and subject to the confidentiality provisions set forth in Section 7.2(a), the Confidentiality Agreement and any joint defense agreement entered into between the parties hereto or their counsel, each of Parent, Merger Sub and the Company shall (and shall cause each of their respective affiliates to) (i) consult with the others prior to taking a position with respect to any such filing or other actions, (ii) to the extent reasonably required to permit appropriate coordination of efforts, permit the others to review and discuss in advance, and consider in good faith the views of the others in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority in connection with any Action in connection with this Agreement or the transactions contemplated hereby, (iii) coordinate with the others in preparing and exchanging such information, (iv) promptly provide the others (and their counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby and (v) promptly provide the others (and their counsel) with advance notice of, and an opportunity to attend and participate in (to the extent permitted by the applicable Governmental Authority), any meeting with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby.

(c)    Notification. Each of Parent, Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any Governmental Authority in connection with any filings or other actions made pursuant hereto and (ii) any request by any Governmental Authority for amendments or supplements to any filings or other actions made pursuant to any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing or other action made pursuant to Section 7.4(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement.

(d)    Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, during the Pre-Closing Period, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to (i) cause the conditions precedent set forth in SECTION 8, SECTION 9 and SECTION 10 to be satisfied; (ii) avoid any Action by any Governmental Authority; (iii) obtain all Consents or waivers from third parties, including all applicable Consents under the Contracts (provided that, the parties will discuss in good faith procedures to pursue third party Consents with respect to the Merger, it being understood that the Company shall not make, or offer to make, or be required to make, any payment or other commitment in connection with obtaining any such Consent without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed); (iv) defend any Actions challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, including obtaining executed Joinder Agreements from each Company Stockholder. In connection with, and without limiting the foregoing, the Company and the Company Board shall use all reasonable efforts to ensure that no state takeover law or similar Legal Requirements are or become applicable to the Merger, this Agreement or any of the transactions contemplated hereby and, if any takeover statute or similar Legal Requirements are or becomes applicable to the Merger, this Agreement or any of the transactions contemplated hereby, shall use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of any such Legal Requirements on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any of its Subsidiaries to take, or agree to take, any Action of Divestiture.

7.5    Advise of Changes. During the Pre-Closing Period, Parent and the Company shall promptly advise the other party in writing to the extent it has knowledge of (a) any event or circumstance that would reasonably be expected to result in the failure by it (and, in the case of Parent, by Merger Sub) to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to or at the

Effective Time, (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (c) with respect to the Company only, any Material Adverse Effect; provided, however, that no such notification will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any Section of the Disclosure Schedule, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties or the Indemnifying Stockholders under this Agreement.

7.6    Cooperation. Subject to compliance with applicable Legal Requirements, during the Pre-Closing Period, the Company shall periodically confer with one or more Representatives of Parent to report operational matters that are material and the general status of ongoing operations, in each case with respect to the Company and the Company Subsidiaries. For the avoidance of doubt, the Company shall continue to operate its business and make business decisions independently of Parent during the Pre-Closing Period.

7.7    Notice to Warrant Holders. The Company shall notify the Warrant Holders of the transactions contemplated hereby and shall use reasonable efforts to cause each Warrant Holder to execute and deliver a warrant termination instrument (a “Warrant Termination Instrument”) prior to the Closing. Such notices and Warrant Termination Instruments shall be in form and substance reasonably satisfactory to Parent.

7.8    Company Plans.

(a)    The Company shall take all actions necessary to terminate the Company Plans listed on Section 7.8 of the Disclosure Schedule contingent upon and effective as of immediately prior to the Closing, including taking any necessary action by the Company Board to effectuate the termination of the Company’s 401(k) plan, such termination to be effective as of the date immediately prior to the Closing; provided that, the Company shall provide Parent for its review and comment advance copies of communications with the Employees relating to such termination, which review and comment shall not be unreasonably conditioned, withheld or delayed.

(b)    Prior to the Closing, the Company shall: (i) deliver to Parent its calculation of Potential 280G Benefits and (ii) use its reasonable best efforts to obtain the waiver of such Potential 280G Benefits by the recipient and (iii) if applicable, seek approval, as described in Section 280G(b)(5) of the Code and Regulations §1.280G-1 thereunder, with respect to the reinstatement of such Potential 280G Benefits if the payment or provision of such payments or benefits would reasonably be expected to result in the imposition of any excise Tax imposed under Section 4999 of the Code; provided, that the Company shall provide Parent for its review and comment advance copies of its calculations and communications by which it intends to seek such waiver and to seek requisite approval, which review and comment shall not be unreasonably conditioned, withheld or delayed.

(c)    For the twelve (12) month period immediately following the Closing Date, Parent shall provide or cause to be provided to the current Employees who are employed by Parent or one of its Subsidiaries after the Effective Time (1) employee benefits no less favorable in the aggregate than those provided to such employees immediately prior to the Closing Date or (2) substantially the same employee benefits in the aggregate as those provided to similarly situated employees of Parent. From the Closing Date until December 31, 2015, Parent shall provide or cause to be provided to Employees who are employed by Parent or one of its Subsidiaries after the Effective Time base salaries and cash incentive compensation opportunities that are at least equal to those provided to such Employees immediately prior to the Closing Date; provided, that in no event shall this sentence limit the ability of Parent or any of its Subsidiaries to make reductions to the base salaries or cash incentive compensation opportunities of such Employees in connection with an across-the board reduction of compensation applied to all similarly situated employees of Parent and/or one of its Subsidiaries. With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent in which current Employees subsequently participate, for purposes of determining eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company or a Company Subsidiary (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided that, such service shall not be recognized for purpose of accruals of benefits or to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Plan. Notwithstanding the foregoing, (i) nothing in this Agreement shall be interpreted or construed to confer upon any Employee any right with respect to continuance of employment by or other service with the Surviving Corporation, Parent or any Subsidiary of Parent, nor shall this Agreement interfere in any way with the right of the Surviving Corporation, Parent or any Subsidiary of Parent to terminate or change any Employee’s or Service Provider’s employment or other association, compensation or benefits at any time, or require the Surviving Corporation, Parent or any Subsidiary to continue the employment or services of any Employee or Service Provider following the Effective Time and (ii) nothing in this Agreement shall constitute an amendment of, or interfere in any way with, the right of the Surviving Corporation, Parent or any Subsidiary to amend, terminate or otherwise discontinue any or all plans, practices or policies of the Surviving Corporation, Parent or any Subsidiary in effect from time to time.

(d)    Parent is not under any obligation to hire or retain any Employee or Service Provider, or provide any Employee or Service Provider with any particular benefits, or make any payments or provide any benefits to those Employees or Service Providers whom the Parent chooses not to employ or subsequently terminates, except as otherwise required by applicable Legal Requirements.

(e)    Upon the Closing, Parent and/or its Affiliates shall put in place a retention pool in form and substance reasonably acceptable to the Company (the “Retention Bonus Plan”), which shall provide for the allocation, immediately following the Closing, of incentive and retention awards of Parent restricted stock units to those individuals set forth in Section 7.8(e) of the Disclosure Schedule, provided that the obligations of Parent to make such restricted stock unit awards shall be conditioned upon the approval of such awards by the stockholders of the Company as described in clause (iii) of Section 7.8(b) to the extent that such awards would be Potential 280G Benefits.

7.9    Termination of Certain Agreements. On or prior to the Closing Date, the Company shall, and shall cause each Company Subsidiary to, (a) terminate all Contracts with Related Parties set forth in Section 7.9 of the Disclosure Schedule and (b) with respect to such terminated Contracts, deliver releases executed by such Persons with whom the Company or a Company Subsidiary has terminated such Contracts pursuant to this Section 7.9 providing that such Contract with a Related Party has been terminated and is of no further force and effect and no further payments are due, or may become due, and neither the Surviving Corporation nor Parent has any Liability, under or in respect of any such terminated Contracts.

7.10    No-Shop.

(a)    The Company shall not, and shall not permit any of its Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving an Acquisition Proposal, other than the transactions contemplated by this Agreement, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any

Person, any information concerning the business, operations, Employees, properties or assets of the Company or any Company Subsidiary in connection with an Acquisition Proposal, or (iv) otherwise consent to, or cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)    During the Pre-Closing Period, the Company shall notify Parent orally and in writing promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, or any of its Representatives of any Acquisition Proposal from any Person, other than Parent or its Affiliates, or any request for non-public information relating to the Company or any Company Subsidiary or for access to the properties, books or records of the Company or any Company Subsidiary by any Person, other than Parent, its Affiliates or its Representatives. Any such notice of an Acquisition Proposal shall include the name of the proposed purchaser, the dollar amount, if any, of the purchase price of the Acquisition Proposal, its composition (i.e., cash, securities, etc.), any material contingencies (e.g., earn-out or other conditions) and any other material terms and provisions thereof.

(c)    The Company and any Company Subsidiary shall (and shall cause their respective Representatives to), immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent, its Affiliates or its Representatives) conducted heretofore with respect to any Acquisition Proposal. During the Pre-Closing Period, the Company or any Company Subsidiary shall not release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any Company Subsidiary is a party.

7.11    Reserved.

7.12    Indemnification of Officers and Directors of Company.

(a)    From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the Company Organizational Documents, the organizational documents of any Company Subsidiary and any indemnification agreement with any current or former director or officer of the Company or a Company Subsidiary as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of Company being referred to collectively as the “D&O Indemnitees”).

(b)    Prior to Closing, the Company shall obtain a binder for a six-year “tail” directors’ and officers’ liability insurance policy covering acts or omissions occurring prior to the Closing Date with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided that, such “tail” policy shall provide such coverage for six (6) years from the Closing Date and shall be obtained from the Company’s or Parent’s current insurance company or another reputable insurance company selected in good faith by the Company after consultation with Parent and the cost thereof shall be a Company Transaction Expense.

(c)    This Section 7.12 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the D&O Indemnitees, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

7.13    Form S-8. Parent shall file a registration statement on Form S-8, to the extent such form is available, for the shares of Parent Common Stock issuable with respect to each Unvested Option and each share of Converted Nonvested Option Stock assumed by Parent in the Merger as soon as administratively practicable following the Effective Time (but in no event later than thirty (30) days following the Effective Time) and shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any of such options remain outstanding.

SECTION 8
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE
MERGER

The respective obligations of each party to this Agreement to consummate the Merger and effect the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:
8.1    Stockholder Approvals. The Requisite Stockholder Approval shall have been delivered to Parent and shall not have been rescinded, revoked or changed.
8.2    No Order. No temporary restraining order, preliminary or permanent injunction or other order or judgment preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect.
8.3    Antitrust Approvals. The waiting period applicable to the consummation of the Merger (and any extension thereof) under the HSR Act and the Foreign Merger Laws of the countries set forth in Section 8.3 of the Disclosure Schedule, shall have expired or terminated early and any and all approvals under Foreign Merger Laws of the countries set forth in Section 8.3 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.
SECTION 9
ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND
MERGER SUB

The obligations of Parent and Merger Sub to consummate the Merger and effect the other transactions contemplated hereby shall be further subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver by Parent on or prior to the Effective Time of each of the following conditions:
9.1    Representations, Warranties and Covenants.
(a)(i)    Each of the representations and warranties of the Company in Sections 4.1 (Organization and Good Standing of the Company; Company Organizational Documents; Company Directors and Officers), 4.2 (Capitalization), 4.3 (Company Subsidiaries), 4.5 (Authority), and 4.6(a) (No Conflict with Company Organizational Documents) of this Agreement shall be true, complete and correct in all respects as of the date of this Agreement and at the Effective Time as though such representation or warranty had been made at the Effective Time (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date), and (ii) each of the other representations and warranties of the Company in this Agreement shall be true, complete and correct in all respects as of the date of this Agreement and at the Effective Time as though such representation or warranty had been made at the Effective Time (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date) except, with respect to this Section 9.1(a)(ii), to the extent that the aggregate effect of all such failures of such representations and warranties to be true, complete and correct (for purposes of this proviso, determining the truth, completeness or correctness of such representations and warranties without giving effect to any qualifications with respect to materiality or Material Adverse Effect (except where Material Adverse Effect appears in Section 4.9) included therein), taken together, has not had and would not have a Material Adverse Effect; and provided, further, that, nothing contained in this Section 9.1(a) or elsewhere herein shall affect a Parent Indemnified Party’s right to indemnification pursuant to SECTION 15 if the Closing occurs.
(b)    The Company and the Stockholder Representative shall have performed and complied individually and in the aggregate in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.
9.2    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
9.3    Government and Other Third Party Approvals. All notices, consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority or other Person identified in Section 9.3 of the Disclosure Schedule shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Parent, and no such notice, consent, approval, order or authorization shall have been revoked.
9.4    Litigation and Legal Requirements. There shall be no Action pending against Parent, the Company or any of their respective Affiliates by or before any Governmental Authority or any Legal Requirement enacted or deemed applicable (a) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the Merger or the other transactions contemplated hereby, (b) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation or (c) seeking to require an Action of Divestiture.
9.5    Employee Matters. The Employment Agreements executed concurrently with the execution of this Agreement shall remain in full force and effect as of the Effective Time and each person who has signed such Employment Agreements shall be able to, and shall not have indicated to Parent, the Company or any of their Representatives an unwillingness to, perform in accordance with such Employment Agreements.
9.6    Indebtedness. The Company shall have paid (or Parent shall cause to be paid as contemplated by Section 14.2) all Indebtedness owed by the Company to (i) Silicon Valley Bank (“SVB”), including any Indebtedness owing pursuant to that certain Amended and Restated Loan and Security Agreement dated as of March 15, 2013 by and between SVB, on the one hand, and the Company, Virtustream, Inc., Virtustream, Limited, Virtustream UK Limited, Network I Limited, Virtustream Canada Holdings, Inc., Virtustream Security Solutions, LLC and Virtustream Switzerland SARL, on the other hand (collectively, the “Company Borrowers”), as amended, and any agreements related thereto (collectively, the “SVB Loan Agreements”), and (ii) ORIX Ventures, LLC (“ORIX”, and collectively with SVB, the “Lenders”), including any Indebtedness owing pursuant to that certain Loan and Security Agreement dated as of March 15, 2013 by and between ORIX, on the one hand, and the Company Borrowers, on the other hand, as amended, and any agreements related thereto (collectively with the SVB Loan Agreements, the “Loan Agreements”), and the Loan Agreements shall have been terminated and any and all related Liens on the assets of the Company and the Company Subsidiaries shall have been released effective as of the payment of the pay-off amount included in the applicable pay-off letter.  The Company shall provide Parent with customary pay-off letters, in form and substance reasonably satisfactory to Parent, from each of the Lenders with respect to any Indebtedness owed to the Lenders by the Company and the Company Subsidiaries and the release of all Liens held by the Lenders on the assets of the Company and the Company Subsidiaries upon receipt of the payoff amount.

9.7    Reserved.

9.8    Reserved.

9.9    Reserved.

9.10    Dissenting Shares. Holders of no more than five percent (5%) of the Company Stock shall have exercised any appraisal or dissenters’ rights pursuant to the DGCL.

9.11    Joinder Agreements. Parent shall have received executed Joinder Agreements from the Persons listed on Section 9.11(b) of the Disclosure Schedule, and all such agreements as well as the Signing Joinders shall be in full force and effect and irrevocable as of the Closing.

9.12    Reserved.

9.13    Deliveries. Parent shall have received the items listed in Section 11.1.

9.14    Open Source Code. The Company shall have, and shall have caused the applicable Company Subsidiaries to have, removed in full the Open Source Code set forth on Section 9.14 of the Disclosure Schedule from the codebase of the xStream Proprietary Products without materially adversely affecting the functionality of the xStream Proprietary Products and shall have delivered to Parent evidence reasonably satisfactory to Parent of such removal.

SECTION 10
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Merger and effect the transactions contemplated hereby are further subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver by the Company on or prior to the Effective Time of the following conditions:
10.1    Representations, Warranties and Covenants.
(a)     Each of the representations and warranties of Parent and Merger Sub in this Agreement shall be true, complete and correct in all material respects, in each case, at the Effective Time as though such representation or warranty had been made at the Effective Time (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date), and
(b)     Parent and Merger Sub shall have performed and complied individually and in the aggregate in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.
10.2    Deliveries. The Company shall have received the items listed in Section 11.2.

SECTION 11
CLOSING DELIVERIES

11.1    Closing Deliveries of the Company. At or prior to the Closing or as otherwise indicated below, the Company shall deliver, or caused to be delivered, to Parent the following:

(a)    a certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer certifying to the effect that, as of the Effective Time, each of the conditions set forth in Sections 9.1 and 9.2 has been satisfied;

(b)    the Certificate of Merger, duly executed by the Company;

(c)    the Escrow Agreement, duly executed and delivered by the Stockholder Representative, such agreement to be in full force and effect as of the Closing Date;

(d)    a certificate of the Secretary of the Company dated the Closing Date, in form and substance reasonably satisfactory to Parent, certifying as to (i) the attached Company Organizational Documents and (ii) the attached actions taken by the Company Board and the Company Stockholders to authorize this Agreement, the Merger and the other transactions contemplated hereby;

(e)    evidence, reasonably satisfactory to Parent, that the Company has complied in all respects with the requirements under Section 228 of the DGCL and an affidavit of mailing, in such form as reasonably satisfactory to Parent, certifying that the Company has delivered to each Company Securityholder the Information Statement;

(f)    resignations, dated as of the Closing Date, of each director and, to the extent requested by Parent, each officer of the Company, effective at the Effective Time, specifying that such resignations do not effect such Person’s rights as an Employee, under any equity grants, Contract or applicable Legal Requirements;

(g)    copies of each waiver described in Section 7.8(b) and evidence, reasonably satisfactory to Parent, that the Company Stockholders (i) have approved by the requisite vote any Potential 280G Benefits in a manner that is effective under Section 280G(b)(5) of the Code and Regulation Section 1.280G.1 thereunder or (ii) have voted upon such Potential 280G Benefits and the requisite stockholder vote was not obtained with respect to the Potential 280G Benefits and that the “disqualified individuals” (as such term is defined in the Treasury Regulations promulgated under Section 280G of the Code) shall forfeit any and all Potential 280G Benefits;

(h)    evidence, reasonably satisfactory to Parent, as to the termination of the Company Plans referred to in Section 7.8 of the Disclosure Schedule;

(i)    evidence, reasonably satisfactory to Parent, as to the termination of the Contracts with Related Parties as required by Section 7.9;

(j)    (i) a certificate dated as of the Closing Date from the Company satisfying the requirements set forth in Treasury Regulation Sections 1.1445‑2(c)(3) and 1.897‑2(h), in form and substance reasonably satisfactory to Parent, certifying that the Company is not nor has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five (5) years preceding the date of the certificate and (ii) a form of notice from the Company to the IRS in accordance with the requirements of Treasury Regulations Section 1.897 2(h)(2) in form and substance reasonably satisfactory to Parent, along with written authorization for Parent, as agent for the Company, to deliver such notice form to the IRS on behalf of the Company upon the Closing;

(k)    the Payments Schedule;

(l)    (i) Schedule 11.1(l)(i), which shall list the name of each Company Securityholder whose sale of shares other than Option Stock to Parent constitutes a disqualifying disposition of shares acquired by exercise of an “incentive stock option” (as defined in section 422 of the Code),  the number of such shares, the per share exercise price for such shares, the per share fair market value of such shares at the date of vest and the amount of ordinary income to be reported in the Company Securityholders’ Form W-2 with respect thereto, (ii) Schedule 11.1(l)(ii), which shall list the name of each Company Securityholder whose sale of Vested Option Stock to Parent constitutes a disqualifying disposition of shares acquired by exercise of an “incentive stock option” (as defined in section 422 of the Code), the number of such shares, the per share exercise price for such shares, the per share fair market value of such shares on the date(s) of vesting and the amount of ordinary income to be reported in the Company Securityholders’ Form W-2 with respect thereto, and (iii) Schedule 11.1(l)(iii), which shall list the name of each Company Securityholder whose sale of Nonvested Option Stock to Parent constitutes a disqualifying disposition of shares acquired by exercise of an “incentive stock option” (as defined in section 422 of the Code), the number of such shares, the exercise price per share, and the date(s) on which such shares will vest; and

(m)    the Final Securityholder Schedule, dated and delivered to Parent two (2) Business Days prior to the Closing Date, which shall be delivered with a certificate executed by the Company’s Chief Executive Officer or its Chief Financial Officer certifying as to the calculations therein. With respect to the Closing Cash Balance, the Company shall deliver supporting bank account details as demonstrated by print-outs of account balances accessed on and delivered to Parent two (2) Business Days prior to the Closing Date, which shall be updated by supporting bank account details as demonstrated by print-outs of account balances accessed on and delivered to Parent as of the Closing Date, giving effect to any changes required as a result of the passage of time, and an illustration and explanation of any deductions to the amounts reflected therein. With respect to the calculation of the Closing Company Transaction Expenses, the Company shall deliver to Parent copies of any invoices and other accounting of such expenses.

11.2    Closing Deliveries of Parent. At or prior to the Closing, Parent shall deliver, or cause to be delivered, to the Company the following:

(a)    a certificate executed on behalf of Parent by one of its officers having the title of Vice President or above certifying to the effect that, as of the Effective Time, the conditions set forth in Section 10.1 above have been satisfied;

(b)    the Escrow Agreement, duly executed and delivered by Parent and the Escrow Agent, such agreement to be in full force and effect as of the Closing Date; and

(c)    the Retention Bonus Plan which shall be in full force and effect as of the Effective Time.

SECTION 12
SURVIVAL

12.1    Representations and Warranties of the Company and the Stockholder Representative. All representations and warranties of the Company and the Stockholder Representative contained herein or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall survive the Closing and shall expire on the date that is fifteen (15) months after the Closing Date (the “Escrow Period”) and all remedies exercisable by a Parent Indemnified Party hereunder with respect to those representations and warranties will terminate on the expiration of the Escrow Period; provided that, if any claim for indemnification has been asserted with respect to an inaccuracy or a breach of such representations and warranties prior to the end of the Escrow Period, such claim shall survive and continue in effect until final resolution of such claim. Notwithstanding the foregoing, the representations and warranties set forth in (a) Sections 4.2 (Capitalization), 4.3 (Company Subsidiaries), 4.5 (Authority) and 4.6(a) (No Conflict with Company Organizational Documents) shall survive the Closing and expire immediately after the expiration of the applicable statute of limitations, (b) Section 4.13 (Taxes) shall survive the Closing and expire ninety (90) days after the expiration of the applicable statute of limitations and (c) Section 4.19 (Intellectual Property) shall survive the Closing and expire on the date that is twenty-four (24) months after the Closing Date, and all remedies exercisable by a Parent Indemnified Party hereunder with respect to those representations and warranties in subsections (a), (b) or (c) will terminate on the expiration of applicable period; provided that, if any claim for indemnification has been asserted with respect to an inaccuracy or a breach of such representations and warranties prior to the end of the applicable period, such claim shall survive and continue in effect until final resolution of such claim (such representations and warranties in subsections (a), (b) and (c) hereof being referred to as the “Extended Representations”). The survival periods set forth in this Section 12.1 are intended to operate only as the time periods within which a Parent Indemnified Party must deliver written notice of a Parent Claim, and following such delivery, such Parent Indemnified Party shall be entitled to pursue its available remedies with respect thereto pursuant to the provisions of and subject to the limitations in this Agreement regardless of the survival periods set forth in this Section 12.1.

12.2    Covenants and Obligations of the Company, the Company Securityholders and the Stockholder Representative. All covenants and obligations of the Company, the Company Securityholders and the Stockholder Representative contained herein or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall survive the Closing and continue in full force until performed in accordance with their terms. Notwithstanding anything contained herein to the contrary any claim for indemnification pursuant to subparagraphs (b) through subparagraph (j) of Section 15.1 shall not be subject to any survival limitation and may be made at any time (any such claim or any claim for breach of any Extended Representation, an “Unlimited Claim”).

12.3    Representations and Warranties, Covenants and Obligations of Parent and Merger Sub. All representations, warranties, and pre-closing covenants and obligations of Parent or Merger Sub contained herein or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall survive the Closing and shall expire on the date that is fifteen (15) months after the Closing Date. All covenants and obligations of Parent and Merger Sub contained herein to be performed following the Effective Time shall survive the Closing and continue in full force until performed in accordance with their terms.

SECTION 13
TERMINATION

13.1    Termination Prior to the Effective Time of the Merger. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors or any authorized Committee thereof of the terminating party or parties:

(a)    by mutual written consent of each of Parent and the Company;

(b)    by either the Company or Parent if the Merger shall not have been consummated by October 22, 2015 (the “End Date”); provided that the right to terminate this Agreement under this Section 13.1(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of, or resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either the Company or Parent, if a Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Legal Requirement is final and nonappealable, as applicable;

(d)    by the Company (i) upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or (ii) if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case (i) or (ii), such that the conditions set forth in Section 10.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that, if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 13.1(d) prior to thirty (30) days following the receipt by Parent of written notice from the Company of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 13.1(d) if the Company or a Company Subsidiary shall have materially breached this Agreement or if such breach by Parent or Merger Sub or inaccuracy in Parent’s or Merger Sub’s representations and warranties is cured such that such conditions would then be satisfied);

(e)    by Parent (i) upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or the Stockholder Representative or (ii) if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 9.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that, if such inaccuracy in the Company’s representations and warranties or breach by the Company or the Stockholder Representative is curable by the Company or the Stockholder Representative prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 13.1(e) prior to the thirty (30) days following the receipt by the Company of written notice from Parent of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 13.1(e) if Parent shall have materially breached this Agreement or if such breach by the Company or the Stockholder Representative or inaccuracy in the Company’s representations and warranties is cured such that such conditions would then be satisfied); or

(f)    by Parent, if the Stockholder Written Consent representing the Requisite Stockholder Approval shall not have been obtained within twenty-four (24) hours following the execution of this Agreement or shall have been rescinded, revoked or changed.

13.2    Notice of Termination; Effect of Termination. If a party hereto wishes to terminate this Agreement pursuant to Section 13.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement. Any termination of this Agreement under Section 13.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 13.1, this Agreement shall be of no further force or effect without liability on the part of any party hereto or any of their respective officers or directors and all rights and obligations of any party hereto will cease; provided, however, that notwithstanding anything herein to the contrary (i) the provisions set forth in Sections 1.1, 1.3, 7.2(a), the last sentence of 7.2(b), 7.2(d), 7.3, this Section 13.2, SECTION 14 and SECTION 19, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability for fraud or willful misrepresentation or intentional breach of this Agreement or willful failure to fulfill any condition set forth in this Agreement prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

SECTION 14
FEES AND EXPENSES

14.1    General. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including, fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Parent or Merger Sub whether or not the Merger is consummated, (b) all Company Transaction Expenses shall be paid by the Company if the Merger is not consummated and (c) all fees, costs and expenses of the Stockholder Representative that are not Closing Company Transaction Expenses shall be paid by the Company Securityholders.

14.2    Other. Immediately following the Effective Time, Parent shall cause the Surviving Corporation (or one of Parent’s Affiliates) to pay any and all Closing Company Debt under the Loan Agreements as contemplated by Section 9.6 and Closing Company Transaction Expenses.

SECTION 15
INDEMNIFICATION

15.1    Indemnification of Parent Indemnified Parties. Following the Effective Time, each Indemnifying Stockholder shall indemnify, defend and hold harmless Parent, Merger Sub, their respective Affiliates (including, following the Effective Time, the Surviving Corporation and the Company Subsidiaries) and their respective Representatives, stockholders, successors and assigns (collectively, the “Parent Indemnified Parties”) from and against, and such Parent Indemnified Parties shall be entitled to be compensated and reimbursed for, any and all Damages based upon, arising from or related to any of the following (regardless of whether or not such Damages relate to any third party claim) (each a “Parent Claim”):

(a)    any breach of any representation or warranty made by the Company or the Stockholder Representative in this Agreement or in any document, certificate or other instrument required to be delivered by the Company or the Stockholder Representative pursuant to this Agreement as of the date hereof or as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date) (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term Material Adverse Effect (except where (w) Material Adverse Effect appears in Section 4.9, (x) material qualifies Contracts in the first sentence of Section 4.19(n), (y) material qualifies third party Intellectual Property or services in Section 4.19(x) and (z) material qualifies Company Plans, terms and Company Plan in the first sentence of Section 4.21(a)) were deleted therefrom);

(b)    any breach or non-fulfillment of any covenant or agreement in this Agreement or in any document, certificate or other instrument required to be delivered by the Company or the Stockholder Representative pursuant to this Agreement that was to be performed by (i) the Company prior to the Effective Time or (ii) the Stockholder Representative;

(c)    any amount of Company Transaction Expenses, except to the extent that such Company Transaction Expenses have been included in the calculation of Closing Total Equity Consideration in the Final Securityholder Schedule;

(d)    any amount of Excess Closing Company Debt, except to the extent that such Excess Closing Company Debt has been included in the calculation of Closing Total Equity Consideration in the Final Securityholder Schedule;

(e)    any fraud, willful misrepresentation or intentional breach of this Agreement by the Company or the Stockholder Representative;

(f)    any amount paid by Parent, the Company or the Surviving Corporation to any Company Stockholder with respect to Dissenting Shares pursuant to the DGCL in excess of the value such Person would have received in the Merger for such Dissenting Shares had such shares been converted pursuant to SECTION 3, and all interest, costs, expenses and fees incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of all dissenters’ rights under the DGCL;

(g)    any amounts that a Company Securityholder is entitled to receive in connection with the Merger pursuant to the Company Organizational Documents, the Warrants, any written or oral agreement with the Company or any other Legal Requirements in excess of the amount indicated on the Final Securityholder Schedule as the amount such Company Securityholder is entitled to receive in connection with the Merger or due to any inaccuracy therein;

(h)    any (i) Taxes of the Company or any Company Subsidiary with respect to any Tax periods ending on or prior to the Closing Date and for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 16.1) other than (A) as a result of any actions taken or elections made by Parent, the Surviving Corporation or their respective Affiliates on the Closing Date, following the Closing, that are outside of the ordinary course of business, or (B) any Vested Option Employer Tax Obligation (ii) Transfer Taxes for which the Company Stockholders are responsible pursuant to Section 16.2, (iii) Tax of any predecessor entity of the Company or any Company Subsidiary, (iv) payment of any Tax under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period beginning on or prior to the Closing Date (including any arrangement for group or consortium Tax relief or similar arrangement), (v) payment of any Tax with reference to the Tax liability of another Person in each case as a result of any obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement entered into on or prior to the Closing Date, (vi) any Taxes imposed on Parent, Merger Sub, the Company or the Surviving Corporation resulting from the Merger to the extent not withheld pursuant to Section 3.7(e) and (vii) amounts due in respect of all Reports of Foreign Bank and Financial Accounts (TD F 90-22.1), Foreign Bank Account Reports FinCEN 114, similar reports, and successor forms or reports to any of the foregoing (each an “FBAR Report”) required to be filed by the Company or any Company Subsidiary for any period beginning on or before the Closing Date, including, in the case of each of (i) through (vii), for the avoidance of doubt, all Damages associated with the investigation, review, remediation and resolution of any of the foregoing;

(i)    any claim or actions by Persons who are or were Company Securityholders, in their capacities as Company Securityholders, arising out of the authorization, execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby); and

(j)    any claim by a Company Securityholder with respect to the actions or omissions of the Stockholder Representative, including any claim for fraud or misrepresentation, breach or non-fulfillment of any representation, warranty, covenant or agreement made by the Stockholder Representative in this Agreement or in the Escrow Agreement.

15.2    Remedy; Essential Terms.

(a)    Except for indemnification in respect of Parent Claims related to the Unlimited Claims, the aggregate amount of indemnification available to the Parent Indemnified Parties under this Agreement shall be restricted to the amount of the Escrow Fund, which shall be the sole and exclusive remedy of Parent in respect of such Parent Claims; provided, however, that the aggregate amount of indemnification available to the Parent Indemnified Parties under this Agreement, the Joinder Agreements and the Stockholder Written Consents in respect of Parent Claims related to Section 4.19 (Intellectual Property) shall be limited to $200,000,000 (which amount will include any amounts paid to the Parent Indemnified Parties from the Escrow Amount if such amounts are solely in respect of Parent Claims related to Section 4.19). The liability of the Indemnifying Stockholders for indemnification hereunder shall be (x) joint and several to the extent of the Escrow Amount, and (y) thereafter, with respect to the Indemnifying Stockholders only, shall be several but not joint up to each Indemnifying Stockholder’s Pro Rata Portion of any indemnifiable Damage (which Pro Rata Portion in respect of this clause (y) shall, for the avoidance of doubt, be calculated in accordance with subsection (b) of the definition of Pro Rata Portion set forth in this Agreement). Except for indemnification in respect of Parent Claims related to fraud, willful misrepresentation or intentional breach by an Indemnifying Stockholder, such Indemnifying Stockholder shall not be individually liable hereunder (and pursuant to any indemnification provided for in his, her or its Joinder Agreement and/or Stockholder Written Consent) for more than the aggregate amount of Merger Consideration or Warrant Closing Payment, as applicable, actually received by such Indemnifying Stockholder (including amounts deemed to have been received by such Indemnifying Stockholder from the Escrow Fund and the Representative Fund, if any, and any Stockholder Debt deducted from amounts that would have been paid to any Company Stockholder but for such Stockholder Debt under Section 3.1(e)). During the Escrow Period, the Parent Indemnified Parties shall seek recovery first from the Escrow Fund for any Parent Claim. Following the Escrow Period, the Parent Indemnified Parties shall seek recovery from the Participating Holders for any Parent Claim that is an Unlimited Claim in accordance with the terms and conditions and subject to the limitations of this SECTION 15. Any indemnification provided for in Section 7 of an Indemnifying Stockholder’s Joinder Agreement, other than indemnification with respect such Indemnifying Stockholder’s obligations under Section 15.1, shall be several and not joint, and no other Indemnifying Stockholder shall have any Liability for any breach. The limitation provided in Section 15.1(b) shall not apply to any claim for indemnification with respect to an Indemnifying Stockholder’s obligations under Section 7 of such Indemnifying Stockholder’s Joinder Agreement to the extent such indemnification is in respect of claims for breaches of representations and warranties of the Indemnifying Stockholder set forth in such Joinder Agreement or breaches of any obligations set forth in such Joinder Agreement, other than indemnification obligations of the Indemnifying Stockholder under Section 15.1.

(b)    Notwithstanding anything in this SECTION 15 to the contrary, the Parent Indemnified Parties may not recover Damages in respect of any Parent Claim unless and until the aggregate amount of all such Damages exceeds $500,000 (the “Basket”), after which, the Parent Indemnified Parties shall be entitled to recover all Damages (including the amount of the Basket); provided, however, that any Parent Claim that is an Unlimited Claim shall not be subject to the Basket.

(c)    Nothing in this Section 15.2 shall limit any remedy Parent may have against any Person for fraud, willful misrepresentation or intentional breach by such Person.

(d)    The terms and conditions of this SECTION 15 constitute essential terms and conditions of this Agreement and the Merger, and approval of this Agreement by the Company Securityholders shall constitute the express agreement of each Indemnifying Stockholder with respect to the obligations of Indemnifying Stockholders pursuant to this SECTION 15.

(e)    The amount of Damages recoverable by a Parent Indemnified Party under this SECTION 15 shall be reduced, on a dollar-for-dollar basis, by any amounts actually recovered (after deducting therefrom the full amount of the out-of-pocket expenses incurred in procuring such recovery) by the Parent Indemnified Parties under third-party insurance policies (but for the avoidance of doubt, not self-insurance policies or policies issued by fronting insurance companies) or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement ) with respect to such Damages; provided, that the amount actually recovered under insurance policies or other collateral sources shall be net of costs of collection resulting from making a claim thereunder.

(f)    Notwithstanding anything to the contrary in this Agreement, the Company, the Company Subsidiaries and the Company Securityholders make no representations or warranties in respect of the existence, amount or usability of the net operating losses, capital loss carry forwards, foreign tax credit carry forwards, research and development credits, assets bases and depreciation periods of the Company or any Company Subsidiary, in taxable periods, or portions thereof, beginning after the Closing Date. In addition, the Company Securityholders shall not be liable with respect to Taxes of the Company or any Company Subsidiary attributable to Tax periods beginning after the Closing Date with respect to breaches of representations and warranties contained in Section 4.13(a), 4.13(b), 4.13(c), 4.13(d), 4.13(e), 4.13(i), 4.13(m), the first sentence of 4.13(o), 4.13(p), 4.13(s), 4.13(t), 4.13(u) (other than to the extent the breach of such representation results in the requirement of Parent, the Company or the Company Subsidiaries to repay or remit a Tax benefit received by the Company or the Company Subsidiaries prior to the Closing Date), or 4.13(v).

(g)    Except as expressly provided for herein, Parent acknowledges and agrees, on behalf of itself and the other Parent Indemnified Parties, that, should the Closing occur, its and their sole and exclusive remedy with respect to any and all claims arising under or based upon this Agreement and any document or certificate delivered in connection herewith (including any Company Stockholder Letter of Transmittal, but specifically excluding any of the Employment Agreements, the Escrow Agreement, any Joinder Agreements and any Warrant Termination Instruments), shall be pursuant to the indemnification provisions set forth in this SECTION 15.

(h)    Notwithstanding anything to the contrary in this Agreement, absent fraud, willful misrepresentation or intentional breach, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of Parent, Merger Sub or any Parent Indemnified Party, after the consummation of the Merger, to rescind this Agreement or any of the transactions contemplated hereby.

(i)    Any Damages for which any Parent Indemnified Party is entitled to indemnification under this SECTION 15 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damage constituting a breach of more than one representation, warranty or covenant. No Parent Indemnified Party shall be entitled to indemnification under this Agreement for any Damage arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Damage incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent such Damage was already reflected in the calculation of the Closing Total Equity Consideration.

15.3    Notification of Claims. If a Parent Indemnified Party has determined in good faith that any Parent Claim has occurred or is reasonably likely to occur, an authorized officer or representative of such Parent Indemnified Party, as applicable, may so notify the Stockholder Representative. Each such notice shall be in writing and shall describe with reasonable specificity, and to the extent known by the applicable Parent Indemnified Party, the nature and amount of such Parent Claim.

15.4    Third Party Actions. In the event any Action is instituted by any third party against a Parent Indemnified Party which involves or appears reasonably likely to involve a Parent Claim for which indemnification may be sought, Parent will, promptly after receipt of notice of any such Action, notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Stockholder, such Indemnifying Stockholder) of the commencement thereof (a “Third-Party Action”). The failure to so notify the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Stockholder, such Indemnifying Stockholder) of the commencement of any such Third-Party Action will not relieve the Indemnifying Stockholders from liability in connection therewith, except to the extent that such failure materially and adversely affects the ability of the Indemnifying Stockholders to defend their interests in such Third- Party Action. Except with respect to Third-Party Actions related to Taxes (“Tax Actions”), the Stockholder Representative shall have the right in its sole discretion to assume and control the defense or settlement of such Third-Party Action if (x) the remedies sought with respect to such Third-Party Action are limited solely to monetary damages and (y) the aggregate amount of monetary damages recoverable in the Third Party Action are reasonably anticipated at the time of the Stockholder Representative’s assumption of the defense of such Third-Party Action to be less than then remaining amounts in the Escrow Fund; provided that, Parent and its counsel (at Parent’s sole expense) may participate in (but not control the conduct of) the defense of such Third-Party Action; provided further that, except with the consent of Parent, (1) the Stockholder Representative shall not settle any such Third-Party Action and (2) no settlement of any such Third-Party Action shall be determinative of the amount of Damages with respect to a Parent Claim relating to such Third-Party Action. In the event that Parent has consented to any such settlement, Parent will not be entitled to make any claim under SECTION 15 for any additional amount of Damages against the Escrow Fund, or against the Indemnifying Stockholders directly, as the case may be, with respect to any such amounts paid in settlement of such Third-Party Action. For all Third-Party Actions other than as described in the foregoing sentence, including Tax Actions, Parent shall have the right in its sole discretion to assume and control the defense or settlement of such Action; provided that, the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Stockholder, such Indemnifying Stockholder) and its counsel (at such party’s sole expense) may participate in (but not control the conduct of ) the defense of such Third-Party Action; provided further that, except with the reasonable consent of the Stockholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Stockholder, such Indemnifying Stockholder), no settlement of any such Third-Party Action shall be determinative of the amount of Damages with respect to a Parent Claim relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Indemnifying Stockholders shall have no power or authority to object under any provision of this SECTION 15 to the amount of any such Parent Claim against the Escrow Fund, or against the Indemnifying Stockholders directly, as the case may be, with respect to such settlement.

15.5    Definition of Damages. For purposes of this Agreement, the term “Damages” shall mean the amount of any loss, claim, Tax, demand, compensatory damage, deficiency, lost profits, liability, judgment, royalty, fine, penalty, diminution in value, cost or expense (including costs of investigation and reasonable attorneys’, consultants’ and experts’ fees and expenses and interest and penalties awarded or imposed by a Governmental Authority) incurred, paid, accrued or sustained by the Parent Indemnified Parties, including any costs (including costs of investigation and reasonable attorneys’, consultants’ and experts’ fees and expenses) of defending any Actions or enforcing the Parent Indemnified Party’s rights under this Agreement.

15.6    Treatment of Indemnification Payments. The Company Securityholders, the Stockholder Representative and Parent agree to treat and report (and cause their Affiliates to treat and report) any payments received pursuant to this SECTION 15 as adjustments to the Total Equity Consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements. For the avoidance of doubt, the Total Equity Consideration will be treated as having been paid in full to the Company Securityholders immediately following the Effective Time, and any payments from the Escrow Fund to Parent will be treated as a refund of the excess amount paid by Parent over the reduced Total Equity Consideration.

15.7    Investigation; No Company Recourse.

(a)    The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of the Company or the Stockholder Representative in this Agreement, or any document, certificate or other instrument required to be delivered by the Company or Stockholder Representative under this Agreement shall not be affected by any investigation conducted by any Parent Indemnified Party of any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Parent Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

(b)    An Indemnifying Stockholder shall have no right of contribution or other recourse against Parent Indemnified Parties, the Surviving Corporation, the Company Subsidiaries or any of their respective Representatives, assigns or successors, for any indemnification claims asserted by any Parent Indemnified Parties, it being acknowledged and agreed that the representations, warranties, covenants and agreements of the Company are solely for the benefit of the Parent Indemnified Parties.

SECTION 16
TAXES

16.1    Pre-Closing Tax Period; Straddle Period.

(a)     All Tax Returns of the Company or any Company Subsidiary for any Tax period ending on or before the Closing Date and any Straddle Period, to the extent filed or required to be filed after the Closing Date, shall be prepared and filed by Parent. All such Tax Returns shall be prepared consistent with the past practice of the Company and the Company Subsidiaries, except as otherwise required by applicable Legal Requirements or as could not adversely affect the Company Stockholders. In the event any Tax Return reflects any amount for which the Indemnifying Stockholders could be liable under the indemnification provisions of this Agreement, such Tax Return, if due (including any extensions of time to file) more than thirty (30) days after the Closing Date, shall be submitted to the Stockholder Representative for the Stockholder Representative’s review and comment (which comment shall be considered by Parent in good faith).

(b)    Notwithstanding anything to the contrary in this Agreement, after consultation with the Stockholder Representative, Parent may file or cause to be filed any FBAR Reports required to be filed with respect to the Company and each Company Subsidiary for any period.

(c)    Neither the Parent nor any of its Affiliates shall make or change any Tax election, adopt or change any accounting method, file or amend any Tax Return, initiate discussions with

Taxing authorities, participate in voluntary disclosure agreements, or take any other action if such election, adoption, change, amendment, discussion, participation or action could reasonably be expected to have the effect of increasing the Tax liability that the Indemnifying Stockholders are required to indemnify under this Agreement, unless, in any case, Parent has first consulted with the Stockholder Representative regarding such election, adoption, change, amendment, discussion, participation or action, and has given the Stockholder Representative reasonable opportunity to participate in connection therewith.

(d)    The Company and each Company Subsidiary will, unless prohibited by applicable Tax Law, close its taxable period as of the close of business on the Closing Date. If applicable Tax Law does not permit the Company or a Company Subsidiary to close its taxable year on the Closing Date, or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (a) to the Company Stockholders for the period up to and including the close of business on the Closing Date and (b) to the Parent for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company and each Company Subsidiary as of the close of the Closing Date; provided that, exemptions, allowances, deductions or periodic Taxes (such as property or similar ad valorem Taxes) that are calculated on an annual or other periodic basis (including, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period ending after the Closing Date in proportion to the number of days in each such period.

16.2    Transfer Taxes. Any sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne 50% by Parent and 50% by the Company Stockholders. Parent shall prepare and file all necessary Tax Returns and other documentation with respect to Transfer Taxes (the “Transfer Tax Returns”) and timely remit all such Transfer Taxes; provided, for the avoidance of doubt, that Parent may seek indemnification with respect to the Transfer Taxes for which the Company Stockholders are liable pursuant to the preceding sentence. If required by applicable Tax Law, the Company Stockholders or the Stockholder Representative will join in the execution of any Transfer Tax Return.

16.3    Dispute Resolution. Any dispute, controversy, or claim between Parent, on the one hand, and the Indemnifying Stockholders or the Stockholder Representative, on the other hand, arising out of or relating to the provisions of this Agreement that relate to Taxes that cannot be resolved by negotiations between Parent and the Stockholder Representative shall be submitted to the Boston office of BDO USA, LLP (or if BDO USA, LLP cannot or will not serve, such other nationally recognized firm reasonably acceptable to Parent and the Stockholder Representative, the “Accounting Firm”) for resolution. The Accounting Firm shall control the proceedings related to the dispute resolution and may request such evidence and information as it deems necessary. The Accounting Firm shall promptly determine (it being understood that in making such determination, the Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Parent and the Stockholder Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of any Tax, fee, deduction or other amount in dispute which, absent manifest error, shall be conclusive and binding on Parent, the Stockholder Representative, the Indemnifying Stockholders and their respective Affiliates. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Parent and the Stockholder Representative, on behalf of the Indemnifying Stockholders, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total an amount equal to $1,000 and the Accounting Firm awards $600 in favor of the Stockholder Representative’s position, 60% of the costs of its review would be borne by Parent and 40% of the costs would be borne by the Stockholder Representative, on behalf of the Indemnifying Stockholders.

SECTION 17
STOCKHOLDER REPRESENTATIVE

17.1    Powers of the Stockholder Representative.

(a)    The Stockholder Representative shall have and may exercise all of the powers conferred upon him, her or it pursuant to this Agreement and the Escrow Agreement, including:

(i)    The power to execute as Stockholder Representative the Escrow Agreement and any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby;

(ii)    The power to give or receive any notice or instruction permitted or required under this Agreement or the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by the Stockholder Representative or any Indemnifying Stockholder, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Indemnifying Stockholder individually, as applicable), and to take any and all action for and on behalf of the Indemnifying Stockholders, and each of them, under this Agreement, the Escrow Agreement or any other such agreement, document or instrument;

(iii)    The power (subject to the provisions of Section 17.2 hereof) to (A) contest, negotiate, defend, compromise or settle any Actions for which a Parent Indemnified Party may be entitled to indemnification through counsel selected by the Stockholder Representative and solely at the cost, risk and expense of the Indemnifying Stockholders, (B) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Parent Claims, (C) resolve any Parent Claims, (D) take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and (E) take or forego any or all actions permitted or required of any Indemnifying Stockholder or necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement;

(iv)    The power to consult with, engage and rely on legal counsel, independent public accountants and other experts selected by him, her or it, solely at the cost and expense of the Indemnifying Stockholders;

(v)    The power to review, negotiate and agree to and authorize any payments from the Escrow Fund in satisfaction of any payment obligation, in each case, on behalf of the Indemnifying Stockholders, as contemplated thereunder;

(vi)    The power to waive any terms and conditions of this Agreement or the Escrow Agreement providing rights or benefits to the Indemnifying Stockholders (other than the payment of the consideration payable to such Indemnifying Stockholders pursuant to SECTION 3 of this Agreement) in accordance with the terms hereof and in the manner provided herein; and

(vii)    The power to take any actions on behalf of the Indemnifying Stockholders in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Stockholder Representative reasonably believes are in the best interests of the Indemnifying Stockholders.

(b)    The Stockholder Representative represents and warrants to Parent and Merger Sub that:

(i)    The Stockholder Representative has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out his, her or its obligations hereunder and thereunder;

(ii)    This Agreement has been duly executed and delivered by the Stockholder Representative and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the Company, constitutes the valid and legally binding obligation of the Stockholder Representative, enforceable against the Stockholder Representative in accordance with its terms, subject to Bankruptcy and Equity Exceptions; and

(iii)    At or prior to the Closing, the Escrow Agreement will be duly executed and delivered by the Stockholder Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by Parent and the Escrow Agent, constitutes the valid and legally binding obligation of the Stockholder Representative, enforceable against the Stockholder Representative in accordance with its terms, subject to Bankruptcy and Equity Exceptions.

17.2    Claims by Parent.

(a)    Upon receipt or notice of any Parent Claim pursuant to Sections 15.3 or 15.4, the Stockholder Representative shall give prompt notice of the amount and details thereof (to the extent of the information in his, her or its possession) to the Indemnifying Stockholders.

(b)    The Stockholder Representative shall have the discretion to take such action as he, she or it shall determine to be in the best interest of all of the Indemnifying Stockholders, taken as a whole, including authorizing the distribution to any Parent Indemnified Party of any portion of the Escrow Fund; provided, however, that, in any event, all Indemnifying Stockholders are treated in substantially the same manner with respect to amounts to be paid from the Escrow Fund.

17.3    Notices. Any notice given to the Stockholder Representative will constitute notice to each and all of the Indemnifying Stockholders at the time notice is given to the Stockholder Representative. Any action taken by, or notice or instruction received from, the Stockholder Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnifying Stockholders. Parent, Merger Sub, the Company and the Surviving Corporation may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Indemnifying Stockholders.

17.4    Agreement of the Stockholder Representative. The Stockholder Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement and the Escrow Agreement.

17.5    Reimbursement and Liability of Stockholder Representative.

(a)    Each Indemnifying Stockholder agrees to reimburse the Stockholder Representative for such Indemnifying Stockholder’s Pro Rata Portion of all reasonable out-of-pocket expenses incurred by the Stockholder Representative in the performance of his, her or its duties hereunder. Each Indemnifying Stockholder agrees that such Indemnifying Stockholder’s Pro Rata Portion of such reasonable out-of-pocket expenses may be distributed to the Stockholder Representative, on behalf of the Indemnifying Stockholders, from the Representative Fund and, to the extent the Representative Fund is exhausted, from the Escrow Fund, if any portion is remaining prior to the final release of the Escrow Fund to the Indemnifying Stockholders. The Representative Fund shall be held by the Escrow Agent for reimbursements payable to the Stockholder Representative at the request of the Stockholder Representative in accordance with the Escrow Agreement.

(b)    The Stockholder Representative shall not be personally liable as the Stockholder Representative to any Indemnifying Stockholder for any act done or omitted hereunder as Stockholder Representative while acting in good faith and without gross negligence. The Indemnifying Stockholders shall severally (but not jointly) based on each such Indemnifying Stockholder’s Pro Rata Portion indemnify and defend the Stockholder Representative and hold the Stockholder Representative harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Indemnifying Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Indemnifying Stockholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Representative Fund, and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Indemnifying Stockholders; provided, that while this section allows the Stockholder Representative to be paid from the Representative Fund and the Escrow Fund, this does not relieve the Indemnifying Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Indemnifying Stockholders or otherwise. The Indemnifying Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement.

17.6    Reliance on Stockholder Representative. Parent, Merger Sub, their respective Affiliates (including after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled to rely on the appointment of Shareholder Representative Services LLC as Stockholder Representative, effective as of the Effective Time, and treat such Stockholder Representative as the duly appointed attorney-in-fact of each Indemnifying Stockholder and as having the duties, power and authority provided for in this Agreement and the Escrow Agreement. None of Parent, Merger Sub, their respective Affiliates (including after the Effective Time, the Surviving Corporation) or the Escrow Agent shall be liable to any Indemnifying Stockholder for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Stockholder Representative. No resignation of the Stockholder Representative shall become effective unless at least twenty (20) days prior written notice of the replacement or resignation of such Stockholder Representative shall be provided to Parent and the Escrow Agent. Parent, Merger Sub, their respective Affiliates (including after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Stockholder Representative hereunder shall be appointed by a written instrument signed by Indemnifying Stockholders who would represent the Indemnifying Stockholder Threshold.

SECTION 18
RELEASE

18.1    Release. Each Indemnifying Stockholder, effective only upon the occurrence of the Closing, shall have, and hereby does, unconditionally release and forever discharge the Company, the Company Subsidiaries, Parent, Merger Sub, the Surviving Corporation and any other Subsidiary of Parent, including their respective officers, directors and employees, from (a) any and all obligations or duties the Company or any Company Subsidiary might have to such Indemnifying Stockholder, (b) any and all claims of liability, whether legal or equitable, of every kind and nature, which such Indemnifying Stockholder ever had, now has or may claim against the Company, any Company Subsidiary, Parent, Merger Sub or any other Subsidiary of Parent, in each case, in connection with this Agreement or the transactions contemplated hereby, and (c) any and all claims of liability, whether legal or equitable, or every kind and nature, which such Indemnifying Stockholder ever had, now has or may claim against the Company, any Company Subsidiary, Parent, Merger Sub or any other Subsidiary of Parent, in each case arising out of facts or circumstances occurring at any time on or prior to the Closing Date; provided, however, that such release shall exclude those claims, liabilities, obligations and duties of the Company, Parent, Merger Sub and the Surviving Corporation arising under this Agreement and any agreement entered into in connection herewith (including, without limitation, any under Section 7.12) and shall exclude, to the extent applicable with respect to any Indemnifying Stockholder who is a current Employee, (i) compensation not yet paid (including any amounts payable in connection with the consummation of the transactions contemplated by this Agreement), (ii) reimbursement for expenses incurred by any such Indemnifying Stockholder in the ordinary course of his or her employment which are reimbursable under the Company’s or the applicable Company Subsidiary’s expense reimbursement policies, (iii) accrued vacation, subject to the Company’s or the applicable Company Subsidiary’s policies on accrual and carry forward, and (iv) any remaining obligations of the Company or any Company Subsidiary to indemnify any officer or director.

18.2    Specific Term of Agreement. The terms and provisions of this SECTION 18 are specific terms of the Merger, and the approval and adoption of this Agreement and approval and adoption of the Merger by the Company Securityholders pursuant to the Stockholder Written Consent or the execution and delivery of a Joinder Agreement shall constitute approval and adoption by such Company Securityholders, as specific terms of the Merger, and the irrevocable agreement of such Company Securityholders to be bound by such terms and provisions.

SECTION 19
MISCELLANEOUS

19.1    Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) to:

if to Parent, Merger Sub or the Surviving Corporation:
EMC Corporation
176 South Street

Hopkinton, MA 01748
Attention: Office of the General Counsel

if to the Company prior to the Closing:

Virtustream, Inc.
4800 Montgomery Lane, Suite 1100
Bethesda, MD 20814
Attention: Mike Provenzano
Email: Mike.Provenzano@virtustream.com
Facsimile No.: (301) 718-7880
Telephone No.: (240) 252-1020

with a copy to:

Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention: John Mutkoski
Email: jmutkoski@goodwinprocter.com
Facsimile No.: (617) 523-1231
Telephone No.: (617) 570-1073

if to the Stockholder Representative:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile No.: (303) 623-0294
Telephone No.: (303) 648-4085

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three (3) days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid. Any notice to be given to any Indemnifying Stockholders hereunder shall be given to the Stockholder Representative or, if for any reason there ceases to be a Stockholder Representative, to each Indemnifying Stockholder.
19.2    Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties hereto may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the other parties hereto; provided that, Parent and Merger Sub (including the Surviving Corporation) may, without obtaining the prior written consent of the Company or the Stockholder Representative, assign any of its rights or delegate any of its obligations under this Agreement following the Effective Time to (a) any Affiliate of Parent or (b) any successor of such party by merger, by purchase of all or substantially all of the assets or stock of Parent or otherwise. The Company and Stockholder Representative shall execute such acknowledgements of such assignments in such forms as Parent or Merger Sub (including the Surviving

Corporation) may from time to time reasonably request. Any purported assignment or delegation of rights or obligations in violation of this Section 19.2 is void and of no force or effect.
19.3    Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court is hereby irrevocably authorized to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.
19.4    Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns, except if the Effective Time occurs (i) the Parent Indemnified Parties not party hereto are entitled to the rights and remedies of third party beneficiaries with respect to SECTION 15 and (ii) the D&O Indemnitees are entitled to the rights and remedies of third party beneficiaries with respect to Section 7.12.
19.5    Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby or in connection with to any matter which is the subject of this Agreement, including the validity hereof and the rights and obligations of the parties hereunder, in all cases, whether in contract or in tort, shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely in such Commonwealth (without giving effect to the conflicts of laws provisions thereof); provided, however, that the Merger shall be governed by the DGCL. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in the Commonwealth of Massachusetts over any Action arising out of or in connection with this Agreement or any of the transactions contemplated hereby or related to any matter which is the subject of this Agreement and each party hereto hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such Action brought in such court or any claim that such Action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any Action by delivery of a copy thereof in accordance with the provisions of Section 19.1 and consents to the exercise of jurisdiction of the courts of the Commonwealth of Massachusetts over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.
19.6    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
19.7    Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including, the Employment Agreements, the Joinder Agreements, the Warrant Termination Instruments and the Escrow Agreement and the Confidentiality Agreement), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersede any prior understandings, negotiations, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof is binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.
19.8    Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the parties hereto, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after approval and adoption of this Agreement and the Merger by the Company Stockholders and without their further approval, no amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any share of Company Stock. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
19.9    Specific Enforcement. It is agreed and understood that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached by a party hereto, the other party hereto would be damaged irreparably. Accordingly, the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at law or in equity.
19.10    Conflicts If the Stockholder Representative so desires, Goodwin Procter LLP shall be permitted, without the need for any future waiver or consent, to represent the Stockholder Representative or any Indemnifying Stockholder in any matter related to this Agreement, the Escrow Agreement or any Joinder Agreement and/or any disagreement or dispute relating thereto (including claims for indemnification thereunder).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.
EMC CORPORATION
By: /s/ Howard Elias
Name:    Howard Elias

Title:	President & Chief Operating Officer,
Global Enterprise Services

EMBRACE MERGER CORPORATION
By: /s/ C. Matthew Olton
Name:    C. Matthew Olton

Title:	Authorized Signatory
VIRTUSTREAM GROUP HOLDINGS, INC.
By: /s/ Rodney J. Rogers
Name:    Rodney J. Rogers

Title:	Chairman & Chief Executive Officer

STOCKHOLDER REPRESENTATIVE
SHAREHOLDER REPRESENTATIVE SERVICES
LLC, solely in its capacity as the Stockholder
Representative

By:     /s/ Sam Riffe
Name:      Sam Riffe
Title: Executive Director

[Signature Page to Agreement and Plan of Merger]